UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-1/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Two Rivers Water Company
(Exact name of registrant in our charter)
Colorado	0100	13-4228144
(State or Other Jurisdiction of	(SIC Code)	(I.R.S. Employer
Incorporation or Organization)		Identification Number)
 2000 South Colorado Boulevard, Tower 1, Suite 3100
Denver, Colorado  80222
(Address of Principal Executive Offices including Zip Code)
303-222-1000
(Issuer's Telephone Number)

COPIES OF ALL COMMUNICATIONS TO:

Wayne Harding, CFO
Two Rivers Water Company
2000 South Colorado Blvd., Tower 1, Suite 3100
Denver, CO 80222
 Tel: 303-222-1000/Fax: 303-845-9400

SEC File No. 333-176932

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box:   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer ☐	Accelerated Filer ☐
Non-accelerated filer ☐	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered	Proposed maximum offering price per share(1)(2)	Proposed maximum aggregate offering price(2)	Amount of registration fees
Common Stock, $0.001 par value per share	2,122,800	$2.50	$5,307,000	$616.15

(1)	Exercise price for the common shares underlying warrants.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-1/A (this “Post Effective Amendment No. 1”) is being filed pursuant to Section 10(a)(3) of the Securities Act to update the Form S-1/A Registration Statement (Registration No. 333-176932), which was previously declared effective by the Securities and Exchange Commission on January 26, 2012, to include the audited financial statements and the notes thereto included in the Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011 and to update certain other information in such Registration Statement.  No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of such Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed securities and exchange commission is effective. This prospectus is not an offer to sell the securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated October 1, 2012

______________

PROSPECTUS
_______________

Two Rivers Water Company

2,122,800 Shares of Common Stock Underlying
2,122,800 Warrants to purchase one share of Common Stock each for $2.50 per share
Par Value $.001 Per Share

We are registering 2,122,800 common shares that may be issued upon the exercise of our outstanding Class B Warrants at a purchase price of $2.50 per share.  The Warrants were issued to investors in connection with a private placement of our Series B Convertible Participating Notes.   If the Warrants are exercised, we will receive all of the proceeds at the rate of $2.50 per share issued.  There is no minimum number of Warrants that must be exercised and there is no provision for escrowing any funds pending a minimum number of Warrants being exercised.  All funds paid to exercise any Warrants will be deposited directly into our operating account.  We will not receive any proceeds from the sale of the common stock underlying the Warrants.   The solicitation of the exercise of our Warrants is being handled by us.  Our common shares trades on the OTC QB exchange under the symbol "TURV" and on October 1, 2012 last traded at the price of $1.65 per share.  We cannot estimate the number of Warrants, which may be exercised, if any, nor therefore the gross or net proceeds of the Warrants offering which we might receive.

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR CERTAIN INFORMATION YOU SHOULD CONSIDER BEFORE YOU PURCHASE THE SHARES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is October 1, 2012

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

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Dealer Prospectus Delivery Obligation

Until October 26, 2012 (the 25th day after the date of this prospectus), all dealers that affect transactions in these securities, whether were not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The principal executive offices of Two Rivers Water Company are located at 2000 S. Colorado Blvd., Tower 1, Suite 3100, Denver, CO 80222 and the telephone number at this address is 303-222-1000. Our website address is www.2riverswater.com. Information on, or assessable through, our website is not part of, and will not be deemed to be incorporated into, this prospectus or the registration statement of which this prospectus forms a part. Investors should not rely on any such information in deciding whether to purchase our common stock.

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v

PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in this prospectus. It does not contain all of the information that may be important to you in making an investment decision. You should read this entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors” and the financial data and related notes included elsewhere in this prospectus, before making a decision to invest in our common stock.

Unless the context requires otherwise, references in this document to “Two Rivers Water Company,” “Two Rivers,” “We,” “Our,” “Us” or the “Company” is to Two Rivers Water Company and its subsidiaries.

About Our Company

Two Rivers Water Company acquires and develops high yield irrigated farmland and associated water rights and infrastructure in the watershed of the Huerfano and Cucharas Rivers in Southeastern Colorado.  This combined watershed encompasses approximately 1,860 square miles and extends from the eastern crest of the Continental Divide in the Spanish Peaks and Sangre de Christo Mountains to the Huerfano River’s confluence with the Arkansas River, just downstream of Pueblo, Colorado. The elevations in the watershed thus begin at more than 14,000 feet above sea level to approximately 4,500 feet at the confluence.  As noted, the Huerfano and Cucharas Rivers are tributaries of the Arkansas River, which, in turn, is a tributary of the Mississippi River.   The Arkansas River basin is subject to legal administration under the 1948 compact between Colorado and Kansas.

In acquiring land and water assets in the Huerfano/Cucharas watershed, the Company plans to create an integrated system in which our farming assets and water assets work in synergy.  Our primary focus is the profitable production of annual crops.  As we build our agriculture business, we also acquire agriculture water rights.  In times of municipal need, we can deploy rotational farm fallowing and other conservation methods so as to reduce the need for irrigation water and thereby make surplus water available to support water users along Colorado’s Front Range.  Thus, our secondary focus is to integrate our water system with urban water delivery systems serving the Front Range.

The Company has already acquired and begun to refurbish a significant portfolio of land and water assets, some of which were first brought into use more than 100 years ago.  Because older, more senior water rights are accorded preference under Colorado water law and regulation, and because refurbishment of continuously operating facilities is more readily permitted than new construction, redevelopment of mature rights and facilities is economically and operationally preferable to establishing new rights and facilities.  Moreover, by managing an integrated land/water system in the watershed, the Company believes it has established a sustainable competitive advantage both in its farming business and in its water supply and management business.  The Company seeks to generate profits by developing each of these lines of business in tandem and in long-term balance.  However, the Company will require additional capital in order to acquire and refurbish additional assets so as to attain critical mass and achieve positive cash flow.

In 2009 and 2010, the Company accumulated, through a series of transactions, a 91% interest in the Huerfano Cucharas Irrigation Company (“Mutual Ditch Company”), a mutual irrigation company incorporated in 1944.  The Company’s acquisition of the Mutual Ditch Company shares involved the payment of cash, the issuance of seller take-back notes and the issuance of 7.5 million shares of the Company’s common stock.  The aggregate purchase price, calculated as $22,018,000, is supported by an independent appraisal commissioned by the Company following our acquisition of the Mutual Ditch Company’s shares.  Based on our controlling position, the Company has assumed effective management of the Mutual Ditch Company and, along with the residual minority shareholders, is refurbishing an extensive storage and irrigation system to support its farming operations in Huerfano and Pueblo Counties.

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During 2011, the Company also purchased through various transactions that concluded with the purchase of the Orlando Reservoir No. 2 Company, LLC (“Orlando”), for a combination of cash and stock, the Orlando Reservoir and Butte Valley water rights as well as a small amount of nearby farmland.  During the year ended December 31, 2011, the Company commenced a construction project to refurbish and improve the Orlando Reservoir; the project was completed and successfully tested in February 2012.  Similarly, the Company is incrementally refurbishing diversion, storage and distribution facilities throughout its water asset portfolio with the overall objective of improving the portfolio’s efficiency, reliability and operational flexibility.

As of the date of this annual report, the Company has the operable right to store 15,000 acre-feet of water1 within the Huerfano and Cucharas Rivers watershed.  When the Company’s reservoirs are fully restored, we will have the operable capacity and legal right to store in excess of 70,000 acre-feet of water.  Similarly, based on its portfolio of water rights, some of which are more senior than others, the Company has the right to divert from the natural flows of the two rivers in excess of 90 cubic feet per second.  Seasonal variability in the natural flow of the rivers, as well as the priorities of other water users in the system, limits the Company’s ability to divert the decreed amounts of water on a continuous basis.  The Company’s current water rights produce a long-term historic average annual diversion of approximately 15,000 acre-feet of water which produces 9,661 acre-feet of consumptive use at the plant, an amount sufficient to fully irrigate approximately 3,000 acres of corn or organic alfalfa.

The 15,000 acre-feet average is based on a 50+ year period of record and also relies on historic studies of these rights by a variety of engineers at various times.  It is common practice within the water industry in Colorado to use long periods of time to create reliable averages of water flow.  The Company believes that using averages relating to only recent years can be misleading.  If one of those years was particularly dry or wet, it would skew the averages.  For example, in four out of the last ten years, there has been an extreme drought in the Western United States and in the Arkansas River watershed, our area of operations.  Due to this drought condition, our flow  averages for the most recent ten, five and three fiscal years are 8,200 AF, 10,500 AF and 10,400 AF, respectfully.  A similar request for the same averages for the decade beginning in 1980 would be about approximately 15,900 AF, 18,500 AF and 17,200 AF.

Consumptive use is the transferable component of a water right, and is often the measure of value for a water right.  It is measured by the amount of water consumed by the plants.  For farmland that has been out of production, the amount can increase over time.  However this report shows the current historic consumptive use in our water portfolio.

The Company currently owns approximately 4,915 gross acres of irrigable farmland within the watershed of the Huerfano and Cucharas Rivers.  During the current growing season, the Company is growing, harvesting and selling a variety of crops from 405 acres irrigated from the Bessemer Ditch and is also growing roughly 150 acres of sorghum irrigated from the water rights acquired with the Orlando.

Each acre of irrigated farmland is capable of producing approximately six tons of alfalfa during a typical annual growing season.  The Company plans to acquire and develop in excess of 25,000 acres of such farmland within the Huerfano/Cucharas watershed within the next five years, subject to capital availability and operational constraints.

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The Company’s ownership and control of water rights, water storage facilities and diversion canals in proximity to its irrigable farmland gives the Company a unique and sustainable economic advantage within our Southeastern Colorado sphere of farm operations.  The Company’s water assets also have inherent advantages compared to other water assets which are tributary to the Arkansas River as a result of our assets’ seniority, entitlements, elevation and proximity to Front Range communities and water conveyance facilities.  To capitalize on these advantages, the Company plans to refurbish the Cucharas Reservoir as well as smaller reservoirs currently under our ownership and control which, together with our diversion rights and facilities will allow us to store an additional 55,000 acre-feet of water (over and above our 15,000 acre-feet of currently operable storage) in the two rivers watershed within the next five years.  The additional water storage will provide reliability during dry years and dry seasons, enabling the Company to expand our farming operations to maintain balance between irrigable land and available irrigation water.

In February 2012, the Company received approval of a plan that allows use of water leased from Pueblo Board of Water Works to be stored in its reservoirs and used to irrigate farmlands in Huerfano and Pueblo County. The administrative approval follows an application filed in the Water Court by Two Rivers in December 2011 to capture high river flows during the spring runoff to make it available for farming later in the summer. The Pueblo Board of Water Works lease is for a five year period to allow Two Rivers to invest in modernizing its farms and upgrade the condition of the reservoirs. The lease period will also provide an opportunity to collaborate with other regional water purveyors by establishing the validity of the exchange.

Two Rivers Water Company plans to operate two core businesses, organic crop production from potentially high yield irrigated farmland and water supply to municipal markets in Huerfano County and the Front Range of Colorado.  The Company’s initial crop production will consist of organic premium to supreme alfalfa hay and, potentially, exchange traded grains.  The Company may also initiate production of organic vegetable and fruit crops following further development of its water asset portfolio.  Based on rotational farm fallowing and other advanced agronomy, the Company expects to be able to support long-term crop production and to supply water on a highly reliable basis for municipal water users within Southeastern Colorado.

The Company has aggressively expanded operations through various funding mechanisms, which include debt, convertible debt and equity capital.  Since inception, the Company has raised and invested over $30 million in assembling and improving assets necessary to support its two integrated businesses.  The Company plans to raise an additional $100 million to support expansion over the next five years in order to fully develop the high yield irrigated farmland and water assets within and in proximity to the Huerfano/Cucharas watershed.  We cannot make any assurances that we will be able to raise such funds or whether we would be able to raise such funds on terms that are acceptable to us.

The Company is developing a business model whereby it acquires and develops agricultural assets (both land and associated water rights and facilities) to create a profitable, synergistic relationship between crop production and other water uses in the arid western regions of the United States.

Competition

The property rights to use water in Colorado have been fully appropriated to beneficial uses (such as agriculture irrigation and municipal and industrial applications) under court decrees and state regulation according to the prevailing Prior Appropriation Doctrine in which more senior (older) water rights take precedence in times of shortage over junior (newer) water rights..  Notwithstanding significant conservation, growth in Colorado with related incremental demands for water has made the rights to divert, convey, store and use water relatively scarce and valuable.  There is significant competition for the acquisition and redeployment of historic water rights.  Many competitors for the acquisition of such rights have significantly greater financial resources, technical expertise and managerial capabilities than the Company and, consequently, we could be at a competitive disadvantage in assembling, developing and deploying water assets required to support our businesses.  Competitors' resources could overwhelm our efforts and cause adverse consequences to our operational performance.  To mitigate such competitive risks, the Company concentrates its efforts in the Huerfano and Cucharas River watershed where its local knowledge and control of a portfolio of water rights, storage facilities, distribution canals and productive farmland create a somewhat protected geographic niche.

1 An acre-foot of water is the amount of water required to cover one acre to a depth of one foot.  An acre-foot of water contains 325,851 gallons, generally considered enough water to supply two average households for a year.  Annual irrigation of alfalfa in Southeastern Colorado consumes approximately three acre-feet of water per acre of crop.

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Capital Structure

Our articles of incorporation, as amended, authorize us to issue up to 100 million shares of $0.001 par value common stock and up to 10 million shares of preferred stock.  At the present time 23,884,684 shares of our common stock are issued and outstanding and no shares of preferred stock are outstanding.

Additionally, we have issued convertible bonds in two series as follows:

•
Series A:  $2,000,000 convertible, participatory debt, due March 31, 2014.  Interest only at 6% per annum and participation in 1/3 of crop profit after expenses, convertible into the Company’s shares at $2.50/share.

•
Series B: $5,250,000 convertible, participatory debt, due June 30, 2014.  Interest only at 6% per annum and participation of 10% of the net crop revenue (gross selling price less the direct cost of sales, before farming expenses).  Series B can convert into the warrants (“the Series B Warrants”) to acquire the Company’s shares at $2.50/share.  Conversion of Series B Warrants would cause the issuance of up to 2,122,800 common shares that are the subject of this registration.

Additionally, we in early 2012 we issued convertible bridge loans totaling $3,994,000.  Holders of the bridge loan have a conversion right to convert the debt at the same price per share as the next equity raise of the Company.  This right expires one year from the expected equity offering.

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The Offering

Securities offered by us:                                                                    2,122,800 Shares underlying 2,122,800 Warrants exercisable at $2.50/share.

Common stock to be outstanding after this offering:                                                                                               26,007,482*

Description of Securities:
Each Series B Warrant entitles the owner to purchase one share of our $0.001 par value common stock for $2.50 per share on or before December 31, 2012.  The Series B Warrants are callable under certain conditions.  (See Description of Our Securities -“Series B Warrants”.)

Use of proceeds:
We intend to use the net proceeds, if any, from the exercise of the Series B Warrants to purchase additional water rights and farmland and to pay for farm development and refurbishment of our water diversion, conveyance and storage facilities as set forth under "Use of Proceeds."

Risk factors:	Investing in our common stock involves a high degree of risk. See "Risk Factors" for a discussion of factors you should carefully consider before deciding to invest in our common stock.

OTC QB Symbol:	Common Stock: “TURV”

*Assumes the exercise of all 2,122,800 Warrants and all of the outstanding Rights.

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Summary Consolidated Financial Data

The following table sets forth the summary consolidated financial data of Two Rivers Water Company and its subsidiaries for the years ended December 31, 2011 and 2010 which has been derived from the audited financial statements included elsewhere in this prospectus. The following table also presents the summary consolidated financial information of Two Rivers Water Company and its subsidiaries for the six months ended June 30, 2012 and June 30, 2011, which have been derived from the unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, including normal recurring adjustments, necessary for a fair presentation in all material respects of the information set forth therein.  Results for any historical data are not indicative of results for the future.

This summary consolidated financial data should be read in conjunction with, and is qualified by reference to, “Use of Proceeds”, "Capitalization", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

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Two Rivers Water Company, Summary Financial Information in 000s.

	Year Ended December 31		Six Months Ended June 30 (unaudited)
	2011	2010	2012	2011

Statement of Operations Data:
Net Sales	$105	$196	$47	$48
Cost of Sales	97	285	-	-
Gross Profit	8	(89)	47	48
Operating Expenses:
General and administrative	6,546	7,494	4,631	2,836
Depreciation and amortization	102	24	128	49
Total operating expenses	6,648	7,518	4,759	2,885
Operating Profit (Loss)	(6,640)	(7,607)	(4,712)	(2,837)
Other income (expense)
Interest expense	(1,298)	(744)	(1,561)	(383)
Gain (Loss) on extinguishment of notes payable	196	-	-	-
Gain on bargain purchase	1,736	-	-	-
Other income (expense)	(9)	(165)	(333)	(180)
Total other income (expense)	625	(909)	(1,894)	(563)
Net (Loss) from continuing operations before taxes	(6,015)	(8,516)	(6,606)	(3,400)
Income tax (provision) benefit	-	-	-	-
Net (Loss) from continuing operations	(6,015)	(8,516)	(6,606)	(3,400)
Discontinued Operations
Loss from operations of discontinued real estate and mortgage business	(132)	(946)	-	(31)
Income tax (provision) benefit	-	-	-	-
(Loss) on discontinued operations	(132)	(946)	-	(31)
Net (Loss)	(6,147)	(9,462)	(6,606)	(3,431)
Net loss (income) attributable to the noncontrolling interest	(51)	(4)	(4)	(24)
Net (Loss) attributable to Two Rivers Water Company	$(6,198)	$(9,466)	$(6,610)	$(3,455)

(Loss) Per Share - Basic and Dilutive:
(Loss) from continuing operations	$(0.27)	$(0.60)	$(0.28)	$(0.16)
(Loss) from discontinued operations	-	(0.07)	-	-
Total	$(0.27)	$(0.67)	$(0.28)	$(0.16)

Weighted Average Shares Outstanding:
Basic and Dilutive	22,156	8,959	23,374	21,054

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RISK FACTORS

Risk Factors Related to Forward Looking Statements

           Statements made in this filing may not be historical facts and may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

The Company believes that, in making any such statement, our expectations are based on reasonable assumptions; however, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.

When used in this prospectus or any presentation concerning the offering of shares through conversion of Series B, the words "anticipates," "believes," "expects," "intends," "plans," "estimates," and similar expressions, as they relate to the Company, Two Rivers, or the management of either the Company or Two Rivers, are intended to identify such forward looking statements.  Forward-looking statements made in this prospectus and during any presentation concerning the offering of shares through conversion of Series B speak only as of today’s date.  The Company and Two Rivers expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

The Company’s securities are highly speculative and should be purchased only by persons who can afford to lose their entire investment.  Readers should carefully consider the following risk factors, as well as all other information set forth elsewhere in this prospectus, in relation to the shares of the Company’s common stock.

Company Risk Factors

Two Rivers can give no assurance of success or profitability to investors.

There is no assurance that the Company will operate profitably. There is no assurance that the Company will generate revenues or profits, or that the market price of its common stock will be increased thereby.  During the year ended December 31, 2011, the Company incurred a net loss of $6,198,000, and during the year ended December 31, 2010, the Company recognized a net loss of $9,466,000.  The Company’s cumulative net loss from operations since January 1, 2009 is $18,590,000.

Two Rivers has a relatively short operating history, so investors have no way to gauge our long-term performance.

The Company is in the early stages of acquiring farm and water assets.  We have not yet produced any significant crops and have not generated any significant revenue.  Although the Company has hired experienced personnel, there can be no assurance that the Company will be successful in either our Farming Business or our Water Business.

We may in the future issue more shares which could cause a loss of control by present management and current stockholders and/or dilution to investors.

There may be substantial dilution to our shareholders as a result of future decisions of our Board to issue shares for cash, services, or acquisitions at prices solely determined by our Board.  Such issuance, up to the 100 million shares authorized, would not require shareholder approval.  Additionally, upon issuance, such shares could represent a majority of the voting power and equity of the Company. The result of such an issuance could be that new stockholders would control the Company and could replace management and otherwise direct the affairs of the Company.

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Officers and directors may have conflicts of interest which may not be resolved favorably to the Company.

Our officers and directors have a fiduciary duty of loyalty to disclose to the Company any business opportunities related to our businesses which come to their attention in their capacities as an officer and/or director.  Excluded from this duty, however, would be opportunities which a director learns about through his involvement as an officer or director of another company.  (See "Certain Relationships and Related Transactions" at page 51).

Certain conflicts of interest may exist between the Company and our Officers and Directors.  Our Directors have other business interests to which they devote their attention and may be expected to continue to do so  As a result, conflicts of interest may arise that can be resolved only through exercise of such judgment as is consistent with fiduciary duties to the Company.  See “Management and Board of Directors” (page 48) and "Certain Relationships and Related Transactions" at page 51).

The inability to attract and retain qualified employees could significantly harm our business.

The market for skilled executive officers and employees knowledgeable in agriculture and water rights is highly competitive and historically has experienced a high rate of turnover. Competition for quality officers and employees may lead to increased hiring and retention costs.  In order to mitigate these risks, the Company has entered into employment contracts with its CEO, COO and CFO.

The Company has agreed to indemnify our officers and directors as is provided by Colorado Statutes.

Colorado Statutes provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with any activities on our behalf.  The Company will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person's promise to repay us therefore if it is ultimately determined that any such person shall not have been entitled to indemnification.  This indemnification policy could result in substantial expenditures by us that we may be unable to recoup.

Our directors' liability to us and shareholders is limited.

Colorado Revised Statutes exclude personal liability of corporate directors for monetary damages for breach of fiduciary duty except in certain specified circumstances. Accordingly, in the event of such a breach, the Company will have a much more limited right of action against a director than would be the case in many other jurisdictions.  This provision of Colorado law does not limit or expand the responsibilities of any director under federal or applicable state securities laws.

The Company depends upon outside advisors, who may not be available on reasonable terms and as needed.

To supplement the business experience of the Company’s officers and directors, we routinely employs accountants, technical experts, appraisers, attorneys, or other consultants or advisors.  Our Board, without input from stockholders, makes the selection of any such outside advisors.  Furthermore, the Company anticipates that such outside advisors will be engaged on an "as needed” basis without a continuing fiduciary or other obligation to us.   When the Company considers it necessary to hire outside advisors, it may elect to hire persons who are affiliates of the Company or of our officers or directors, if they are able to provide the required services on appropriately competitive terms.

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Previous material weaknesses in our internal control over financial reporting and disclosure controls and procedures might have had an impact the reliability of our internal control over financial reporting.

Our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2010, and this assessment identified material weaknesses in our internal control over financial reporting. As a result, our management concluded that our internal control over financial reporting was not effective as of December 31, 2010.  Therefore, for the year ended December 31, 2010, material weaknesses and other control deficiencies in our internal control over financial reporting and disclosure controls and procedures have led to restatements of our consolidated financial statements. Since the identification of the material weaknesses, we have implemented and are continuing to implement various initiatives intended to improve our internal control over financial reporting and disclosure controls and procedures to address these material weaknesses.

In 2011, we hired internal control consultants, and together we have analyzed and documented our processes for all business units and the establishment of formal policies and procedures with necessary segregation of duties.  Based on these controls, management believes there is proper internal control over financial reporting as of December 31, 2011.

Our success will depend, to a large degree, on the expertise and experience of the members of our management team.

Our success in identifying business opportunities and in acquiring, developing and managing assets to generate profits is, to a large degree, dependent upon the expertise and experience of the management team and our directors and their collective ability to attract and retain quality personnel as the Company develops.

Risk Factors Relating To The Farm and The Water Business

Insufficient funds to develop the Farming Business

To date, the Company has relied entirely on borrowing and capital raising to expand its Farming Business.  The Company might not have enough incremental funds to continue to expand its Farming Business so that it reaches profitability, and the expansion of the Farming Business is dependent upon raising incremental funds.  Without the expansion of the Farming Business, the Company will not be able to meet the principal and interest expenses on its existing obligations nor sustain its general and administration expenses.  No assurance can be given that sufficient incremental funds will be available on acceptable terms to fund development of our Farming Business.

The Farming Business requires significant capital expenditures.

The Farming Business is capital intensive, particularly in the land and water acquisition phase and in the redevelopment of the land and rehabilitation of water infrastructure.  On an annual basis, we could spend significant sums of money for additions to, or replacement of, land, land improvements, irrigation and farming equipment.  We must obtain funds for these capital projects from operations or new capital raises.  We cannot provide assurance that available sources of funds will be adequate or that the cost of funds will be at levels permitting us to earn a reasonable rate of return.

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Two Rivers Water Company has substantial competitors who have an advantage over the Company in resources and management.

Most of our competitors in both the farming industry and in the water resource management business have significantly greater financial resources, technical expertise and managerial capabilities than us and, consequently, the Company may be at a competitive disadvantage in identifying and developing or exploring suitable business opportunities and/or acquisitions.  Competitors’ resources could overwhelm our restricted efforts and adversely impact our operational performance.  The Company has attempted to mitigate this risk by concentrating its business efforts in the Huerfano/Cucharas watershed where, by virtue of our local knowledge and our control of water rights, infrastructure and farmland, we enjoy competitive advantages within our geographic niche over larger, better funded companies.

The Company has little operating history in the Farming Business, so investors have no way to gauge our long-term performance.

The Company has little experience in the Farming Business in Colorado.  Although the Company employs experienced farmers, to date, the Company has farmed approximately 400 acres for only one year which produced approximately 170 bushels of feed corn per acre.  Therefore, its business plan should be considered highly speculative.

Dry weather or droughts may adversely affect the collection of our water and ability to grow crops.

Water to grow our crops is obtained primarily from surface runoff and stream flows.  In dry years or droughts less water may be available to supply our farming lands and less water may be available for sale/lease, which could substantially impact revenues and cause losses.

Crop insurance may not be available or not be adequate to cover losses.

Certain crops and certain land locations are either not eligible or eligible at a reduced level for crop insurance.  We intend to grow crops in areas where full insurance is available, but the consistent availability and reasonable cost of such insurance cannot be guaranteed.  Further, if an insurance claim is made, the amount of funds received might not be sufficient to cover costs and provide debt service.

Adverse weather conditions, natural disasters, crop disease, pests and other natural conditions can impose significant costs and losses on our business.

Crops in the field are vulnerable to adverse weather conditions, including hail storms, high winds, tornados, early and late snow storms, floods, drought and temperature extremes, which are quite common but difficult to predict.  In addition, crops are vulnerable to disease and to pests, which may vary in severity and effect, depending on the stage of production at the time of infection or infestation, the type of treatment applied and climatic conditions.  Unfavorable growing conditions can reduce both crop size and quality.  These factors can directly impact us by decreasing the quality and yields of crops, increasing our costs and decreasing revenue and gross margins, which may have a material adverse effect on our business, results of operations and financial condition.

We operate in areas subject to natural disasters.

We operate in an area that is prone to floods, droughts and other natural disasters.  While we plan to maintain insurance policies to help reduce our financial exposure, a significant seismic event in Southeastern Colorado, where our operations are concentrated, or other natural disasters in Colorado could adversely impact our ability to deliver labor to the crops, deliver crops to the marketplace, and receive water and could adversely affect our costs of operations and profitability.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Our earnings may be affected, to large extents, by volatility in the market value of our crops.

We intend to grow primarily organic alfalfa.  The price of alfalfa, like other commodity crops, can vary widely, thereby directly impacting our revenue.   In order to partially mitigate price volatility, the Company has contracted for all of its hay production to a large dairy operation for the next three years at a fixed price.  However, the output contract concentrates risk, because the Company is relying on a single purchaser for all of its production.  If our single buyer should fail to take or pay for our production, the Company would have to sell its hay to other purchasers who might pay higher or lower prices than specified in our contract.

Because growing cycles are highly seasonal, our revenue, cash flows from operations and operating results are likely to fluctuate on a seasonal and quarterly basis.

The farming business is highly seasonal.  The seasonal nature of Farms’ operations results in significant fluctuations in our working capital during the growing and selling cycles.  As a result, operating activities during the second and third quarters use significant amounts of cash.  In contrast, operating activities for the fourth quarter typically generate cash as we harvest and sell our crops.  We expect to experience significant variability in net sales, operating cash flows and net income on a quarterly basis.

Our ability to cultivate, husband and harvest our crop may be compromised by availability of labor and equipment.

When the crop is ready to harvest, we are dependent on seasonal labor and contractors for harvesting.  During harvest season, there is demand for such seasonal labor from many farming operations which will compete with our demand.  The availability of seasonal farm labor is also affected by uncertain national immigration policies and politically volatile enforcement practices.  Thus, adequate labor might not be available when our crops are ready to harvest.   This could delay revenue or decrease revenue of our Farming Business.

The adequacy of our water supplies depends upon a variety of uncontrollable factors.

An adequate water supply is necessary for our Farming Business to be profitable. Our Farming Business is located where dry-farming is not profitable, so the Company must make substantial investments in water rights and irrigation facilities.  The adequacy of our water supplies varies from year to year depending upon a variety of factors, including:

•	Rainfall, runoff, flood control and availability of reservoir storage;
•	Availability of Huerfano River water;
•	The amount of useable water stored in reservoirs and groundwater basins;
•	The amount of water used by our customers and others;
•	Water quality; and
•	Legal limitations on production, diversion, storage, conveyance and use.

Population growth and consequent increases in the amount of water used in urban areas have created increased demands on both surface water and groundwater resources in many parts of Colorado, including the Southeast part of the State where the Company’s Farming Business is located.

We obtain our water supply from surface streams, the Huerfano and Cucharas Rivers, which are tributaries of the Arkansas River.  Our water supply and storage may be subject to interruption or reduction in the case of natural shortages (drought) or increased demand by senior water rights.  The exercise of our water rights is subject to court-approved limitations and the requirements of Colorado water law as administered by the courts and the Colorado Office of the State Engineer.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Water shortages may:

•	adversely affect our supply mix, for instance, causing increased reliance upon more expensive water sources; or
•	adversely affect our operating costs, for instance, by increasing our cost through the purchase or lease of required water.

In 2011, due to an extensive drought in our farming area, we did not produce a crop.

The water business is heavily regulated and, as a result, decisions by regulatory agencies and changes in laws and regulations can significantly affect our business.

Regulatory decisions involving our water rights may impact prospective revenues and earnings, affect the timing of the recognition of revenues and expenses, overturn past decisions used in determining our water rights, revenues and expenses and could result in impairment of goodwill. Management continually evaluates the Company’s assets, liabilities and revenues and provides for allowances and/or reserves as deemed necessary.

Regulatory agencies may also change their rules and policies which may adversely affect our profitability and cash flows.

We may also be subject to fines or penalties if a regulatory agency determines that we have failed to comply with laws, regulations or orders applicable to our water businesses.

The Water Business requires significant capital expenditures.

The refurbishment of the Company’s water assets is capital intensive.  On an annual basis, we could spend significant sums of money for additions to, or replacement of, our facilities, reservoirs and equipment.  We must obtain funds for these capital projects from operations or capital raised.  We cannot provide assurance that any sources will be adequate or that the cost of funds will be at levels permitting us to earn a reasonable rate of return.

Dry weather or droughts may adversely affect the collection of our water.

Our water is obtained primarily from surface runoff and stream flows.  In dry years or droughts less water may be available to fill our reservoirs and be available for sale/lease, which could substantially impact revenues and cause losses.

Our water rights may not yield full flow every year.

Water rights in Colorado are subject to the Prior Appropriation Doctrine, which accords lower priority to junior water rights.  Water rights that are senior (such as the Company’s Butte Valley Ditch Right Number 1 dating from 1862) have priority over junior rights (such as the Company’s Huerfano Valley Ditch Right Number 342 dating from 1905) as to use in dry years, and junior rights might not get water or as much water as they wish, if senior rights use it all.

We are required to maintain water quality standards and are subject to regulatory and environmental risks.

We face the risk that our water supplies may be contaminated or polluted whether through our error or through actions by other agents or through acts of God.  In addition, normal farming practices, including the application of pesticides, herbicides and fertilizers, introduce pollutants to waterways through irrigation water runoff.  Improved detection technology, increasingly stringent regulatory requirements, and heightened consumer awareness of water quality contribute to an environment of increased risk with the possibility of increased operating costs.  We cannot assure you that in the future we will be able to reduce the amounts of contaminants in our water to acceptable levels.

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Our water supplies are subject to contamination, including contamination from naturally occurring compounds, pollution from man-made sources and intentional sabotage.  We cannot assure you that we will successfully manage these risks, and failure to do so could have a material adverse effect on our future results of operations.  We might not be able to recover the costs associated with these liabilities through our sales or insurance or such recovery may not occur in a timely manner.

Our revenue is seasonal.

The demand for water varies by season.  For instance, most water consumption for agriculture usage occurs during the third quarter of each year when weather tends to be hot and dry.  During wet weather, there is reduced demand for water delivered from the Company’s reservoirs. Additionally, almost all of our farming revenue is received in the third and fourth quarters of the year as part of harvesting.

Our proposed water operations are geographically concentrated within Colorado.

Our operations are concentrated in Southeastern Colorado.  As a result, our financial results are subject to political impacts, regional weather conditions, available water supply, available labor supply, utility cost, regulatory risks, economic conditions and other factors affecting Colorado, our area of operation.  Southeastern Colorado has been hard hit by the on-going economic crisis.  Colorado is raising taxes in order to balance the state budget and jobs may be lost to other states which are perceived as having a more business friendly climate, thereby exacerbating the impact of the financial crisis in Colorado.

We may lose all of our investment, which could have a material impact on our market valuation.

The Company has made a substantial investment in the Water Business.  Our investment in the Water Business will not assure success of the Water Business.  If the Water Business fails, the Company and its shareholders will be adversely impacted.

Risk Factors Related To Our Stock

The regulation of penny stocks by SEC and FINRA may discourage the tradability of our securities

We are classified as a “penny stock” company. Our common stock currently trades on the OTCQB Market and is subject to a Securities and Exchange Commission (“SEC”) rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase “accredited investors” means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse’s income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Effectively, this discourages broker-dealers from executing trades in penny stocks.  Consequently, the rule will affect the ability of purchasers in this offering to sell their securities in any market that might develop therefore because it imposes additional regulatory burdens on penny stock transactions.

In addition, the SEC has adopted a number of rules to regulate “penny stocks.”  Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended.  Because the Company’s securities constitute “penny stocks” within the meaning of the rules, the rules would apply to our securities and us.  These rules will further affect the ability of owners of shares to sell our securities in any market that might develop for them because it imposes additional regulatory burdens on penny stock transactions.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Shareholders should be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, causing investor losses.  Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

Rule 144 sales of our shares in the future may have a depressive effect on our stock price.

All of the outstanding shares of common stock held by our present officers, directors, and affiliate stockholders are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended.  As restricted shares, these shares may be resold only pursuant to an effective Registration Statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for six months may sell without restriction, except for affiliates which, under certain conditions, may sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1.0% of a company’s outstanding common stock or the average weekly trading volume during the four calendar weeks prior to the sale.  There is no limit on the amount of restricted securities that may be sold by a non-affiliate after the owner has held the restricted securities for a period of six months.  A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to subsequent registration of shares of common stock of present stockholders, may have a depressive effect upon the price of our common stock in any market that may develop.

There may be substantial dilution to our shareholders as a result of future decisions of our Board to issue shares without shareholder approval for cash, services, or acquisitions at prices determined solely by our Board in the exercise of their business judgment.

Our stock may be thinly traded and as a result shareholders may be unable to sell at or near ask prices or at all.

The shares of our common stock are thinly-traded on the OTC QB market, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they may be risk-averse and reluctant to follow an early stage company or purchase or recommend the purchase of any of our securities until such time as we became more seasoned and profitable.  As a consequence, there may be periods of several days or more when trading activity in our securities is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect its securities price.  We cannot give you any assurance that a broader or more active public trading market for our common securities will be developed or sustained.  Due to these conditions, we can give investors no assurance that they will be able to sell their shares at or near ask prices or at all if they desire to liquidate securities of our Company.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

INFORMATION REGARDING FORWARD LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of the federal securities laws. These statements relate to, among other items, net sales, earnings, revenue, gross profit, profitability, financial conditions, results of operations, cash flows, capital expenditures and other financial matters.  These statements also relate to our business strategy, goals and expectations concerning our market position and future operations.  Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements.  Forward-looking statements are often characterized by the use of words such as “believe”, “expect”, “anticipate”, “estimate”, “intend”, “plan”, “target”, “likely”, “may”, “will”, “would”, “could”, “predict”, “project”, and similar expressions or phrases, or the negative of those expressions or phrases.

Although we believe that we have a reasonable basis for the assumptions underlying the forward-looking statements contained in this prospectus, we caution you that our assumptions could be incorrect and the forward-looking statements based on these assumptions could be inaccurate.  Further, these forward-looking statements are based on our projections of the future and involve known and unknown risks and uncertainties and other factors that may cause our actual results of operations, level of activity, performance, achievements or industry results to differ materially from our historical results or from any future results, performance or achievements suggested or implied by the forward-looking statements in this prospectus.  The sections in this prospectus entitled “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” discuss some of the factors that could contribute to these differences, including risks related to:

•	conditions in the global economy;
•	the variability of our operating results between periods and the resulting difficulty in forecasting future results;
•	the need for increased spending on capital expenditures to improve our infrastructure and pursue growth opportunities;
•	our ability to compete successfully within our industry;
•	our substantial farm based operations, and
•	the fact that we have not entered into any supply contracts with any urban customers to date
•	the volatile nature of farm commodities prices
•	our substantial level of indebtedness and the effective restrictions on our operations set forth in documents that govern such indebtedness
•	our ability to build our water-based resources to the point where we may market excess water.

Because these and other unknown or unpredictable factors could adversely affect our results, our anticipated results or developments may not be realized or, even if substantially realized, they may not have the expected consequences to, or effects on, our business.  Given these uncertainties, prospective investors are cautioned not to place undue reliance on any forward-looking statements in this prospectus.  Forward-looking statements speak only as of the date they are made, and, except as required by law, we undertake no obligation to update or revise them publicly in light of new information or future events.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

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USE OF PROCEEDS

We estimate that the net proceeds from the sale of shares of our common stock underlying the Warrants will be approximately $5,307,000 assuming all of the Series B Warrants are exercised.

We expect to use the net proceeds from this offering to develop our farming operations and repair our water infrastructure and acquire additional water resources.  The balance of the proceeds, if any, will be used for general corporate purposes.

General & administration	$5,307,000

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2012:

•	on an actual basis, to reflect the cash and cash equivalents and capitalization of the Company and its consolidated subsidiaries as of June 30, 2012; and

•
on an adjusted basis, to reflect the sale by us of 2,122,800 shares of our common stock resulting from the exercise of the Series B Warrants being registered hereby at $2.50 per share and the application of the net proceeds therefrom as described in “Use of Proceeds”

You should read this table in conjunction with “Use of Proceeds”, “Selected Consolidated Financial Information”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited financial statements and related notes included elsewhere in this prospectus.

	June 30, 2012	Proforma	June 30, 2012
	(Unaudited)	Adjustments	Proforma
ASSETS:
Current Assets:
Cash and cash equivalents	$1,341	$5,307	$6,648
Marketable securities, available for sale	31		31
Advances and accounts receivable	133		133
Farm product	244		244
Deposits and other current assets	50		50
Total Current Assets	1,799	5,307	7,106

Property, equipment and software, net	1,219	-	1,219

Other Assets
Debt issuance costs	527		527
Land	3,657		3,657
Water rights and infrastructure	30,391		30,391
Dam and water infrastructure construction in progress	755		755
Total Other Assets	35,330	-	35,330
TOTAL ASSETS	$38,348	$5,307	$43,655

LIABILITIES & STOCKHOLDERS' EQUITY:
Current Liabilities:
Accounts payable	$384		$384
Current portion of notes payable	10,795		10,795
Accrued liabilities	548		548
Total Current Liabilities	11,727	-	11,727
Notes Payable - Long Term	7,406		7,406
Total Liabilities	19,133	-	19,133

Stockholders' Equity:
Common stock	24	2	26
Additional paid-in capital	43,484	5,305	48,789
Accumulated Comprehensive (Loss)	(15)	-	(15)
Accumulated (deficit)	(26,444)	-	(26,444)
Total Two Rivers Water Company Shareholders' Equity	17,049	5,307	22,356
Noncontrolling interest in subsidiary	2,166	-	2,166
Total Stockholders' Equity	19,215	5,307	24,522
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$38,348	$5,307	$43,655

Assumes the net proceeds from this offering to us are $5.307 million See “Use of Proceeds” on page 16.

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DILUTION

If you invest in our common shares, your interest will be diluted to the extent of the difference between the offering price and the adjusted net tangible book value per share of the common stock of Two Rivers immediately after this offering.  Net tangible book value per share is determined by dividing the total tangible assets of the Company less its total liabilities by the number of shares of its common stock outstanding.  The historical as adjusted net tangible book value, as of June 30, 2012 before giving effect to this offering, was $17,049,000 or $0.71 per share.

After giving effect to (1) the sale of the shares of common stock of the Company upon conversion of the Series B Warrants at the conversion price of $ 2.50 per share and the application of the estimated net proceeds from this offering as described in “Use of Proceeds”, as adjusted net tangible book value as of June 30, 2012, would have been $22,356,000, or $0.86 per share. This estimate represents an immediate increase in net tangible book value of $0.15 per share of common stock to the other historical equity investors in the Company and an immediate dilution in net tangible book value of $1.64 per share to investors purchasing shares of common stock of the Company through exercise of the Series B Warrants.

The following table illustrates this dilution on a per share basis:

Conversion price per share		$2.50
Historical as adjusted net tangible book value per share as of June 30, 2012 before giving effect to this conversion	$0.71
Increase in historical as adjusted net tangible book value per share attributable to this conversion	$0.15
As adjusted net tangible book value per share after giving effect to this conversion		$0.86
Dilution per share to new investors		$1.64

The information discussed above is illustrative only and will adjust based on the actual as adjusted net tangible book value and the actual extend of conversion, if any.

The following table sets forth, on the same as adjusted basis as of June 30, 2012, (1) the number of shares of common stock of the Company purchased from the Company, (2) the average price per share paid by the Historical Equity Investors before this potential exercise of Series B Warrants and (3) the average price paid by investors participating in this offering, before deducting the estimated offering expenses.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section contains forward-looking statements, such as statements relating to our financial condition, results of operations, plans, objectives, future performance and business operations. These statements relate to expectations concerning matters that are not historical facts. These forward-looking statements reflect our current views and expectations based largely upon the information currently available to us and are subject to inherent risks and uncertainties. Although we believe our expectations are based on reasonable assumptions, they are not guarantees of future performance and there are a number of important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. By making these forward-looking statements, we do not undertake to update them in any manner except as may be required by our disclosure obligations in filings we make with the Securities and Exchange Commission under the Federal securities laws. Our actual results may differ materially from our forward-looking statements.

Overview

Our Company acquires, develops, and operates irrigated farmland, water rights, and associated infrastructure.  We believe Two Rivers has a unique business plan that is structured to succeed as demand for food and water rises.  We believe that a business that seeks to satisfy the rising demand of these necessities can flourish.  We believe that the demand for food will continue to rise and that the demand for water, which is already in demand for residential, industrial, and municipal uses besides agricultural use, will also continue to rise.

Two Rivers operates two core businesses: 1) organic and non-organic crop production from high yield irrigated farmland; and 2) development of water rights to support our irrigated farmland and potential distribution to municipal markets in Huerfano County and the Front Range of Colorado when a portion of the farmland is fallowed on a rotational basis.  We will generate revenues from the sale of crops to national and local fodder and food processing companies and also from the sale of water made available when we rotationally fallow our farmland.  We also believe this business model can be successful in other watersheds in Colorado and other Western states.

Irrigated farmland and the water supplies to support it are the key components to our business plan.  In Colorado and the Western United States, water is scarce, and the right to use water is based on the Prior Appropriation Doctrine which is often referred to as “first in time, first in right.”  Under this doctrine, water use is allocated to satisfy the oldest (“most senior”) water right before water is allocated to the next water right in historic chronology (a “junior water right” in comparison to a water right perfected earlier).  Moreover, in Colorado, water rights and their relative priorities are protected by judicial decrees and are administered by the Office of the State Engineer (the “State Engineer”) within the Colorado Department of Water Resources (“DWR”).  The ability to consistently irrigate farmland, and thus avoid the inconsistencies of rainfall, is therefore tied to the relative seniority of historic water rights.  Two Rivers is focused on developing irrigated farmland and maximizing beneficial use of the water rights associated with that farmland.

In furtherance of developing irrigated farmland, the Company has engaged in both: 1) acquiring farmland that has not been productive for many years, but maintains significant water rights, and 2) acquiring farmland that is currently producing crops with irrigation permitted under relatively secure water rights.  Presently, we are focusing on acquiring existing, producing farmland in Pueblo County which are proximate to our integrated water system and/or which have directly associated senior water rights.  Also, the Company has purchased and is in the process of refurbishing reservoirs for storing water so as to better match the availability of water with the irrigation needs of our crops.  By capturing water in our reservoirs and releasing it later for irrigation purposes we expect to ameliorate the inconsistencies of seasonal and annual water availability to our farms.

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Two Rivers’ current crop production consists of animal fodder crops (like sorghum and alfalfa), exchange traded grains (like corn) and human-consumption produce (such as cabbage, parsnips and pumpkins).  The Company expects to increase the variety of crops we produce as we expand our farming operations and when we secure contracts with purchasers.

Further, the Company expects to also provide reliable, renewable water supplies for municipal water users through a program of rotationally fallowing our farmland.  Rotational Farm Fallowing is an agricultural best practice whereby portions of farm acreage are fallowed on a rotational basis each year thereby allowing the water that would have otherwise been consumed in crop production to be consistently available for municipal and industrial uses.

The Company currently owns approximately 4,900 gross acres, but not all of those acres have yet been brought into production.  During the 2012 crop year, the Company will produce cash crops from approximately 440 acres of high yield irrigated farmland.  Each acre of irrigated farmland is capable of producing the equivalent of 200+ bushels of corn, 6 tons of alfalfa, or 65,000 pounds of cabbage.  The Company expects to acquire and develop in excess of 25,000 acres of high yield irrigated farmland within the Huerfano Cucharas river basin within the next five years.  Some of the Company’s farms have been granted National Organic Program (NOP) Certification.

Redeveloping farmland that has not been productive for many years requires capital improvements.  The Company expends capital in leveling the land, acquiring water rights, and building efficient irrigation systems.  There are expenses involved in planting, growing, and harvesting the crops.

Two Rivers actively pursues acquiring existing farm operations that irrigate under historic water rights.  In June 2012, Two Rivers purchased Dionisio Farms, which has been in current operation since the 1930s, and is irrigated by Bessemer Ditch, which is one of the most senior irrigation rights in the Arkansas River Basin.  The Company expects to acquire, improve, and farm an additional 5,000 acres of farmland irrigated by the Bessemer Ditch within the next five years, subject to capital availability and operational constraints.

As we acquire farmland and affiliated water rights, the development and support of those water rights is imperative.  Two Rivers is also in the business of developing infrastructure to maximize its investments in farmland and water rights.  Beginning in 2009, the Company has now acquired 91% of the shares in the Huerfano Cucharas Irrigation Company and 100% of the Orlando Reservoir No. 2 Company, LLC.  Both entities own reservoirs in the Huerfano and Cucharas Rivers’ basin.  These reservoirs will permit storage of water that can be used later for irrigation on Two Rivers’ farms.  The water storage rights and the physical storage capabilities are critical to water supply reliability in the watershed because the storage system allow natural spring runoff from snowmelt to be captured and re-timed for delivery to irrigate crops throughout the later growing season.  We expect that the water rights, the distribution facilities, and the storage will provide consistent supplies to irrigate and grow our crops.  Currently, the Company has the rights and physical capability to store roughly 13,000 acre-feet (“AF”) of water1.  The Company plans to acquire and develop the right to divert and store an additional 55,000 AF of water in the Huerfano/Cucharas watershed within the next five years.

As we acquire and develop farm properties, we are building a water resource portfolio.  As we rotationally fallow a portion of our fields we can set aside a segment of our renewable water portfolio to support the increasing demands of water-short metropolitan districts.  During the quarter ended June 30, 2012, the Company signed a Memorandum of Understanding with a municipal water district to jointly explore development of a water supply plan to replace a portion of the district’s current demand from a groundwater aquifer that is being depleted.  Also during the quarter, the Company acquired management and control of a separate metropolitan district which we plan to operate as a wholesale entity to supply water to other municipal users.  Control of the metropolitan district, along with cooperative relationships with other water districts, provides us standing in the municipal water shortage discussions while protecting our farming interests.

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The Company has expanded operations through various funding mechanisms, which include debt, convertible debt and equity capital.  Since inception, the Company has raised and invested over $30 million in assembling and improving assets necessary to support its two integrated businesses.  The Company plans to raise an additional $100 million in equity capital to support our expansion over the next five years in order to fully develop the high yield irrigated farmland and water assets within the Huerfano Cucharas two river basin.  We cannot make any assurances that we will be able to raise such funds or whether we will be able to raise such funds on terms that are acceptable to us.

Results of Operations

The majority of the Company’s revenue is expected to be derived from the sale of farm produce and water.    Harvesting of the farm product mainly occurs in the third and fourth quarter of each calendar year.  Costs associated with the growing of the farm product are capitalized as inventory until the crop is harvested and sold.  The cost of the farm product is carried at lower of cost or market.

For the Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

Our Consolidated Operations

Our revenues are a result of the activities of our Farming Business and Water Business.  Presently, we plan to grow feed crops that include corn and alfalfa.  There is an active market for both of our farm products.  We anticipate planting and cultivating crops in the 2012 growing season.  We receive water revenues through the lease of water.

During the year ended December 31, 2011, we recognized revenues from continuing operations of $105,000, compared to $196,000 in revenues from continuing operations during the year ended December 31, 2010.  The decrease of $91,000 was a result of the Company’s decision to not plant during the 2011 growing cycle due to an extended drought in the area, which decrease in revenue was partially offset by an increase in member assessments in the Mutual Ditch Company.   Although weather is unpredictable, we anticipate planting, growing and selling crops in 2012.

During the year ended December 31, 2011, operating expenses from continuing operations were $6,648,000 compared to $7,518,000 for the year ended December 31, 2010.  The decrease of $870,000 was primarily a result of the decrease in stock based compensation of $2,163,000 ($2,678,000 for the year ended December 31, 2011 compared to $4,841,000 for the year ended December 31, 2010) offset by an increase in salaries, legal and general overhead related to the Farming Business and Water Business.

During the year ended December 31, 2011, other income/(expenses) were $625,000 compared to $(909,000) for the year ended December 31, 2010.  The increase in other income of $1,534,000 was due to the recognition of a gain from a bargain purchase recognized in 2011 from our Orlando acquisition amounting to $1,736,000.

These figures produced a loss from continuing operations of $6,015,000 for the year ended December 31, 2011 compared to a loss from operations of $8,516,000 for the year ended December 31, 2010.

For the year ended December 31, 2012, we anticipate stock based compensation to increase while our operating expenses are expected to increase due to increased farming activity and capital investment.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

During the year ended December 31, 2011, the Company completed the discontinuation of our operations in the mortgage business.  This segment, a legacy of the Company’s former operating history, is classified as Discontinued Operations in the Statement of Consolidated Operations.  During the year ended December 31, 2011, the Company recognized a loss of $132,000 compared to a loss of $946,000 for the year ended December 31, 2010.  Due to most of our discontinued operations being completed in 2011, we anticipate no material future loss from Discontinued Operations.

During the year ended December 31, 2011, we recognized a net loss from both continuing and discontinued operations of $6,198,000 compared to a net loss of $9,466,000 during the year ended December 31, 2010.  The resulting decreased loss of $3,268,000 was primarily the result of a decrease in stock based compensation expenses of $2,163,000 and the recognition of the gain from a bargain purchase of $1,736,000, offset by additional interest expense of $544,000.

LIQUIDITY

From the Company’s inception through December 31, 2011, we have funded our operations primarily from the following sources:
-	Equity and debt proceeds through private placements of Company securities;
-	Revenue generated from operations;
-	Loans and lines of credit;
-	Sales of residential properties acquired through deed-in-lieu actions;
-	Sales of equity investments, and
-	Proceeds from the exercise of legacy Navidec Options.

The Company has expanded operations through various funding mechanisms, which include debt, convertible debt and equity capital.  Since inception, the Company has raised and invested over $30 million in assembling and improving assets necessary to support its two integrated businesses.  The Company plans to raise an additional $100 million to support expansion over the next five years in order to fully develop the high yield irrigated farmland and water assets within and in proximity to the Huerfano/Cucharas watershed.  We cannot make any assurances that we will be able to raise such funds or whether we would be able to raise such funds on terms that are acceptable to us.

At the present time the Company has no available line or letters of credit.

Cash flow from operations has not historically been sufficient to sustain our operations without the above additional sources of capital.  As of December 31, 2011, the Company had cash, cash equivalents and short term investments of $914,000. Cash flow consumed by our operating activities totaled $3,212,000 for the year ended December 31, 2011 compared to operating activities consuming $2,205,000 for the year ended December 31, 2010.

As of December 31, 2011, the Company had $1,064,000 in current assets and $1,158,000 in current liabilities.  At December 31, 2011, the Company had working capital deficit of $94,000.  Subsequent to the close of the December 31, 2011 fiscal year, the Company has addressed our short-term working capital needs through a bridge loan (“Bridge Loan”).  Further, the Company intends to continue with its strategy of expanding its Farming Business and Water Business and plans to offer additional debt and common stock in order to provide additional capital to be used in the support of our investments and operations.

Cash flows used by our investing activities for the year ended December 31, 2011, were $2,539,000 compared to $5,964,000 used for the year ended December 31, 2010.

In the year ended December 31, 2011 we used $1,064,000 to purchase land, water shares and infrastructure, $947,000 to purchase property and equipment, $359,000 for dam rehabilitation, , and a net expenditure of $169,000 to purchase short-term investments.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

In the year ended December 31, 2010, we used $2,583,000 from the sale of our Boston real estate, and other assets held for sale to fund our Farming Business and Water Business, which included $8,012,000 for the purchase of land and water shares and $326,000 for engineering work for the reconstruction of the Orlando Reservoir outlet works.

Net cash produced in financing activities was $5,883,000 for the year ended December 31, 2011 compared to a production of cash of $8,198,000 for the year ended December 31, 2010.

During 2011 we issued $6,668,000 (net of offering costs of $664,000) in convertible debt, retired $1,322,000 in debt, used $76,000 to retire our common stock, and received $613,000 from the exercise of warrants and options.

During 2010 we increased our long-term borrowings by $6,951,000 through owner financing of the water and land purchase for the Farm and Water Business, paid down $950,000 in real estate loans concerning our discontinued operations, and sold $2,202,000 in the Company’s common stock in a private placement (net of offering costs) and retired $5,000 of our common stock through open market purchases.

In early 2012, the Company privately placed the Bridge Loan to fund operations pending a take-out financing then under development. As of March 1, 2012, the Bridge Loan raised $1,500,000 in proceeds.

For the three Months Ended June 30, 2012 Compared to the three Months Ended June 30, 2011

Our Consolidated Operations

During the three months ended June 30, 2012 and 2011 we recognized revenues of $46,000 compared to $48,000, respectively.

Operating expenses from continuing operations during the three months ended June 30, 2012 and 2011 were $2,612,000 and $1,808,000, respectively.  The increase of $804,000 is primarily due to the expansion of our Farming Business.  Management expects the expenses will continue to increase as we expand our business focus in irrigated farming and water. Therefore, for continuing operations, during the three months ended June 30, 2012 and 2011, we recognized a net loss of $2,566,000 and $1,760,000, respectively.

Our non-operating expenses increased from $214,000 to $1,181,000 for the three months ended 2011 and 2012, respectively.  The increase of $967,000 is due to the increase of interest expense (including amortization of debt discounts) and warrant expense.

For the Six Months Ended June 30, 2012 Compared to the Six Months Ended June 30, 2011

Our Consolidated Operations

During the six months ended June 30, 2012, we recognized revenues from continuing operations of $47,000 compared to $48,000 in revenues from continuing operations during the six months ended June 30, 2011.  Our main revenue source is from the sale of agriculture products grown by us.  The sale of these products occurs in the third and fourth quarter of the year.

Operating expenses from continuing operations during the six months ended June 30, 2012 and 2011 were $4,759,000 and $2,885,000, respectively.  The increase of $1,874,000 is primarily due to the non-cash expense of granting of options, warrants and restrictive stock units ($2,036,000 for the six months ended June 30, 2012 compared to $1,456,000 for the six months ended June 30, 2011).  Management expects the expenses will continue to increase as we expand our business focus in irrigated farming and water.

For continuing operations, during the six months ended June 30, 2012 and 2011, we recognized a net loss of $6,606,000 and $3,400,000, respectively.  The increased loss of $3,206,000 is due from an increase of stock based compensation expense and our rapid expansion of the Farming and Water Business.

1 An acre-foot of water is the amount of water required to cover one acre to a depth of one foot.  An acre-foot of water contains 325,851 gallons, generally considered enough water to supply two average households for a year.  Annual irrigation of alfalfa in Southeastern Colorado consumes approximately three acre-feet of water per acre of crop.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

LIQUIDITY

From the Company’s inception through June 30, 2012, we have funded our operations primarily from the following sources:
-	Equity proceeds through private placements of Two Rivers Water Company securities and convertible debt;
-	Limited revenue generated from operations;
-	Loans and lines of credit (none currently available);
-	Sales of equity investments, and
-	Proceeds from the exercise of legacy Navidec, Inc. Options

There can be no assurance that additional funds will be available to us, from the sources listed above, to allow us to cover the Company’s expenses, until such a time that we are recognizing revenues from our ongoing operations.

At the present time, the Company has no available line or letters of credit.

Cash flow from operations has not historically been sufficient to sustain our operations without the above additional sources of capital.  As of June 30, 2012, the Company had cash and cash equivalents of $1,341,000.  Cash flow consumed by our operating activities totaled $3,016,000 for the six months ended June 30, 2012 compared to operating activities consuming $1,338,000 for the six months ended June 30, 2011.  The increase in the cash consumed by our operating activities is due to the expansion of our Farming Business.

As of June 30, 2012, the Company had $1,799,000 in current assets and $11,727,000 in current liabilities.  The Company intends to continue with its strategy of offering debt and equity securities to expand their Farming Business and Water Business and retire portions of its current debt.

Cash used in investing activities was $1,427,000 for the six months ended June 30, 2012 compared to use of cash of $1,075,000 for the six months ended June 30, 2011.  During the six months ended June 30, 2012 we completed Phase I of the Cucharas Dam rehabilitation and completed the replacement of the Orlando Reservoir infrastructure.

Cash flows provided by our financing activities for the six months ended June 30, 2012 were $5,007,000 compared to $2,151,000 for the six months ended June 30, 2011.  The increase is primarily due to the completion of our short-term Bridge Loan of $3,994,000 and drawing $1,096,000 against a construction loan provided by the Colorado Water Conservation Board.

During the six months ended June 30, 2011 we completed our convertible debt offering of $2,000,000, retired selected debt and had $613,000 in options and warrant exercises.

Schedule of principal payments due by year:

Year Ending December 31,	Principal Due
2012	$4,068,000
2013	7,058,000
2014	7,442,000
2015	705,000
2016	55,000
2017 & beyond	1,700,600
Total	$21,028,600

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Two Rivers has entered into a water lease arrangement with Pueblo Board of Water Works (PBWW).  The lease is effective April 1, 2012, has a term of 5 years, and calls for annual payments of $100,000 beginning in April, 2012.  The annual payments can be escalated based upon the percentage increase, if any, over the previous year of the PBWW water rates for its general customers for treated water.  The lease is for up to 500 acre feet of water per year. There are no further obligations under this lease.

The purpose of the lease is two-fold; a) to establish an appropriation of a water right for exchange from the Arkansas River main stream water to various Two Rivers’ reservoirs, and b) to provide supplemental irrigation water for our farming operations through releases from those reservoirs.

CRITICAL ACCOUNTING POLICIES

The Company has identified the policies below as critical to our business operations and the understanding of the Company’s results from operations.  The impact and any associated risks related to these policies on the Company’s business operations is discussed throughout Management’s Discussion and Analysis of Financial Conditions and Results of Operations where such policies affect the Company’s reported and expected financial results.  For a detailed discussion on the application of these and other accounting policies, see Note 2 in the Notes to the Consolidated Financial Statements beginning on page [INSERT PAGE NUMBER] of this document.  Note that the Company’s preparation of this document requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period.  There can be no assurance that actual results will not differ from those estimates.

Fair Value of Measurements and Disclosures

Fair Value of Assets and Liabilities Acquired

Fair value is the price that would be received from the sale of an asset or paid to transfer a liability (i.e., an exit price) in the principal or most advantageous market in an orderly transaction between market participants.  In determining fair value, the accounting standards established a three-level hierarchy that distinguishes between (i) market data obtained or developed from independent sources (i.e., observable data inputs) and (ii) a reporting entity’s own data and assumptions that market participants would use in pricing an asset or liability (i.e., unobservable data inputs).  Financial assets and financial liabilities measured and reported at fair value are classified in one of the following categories, in order of priority of observability and objectivity of pricing inputs:

• Level 1 – Fair value based on quoted prices in active markets for identical assets or liabilities.

• Level 2 – Fair value based on significant directly observable data (other than Level 1 quoted prices) or significant indirectly observable data through corroboration with observable market data. Inputs would normally be (i) quoted prices in active markets for similar assets or liabilities, (ii) quoted prices in inactive markets for identical or similar assets or liabilities or (iii) information derived from or corroborated by observable market data.

• Level 3 – Fair value based on prices or valuation techniques that require significant unobservable data inputs.  Inputs would normally be a reporting entity’s own data and judgments about assumptions that market participants would use in pricing the asset or liability.

The fair value measurement level for an asset or liability is based on the lowest level of any input that is significant to the fair value measurement.  Valuation techniques should maximize the use of observable inputs and minimize the use of unobservable inputs.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Recurring Fair Value Measurements

The carrying value of the Company’s financial assets and financial liabilities is their cost, which may differ from fair value.   The carrying value of cash held as demand deposits, money market and certificates of deposit, accounts receivable, short-term borrowings, accounts payable and accrued liabilities approximated their fair value.  The fair value of the Company’s long-term debt, including the current portion approximated its carrying value.  Fair value for long-term debt was estimated based on quoted market prices of the identical debt instruments or values of comparable borrowings.

Nonrecurring Fair Value Measurements

Business Acquisitions

Acquisition of the Mutual Ditch Company.  During the quarter ended March 31, 2010, the Company acquired a majority share of the Mutual Ditch Company.  In order to value the acquired assets and liabilities, the Company considered  an appraisal that was performed by an engineering company and also other factors such as replacement costs adjusted for the actual condition of the Mutual Ditch Company’s assets.  In arriving at a value, the Company used Level 2 inputs whereby the water rights were valued using comparable prices in markets that are not active.  The infrastructure of the Mutual Ditch Company, including water storage, ditches and diversion points, was valued at replacement cost less physical obsolescence and deterioration.  The value of the Mutual Ditch Company as of March 2, 2010 was estimated to be $24,196,000.

Acquisition of the Orlando.  During 2011, in a series of step transactions, the Company acquired the Orlando.  In order to arrive at fair value, the Company considered an appraisal performed by a water research company of the Orlando along with other factors such as replacement costs adjusted for the actual condition of Orlando’s assets.  Therefore, the Company used Level 2 inputs whereby the water rights were valued using comparable prices in markets that are not active. The land and associated water assets were valued at a projected discounted cash flow method using crop production and related expenses.  The value of the Orlando was estimated to be $5,195,000. (See also Note 1, Orlando)

Valuation of land and water rights

As we acquire land and water rights, we record the purchase at our cost.  If we acquire a business entity that has land and water rights, we engage an independent appraiser to fair value the assets and liabilities acquired.  (See above, Fair Value of Measurements and Disclosures)

Once per year, management will assess the value of the land and water rights held, and if, in management’s opinion, the rights have become impaired, the Company will establish an allowance against such impairment.

Land

Land acquired for farming is recorded at cost.  Some of the land acquired has not been farmed for many years, if not decades.  Therefore, additional expenditures are required to make the land ready for efficient farming.  Expenditures for leveling the land are added to the cost of the land.  Irrigation is not capitalized in the cost of Land (see Property and Equipment below). Land is not depreciated.  However, once per year, Management will assess the value of land held, and in their opinion, if the land has become impaired, Management will establish an allowance against the land.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Accounting for debt and equity instruments

The Series B convertible debt offering contained one $2.50/share warrant for each $2.50 borrowed.  These warrants expire on December 31, 2012.  Fair value of these warrants was computed using the Black-Scholes method.  The value is computed at $1,675,000 which is capitalized and amortized using the effective interest method over the life of the debt.  Other costs associated with the Series A and B debt offering is amortized using a straight-line method and recognized as interest expense.

Equity offering costs are recognized as a reduction to additional paid in capital.

Intangibles

Intangibles with an indefinite life

Two Rivers Water Company recognizes the estimated fair value of water rights acquired by the Company’s purchase of stock in the Mutual Ditch Company and Orlando.   These intangible assets will not be amortized because they have an indefinite remaining useful life based on many factors and considerations, including, the historical upward valuation of water rights within Colorado.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization.  Depreciation is computed principally on the straight-line method over the estimated useful life of each type of asset, which ranges from three to seven years.  Leasehold improvements are amortized over the remaining term of the applicable leases or their useful lives, whichever is shorter.  Maintenance and repairs are charged to expense as incurred; improvements and betterments are capitalized.  Upon retirement or disposition, the related costs and accumulated depreciation are removed from the accounts, and any resulting gains or losses are credited or charged to income.

Share Based Compensation

We estimate the fair value of share-based payment awards made to key employees and directors on the date of grant using the Black-Scholes option-pricing model.  We then expense the fair value over the vesting period of the grant using a straight-line expense model. The fair value of share-based payments requires management to estimate/calculate various inputs such as the volatility of the underlying stock, the expected dividend rate, the estimated forfeiture rate and an estimated life of each option. These assumptions are based on historical trends and estimated future actions of option holders and may not be indicative of actual events which may have a material impact on our financial statements.

Revenue Recognition

Farm Revenues

Revenues from farming operations are recognized when crops are sold into the market.  All direct expenses related to farming operations are capitalized as farm inventory and recognized as a direct cost of sale upon the sale of the crops.

Water Revenues

Current water revenues are from the lease of water own by the Mutual Ditch Company to farmers in the Mutual Ditch Company service area.  Water revenues are recognized when the water is used as invoiced at the agreed upon rate per acre foot of water consumed.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Member Assessments

Once per year the Mutual Ditch Company board estimates the Mutual Ditch Company’s expenses, less anticipated water revenues, and establishes an annual assessment per ownership share.  One-half of the member assessment is recorded in the first quarter of the calendar year and the other one-half of the member assessment is recorded in the third quarter of the calendar year.  Assessments paid by Two Rivers Water Company to the Mutual Ditch Company are eliminated in consolidation of the financial statements.

The Mutual Ditch Company does not reserve against any unpaid assessments.  Assessments due, but unpaid, are secured by the member’s ownership of the Mutual Ditch Company.  The value of this ownership is significantly greater than the annual assessments.

Recently Issued Accounting Pronouncements

Goodwill Impairment Testing

In September 2011, the FASB issued guidance to amend and simplify the rules related to testing goodwill for impairment.  The revised guidance allows an entity to make an initial qualitative evaluation, based on the entity’s events and circumstances, to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  The results of this qualitative assessment determine whether it is necessary to perform the currently required two-step impairment test.  The new guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

Presentation of Comprehensive Income

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income. The issuance of ASU 2011-5 is intended to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. The guidance in ASU 2011-5 supersedes the presentation options in ASC Topic 220 and facilitates convergence of U.S. generally accepted accounting principles and International Financial Reporting Standards by eliminating the option to present components of other comprehensive income as part of the statement of changes in shareholders' equity and requiring that all non-owner changes in shareholders' equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This guidance will be applied retrospectively and early adoption is permitted. This guidance is effective for fiscal years and interim periods within those years, beginning after December 15, 2011. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

Disclosures about Offsetting Assets and Liabilities

In December 2011, FASB issued ASU No. 2011-11, Disclosures about Offsetting Assets and Liabilities which requires an entity to disclose information about offsetting and related arrangements to enable financial statement user to understand the effect of those arrangements on its financial position.  This ASU is effective for periods beginning on or after January 1, 2013.  At the present, the adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

There were various other accounting standards and interpretations issued in 2011 and 2010, none of which are expected to have a material impact on the Company’s financial position, operations or cash flows.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Contractual Obligations

The Company has the following contractual obligations:

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt obligations	$15,055,700	$32,000	$14,993,700	$30,000	-

Schedule of principal & Interest payments due by year :
		Interest Due
Year Ending December 31,	Principal Due	HCIC	Orlando	Conv. Debt A (1)	Conv. Debt B (2)	Equip. Loans	Total Interest Due
2012	$32,200	444,000		86,000	160,000	8,000	$698,000
2013	$14,953,500	111,000	16,000	100,000	529,000	6,000	$762,00
2015	$29,800						$2,000
2016	$7,100						-
Total	$15,055,700
(1) Convertible debt A also pays to the holder 1/3 of the crop profit produced from the farmland securing the convertible A debt holders, which is 500 acres.
(2) Convertible debt B also pays to the holder 10% of the crop revenues produced from the farmland securing the convertible B debt holders which is approximately 1,500 acres.
(3) The above table assumes that all payments are made when due and there is no early prepayment on the notes and there are no conversion into our commons shares.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to the impact of interest rate changes and change in the market values of our farming properties and water assets. Based on our market risk sensitive instruments outstanding as of June 30, 2012, as described below, it was determined that there was no material market risk exposure to our consolidated financial position, results of operations, or cash flows as of such date. We do not enter into derivatives or other financial instruments for trading or speculative purposes.  We do take cover positions in certain commodities, mostly through ETFs.

OUR BUSINESS

Two Rivers Water Company Overview

Two Rivers Water Company acquires and develops high yield irrigated farmland and associated water rights and infrastructure in the watershed of the Huerfano and Cucharas Rivers in Southeastern Colorado.  This combined watershed encompasses approximately 1,860 square miles and extends from the eastern crest of the Continental Divide in the Spanish Peaks and Sangre de Christo Mountains to the Huerfano River’s confluence with the Arkansas River, just downstream of Pueblo, Colorado. The elevations in the watershed thus begin at more than 14,000 feet above sea level to approximately 4,500 feet at the confluence.  As noted, the Huerfano and Cucharas Rivers are tributaries of the Arkansas River, which, in turn, is a tributary of the Mississippi River.   The Arkansas River basin is subject to legal administration under the 1948 compact between Colorado and Kansas.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

In acquiring land and water assets in the Huerfano/Cucharas watershed, the Company plans to create an integrated system in which our farming assets and water assets work in synergy.  Our primary focus is the profitable production of annual crops.  As we build our agriculture business, we also acquire agriculture water rights.  In times of municipal need, we can deploy rotational farm fallowing and other conservation methods so as to reduce the need for irrigation water and thereby make surplus water available to support water users along Colorado’s Front Range.  Thus, our secondary focus is to integrate our water system with urban water delivery systems serving the Front Range.

Two Rivers has already acquired and begun to refurbish a significant portfolio of land and water assets, some of which were first brought into use more than 100 years ago.  Because older, more senior water rights are accorded preference under Colorado water law and regulation, and because refurbishment of continuously operating facilities is more readily permitted than new construction, redevelopment of mature rights and facilities is economically and operationally preferable to establishing new rights and facilities.  Moreover, by managing an integrated land/water system in the watershed, the Company believes it has established a sustainable competitive advantage both in its farming business and in its water supply and management business.  Two Rivers seeks to generate profits by developing each of these lines of business in tandem and in long-term balance.  However, the Company will require additional capital in order to acquire and refurbish additional assets so as to attain critical mass and achieve positive cash flow.

In 2009 and 2010, the Company accumulated, through a series of transactions, a 91% interest in the Huerfano Cucharas Irrigation Company (“Mutual Ditch Company”), a mutual irrigation company incorporated in 1944.  The Company’s acquisition of the Mutual Ditch Company shares involved the payment of cash, the issuance of seller take-back notes and the issuance of 7.5 million shares of the Company’s common stock.  The aggregate purchase price, calculated as $22,018,000, is supported by an independent appraisal commissioned by the Company following our acquisition of the Mutual Ditch Company’s shares.  Based on our controlling position, the Company has assumed effective management of the Mutual Ditch Company and, along with the residual minority shareholders, is refurbishing an extensive storage and irrigation system to support its farming operations in Huerfano and Pueblo Counties.

During 2011, through a series of transactions, the Company also purchased, for a combination of cash and stock, the Orlando Reservoir and Butte Valley water rights as well as a small amount of nearby farmland through its purchase of the Orlando Reservoir No. 2 Company, LLC.  During the year ended December 31, 2011, the Company commenced a construction project to refurbish and improve the Orlando Reservoir; the project was completed and successfully tested in February 2012.  Similarly, the Company is incrementally refurbishing diversion, storage and distribution facilities throughout its water asset portfolio with the overall objective of improving the portfolio’s efficiency, reliability and operational flexibility.

As of the date of this annual report, the Company has the operable right to store 15,000 acre-feet of water2 within the Huerfano and Cucharas Rivers watershed.  When the Company’s reservoirs are fully restored, we will have the operable capacity and legal right to store in excess of 70,000 acre-feet of water.  Similarly, based on its portfolio of water rights, some of which are more senior than others, the Company has the right to divert from the natural flows of the two rivers in excess of 90 cubic feet per second.  Seasonal variability in the natural flow of the rivers, as well as the priorities of other water users in the system, limits the Company’s ability to divert the decreed amounts of water on a continuous basis.  The Company’s current water rights produce a long-term historic average annual diversion of approximately 15,000 acre-feet of water which produces 9,661 acre-feet of consumptive use at the plant, an amount sufficient to fully irrigate approximately 3,000 acres of corn or organic alfalfa.

2 An acre-foot of water is the amount of water required to cover one acre to a depth of one foot.  An acre-foot of water contains 325,851 gallons, generally considered enough water to supply two average households for a year.  Annual irrigation of alfalfa in Southeastern Colorado consumes approximately three acre-feet of water per acre of crop.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

The 15,000 acre-feet average is based on a 50+ year period of record and also relies on historic studies of these rights by a variety of engineers at various times.  It is common practice within the water industry in Colorado to use long periods of time to create reliable averages of water flow.  The Company believes that using averages relating to only recent years can be misleading.  If one of those years was particularly dry or wet, it would skew the averages.  For example, in four out of the last ten years, there has been an extreme drought in the Western United States and in the Arkansas River watershed, our area of operations.  Due to this drought condition, our flow  averages for the most recent ten, five and three fiscal years are 8,200 AF, 10,500 AF and 10,400 AF, respectfully.  A similar request for the same averages for the decade beginning in 1980 would be about approximately 15,900 AF, 18,500 AF and 17,200 AF.

Consumptive use is the transferable component of a water right, and is often the measure of value for a water right.  It is measured by the amount of water consumed by the plants.  For farmland that has been out of production, the amount can increase over time.  However this report shows the current historic consumptive use in our water portfolio.

The Company currently owns approximately 4,900 gross acres of irrigable farmland within the watershed of the Huerfano and Cucharas Rivers.  Based on progress in preparing this land for long-term farming, the Company expects that approximately 400 acres of our land will be in production during the 2012 growing season.  Each acre of irrigated farmland is capable of producing approximately six tons of alfalfa during a typical annual growing season.  The Company plans to acquire and develop in excess of 25,000 acres of such farmland within the Huerfano/Cucharas watershed within the next five years, subject to capital availability and operational constraints.

The Company’s ownership and control of water rights, water storage facilities and diversion canals in proximity to its irrigable farmland gives the Company a unique and sustainable economic advantage within our Southeastern Colorado sphere of farm operations.  The Company’s water assets also have inherent advantages compared to other water assets which are tributary to the Arkansas River as a result of our assets’ seniority, entitlements, elevation and proximity to Front Range communities and water conveyance facilities.  To capitalize on these advantages, the Company plans to refurbish the Cucharas Reservoir as well as smaller reservoirs currently under our ownership and control which, together with our diversion rights and facilities will allow us to store an additional 55,000 acre-feet of water (over and above our 15,000 acre-feet of currently operable storage) in the two rivers watershed within the next five years.  The additional water storage will provide reliability during dry years and dry seasons, enabling the Company to expand our farming operations to maintain balance between irrigable land and available irrigation water.

In February 2012, the Company received approval of a plan that allows use of water leased from Pueblo Board of Water Works to be stored in its reservoirs and used to irrigate farmlands in Huerfano and Pueblo County.  The administrative approval follows an application filed in the Water Court by Two Rivers in December 2011 to capture high river flows during the spring runoff to make it available for farming later in the summer.  The Pueblo Board of Water Works lease is for a five year period to allow Two Rivers to invest in modernizing its farms and upgrade the condition of the reservoirs.  The lease period will also provide an opportunity to collaborate with other regional water purveyors by establishing the validity of the exchange.

Two Rivers Water Company plans to operate two core businesses, crop production from potentially high yield irrigated farmland and water supply to municipal markets in Huerfano County and the Front Range of Colorado.  The Company may also initiate production of organic vegetable and fruit crops following further development of its water asset portfolio.  Based on rotational farm fallowing and other advanced agronomy, the Company expects to be able to support long-term crop production and to supply water on a highly reliable basis for municipal water users within Southeastern Colorado.

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The Company has aggressively expanded operations through various funding mechanisms, which include debt, convertible debt and equity capital.  Since inception, the Company has raised and invested over $30 million in assembling and improving assets necessary to support its two integrated businesses.  The Company plans to raise an additional $100 million to support expansion over the next five years in order to fully develop the high yield irrigated farmland and water assets within and in proximity to the Huerfano/Cucharas watershed.  We cannot make any assurances that we will be able to raise such funds or whether we would be able to raise such funds on terms that are acceptable to us.

The Company is developing a business model whereby it acquires and develops agricultural assets (both land and associated water rights and facilities) to create a profitable, synergistic relationship between crop production and other water uses in the arid western regions of the United States.

Two Rivers Water Company History

Two Rivers was incorporated in December 2002 in the state of Colorado.  The Company was formerly known as Navidec Financial Services, Inc. until it changed its name on November 19, 2009 to Two Rivers Water Company.  The Company’s operations are centered in Colorado.

On August 17, 2009, HCIC Holdings, LLC (“HCIC”), a Colorado limited liability company, was formed to acquire to establish a water business consisting of ownership of water rights, storage of water and distribution of water (the “Water Business”).  Upon formation, Two Rivers owned 50% of HCIC and a non-related group owned the other 50%.  On September 14, 2010, Two Rivers purchased the 50% interest of the non-related group; therefore, Two Rivers now owns 100% of HCIC, through its 100% owned subsidiary, TRWC, Inc.

On January 5, 2010 the Board of Directors of the Company (the “Board”) authorized to offer the Company’s restricted common stock at $1.00/share.  The maximum offering was 5,000,000 shares, with no minimum.  This offering was closed on August 31, 2010 and sold 2,900,000 shares, raised $2,400,000 and issued 500,000 shares as a partial payment for land and water shares.

On March 17, 2010, Two Rivers formed Two Rivers Farms, LLC (“Farms”) to acquire and operate agriculture land either as a sole operator or in joint venture with other individuals and companies (the “Farming Business”).  Two Rivers is Farms’ sole member and owner.  Two Rivers intends to hold whatever ownership interest it has in the Farming Business through Farms.  Further, Two Rivers intends to expand the Farming Business through one or more entities holding farming and water assets with Farms being the operator.

On January 21, 2011, the Company formed Two Rivers Farms F-1, LLC to dedicate 500 acres of farmland and associated water rights to grow crops beginning with the 2011 growing season. Due to the severe drought however, planting did not take place in 2011 or 2012.  In February, 2011, the Company raised $2,000,000 through a convertible debt offering in order to fund the transfer of farming land, Mutual Ditch Company water shares, irrigation, land preparation and farming equipment for the 500 acres.

On July 13, 2010, the Company formed Two Rivers Water, LLC, (“Water”) a Colorado limited liability company, to secure additional water rights, rehabilitate water storage structures and to develop one or more special water districts.  Eventually, HCIC’s assets will be held by Water.

During 2011, through a series of transactions, Two Rivers through a wholly-owned subsidiary purchased the Orlando containing 3,110 acre feet of storage and 9 cubic feet per second (cfs) of direct flow water rights for $3,100,000 represented by a combination of the Company’s stock, cash and seller financing.

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On April 5, 2011, the Company formed Two Rivers Farms F-2, LLC to dedicate up to 1,500 acres of farmland and associated water rights to grow crops beginning with the 2012 growing season.  From June through August 2011, the Company raised $5,307,000 through a convertible debt offering in order to acquire farming land and water rights through purchasing an majority interest in a non-related entity.

On June 6, 2012, the Company formed TR Bessemer, LLC to acquire existing farming operations and associated water rights within and around the Bessemer Ditch system.  The Bessemer Ditch is located east of Pueblo Colorado and south of the Arkansas River.  Associated water rights are acquired through shares in the Bessemer Ditch Company, a mutual ditch company.  On June 15, 2012, components of Dionisio Farms were purchased for $1,500,000, of which $900,000 was financed and $600,000 was paid in cash.

Two Rivers has purchased the available outstanding shares of Huerfano-Cucharas Irrigation Company; a Colorado Mutual Ditch Company (the “Mutual Ditch Company”) located in Huerfano and Pueblo counties in the State of Colorado and additional land, which would assist in perfecting water rights and provide additional water resources.  As of August 31, 2010, HCIC had a 91% ownership in the Mutual Ditch Company which is also the current ownership.

The Mutual Ditch Company owns a large, on-stream reservoir of 41,200 acre feet capacity with associated direct flow and storage rights and a mutual ditch water distribution system that holds easement rights into the Arkansas River.  The Mutual Ditch Company also owns additional, smaller water storage facilities.

The Farming and Water Business in Colorado

Water is a scarce and crucial commodity in the Western United States. As world markets present increasing demand for high quality food, the arable land and water required to produce food and fiber make those resources more valuable.  In Colorado, both land and water rights are real property rights that transfer by deed.  Allocation of water is based on appropriation date; the first date the water was beneficially used, meaning that senior (older) water rights are much more valuable.  Colorado’s hydraulic dilemma is that 85% of the water consumed in Colorado is on the Front Range, the east side of the Continental Divide, while 85% of the precipitation falls to the west in the Colorado River basin.  Precipitation on the Front Range and water diverted from the Colorado River watershed, drain to the Mississippi through the South Platte and Arkansas Rivers.

The Colorado River supplies water for Arizona, California, Colorado, Nevada, New Mexico, Utah, and Wyoming. Although Colorado reserved the right to consume about 500,000 acre-feet of water per year under the Colorado Compact of 1922, the sustainable use of Colorado River water, particularly through further diversion to the Front Range, has been severely restricted.  Because most of the Colorado River Basin States have seen tremendous growth in populations and water demands over the past few decades, Colorado has had to look for other resources to meet the needs of its growing Front Range communities.  A substantial but unsustainable portion of the new water demands on the Front Range has been met through pumping water from underground aquifers which, as a result, have become depleted and more expensive to manage.  As a further result, many Front Range communities have sought to replace or supplement their groundwater resources with renewable surface water supplies such as those being refurbished by the Company.

Further, the increased world population and rising incomes are increasing the demand for high quality food and fiber, yet there has been a reduction of arable land and pressure on finite water supplies to keep up with this demand.  As a result, food production, distribution and prices are experiencing a paradigm shift.

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Two Rivers Water Company recognizes this opportunity and is developing an integrated system to re-aggregate and refurbish dispersed water assets and efficiently use them to irrigate farmland.  In addition to producing valuable agricultural products, this irrigated farmland can be operated as a flexible “water bank” to support municipal use in Huerfano County and, through exchanges, along the Front Range.  Based on the foundation of efficient and independently profitable farming, the Company plans to manage our water assets, through rotational farm fallowing and other farm water conservation techniques, to provide a reliable and affordable source of supplemental water for municipal and industrial use without damaging our farming business.  Rotational farm fallowing is an agricultural practice whereby portions of farm acreage are fallowed on a rotational basis each year and thereby allow the water, which would otherwise be used for irrigation to be diverted for alternative beneficial uses.

Water in Colorado’s Front Range

Along the Front Range of Colorado, water is a scarce and valuable resource.  Natural precipitation varies widely throughout the year and from one year to another.  Rivers which flood with the spring melt from the snowpack in the mountains may be refreshed only with the occasional thunderstorm in the heat of the summer growing season.  Annual precipitation also varies between surplus and drought.  The resulting variability in stream flows lead to the development of water laws in Colorado.

Irrigated farmland and the water supplies to support it are the key components to our business plan.  In Colorado and the Western United States, water is scarce, and the right to use water is based on the Prior Appropriation Doctrine which is often referred to as “first in time, first in right.”  Under this doctrine, water use is allocated to satisfy the oldest (“most senior”) water right before water is allocated to the next water right in historic chronology (a “junior water right” in comparison to a water right perfected earlier).  Moreover, in Colorado, water rights and their relative priorities are protected by judicial decrees and are administered by the Office of the State Engineer (the “State Engineer”) within the Colorado Department of Water Resources (“DWR”).  The ability to consistently irrigate farmland, and thus avoid the inconsistencies of rainfall, is therefore tied to the relative seniority of historic water rights.  Two Rivers is focused on developing irrigated farmland and maximizing beneficial use of the water rights associated with that farmland.

To manage the Prior Appropriation Doctrine, Colorado maintains both judicial oversight through regional water courts with subject matter expertise and jurisdiction and administrative oversight through the Office of the Sate Engineer.  Water rights claims are filed in the court, adjudicated as necessary to resolve any adverse claims, and then decreed though an enforceable judgment.  The State Engineer is charged with administering the accorded priorities among the various water rights in each of the State’s river systems.

Colorado water law further recognizes two distinct but related prior appropriative rights: direct diversion rights and storage rights.  Direct diversion rights permit a user in priority to divert water directly from the river for immediate beneficial use (such as irrigation); storage rights permit a user in priority to divert water from the river and impound the water in a reservoir to re-time the water for later beneficial use.  Thus, in Colorado, a direct diversion right must be conveyed to an immediate use; it cannot be stored without a storage right.  As a result, both types of appropriative rights are often paired, when possible, so that in priority diversion rights can re-timed through the exercise of a companion storage right to address seasonal and year-to-year variability in natural supplies.  The older the appropriation date of any water right, the more value it holds; similarly, the more effectively a senior diversion right is paired with a senior storage right the more valuable each becomes.  A corollary of the Prior Appropriation Doctrine is that appropriated water must be put to a beneficial use (such as irrigation or municipal use) and not wasted.

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In addition to the intra-state administration of water flowing in its rivers, Colorado also has inter-state water administration responsibilities because each of its major rivers (the Colorado, the North Platte and the Arkansas) is governed as well by interstate compacts with downstream states.  These compacts are subject to judicial review, interpretation and enforcement under the original jurisdiction of the U.S. Supreme Court to resolve disputes among the states.  In 1948, Colorado and Kansas reached an agreement that apportioned the water of the Arkansas River.  Colorado was apportioned 60% of the water while Kansas was apportioned 40% of the River’s flow (Colorado Foundation for Water Education, 2009, p. 23).  In order to comply with Colorado’s obligations under the Arkansas River Compact, therefore, water rights on the Arkansas and its tributaries (including the Huerfano and Cucharas Rivers) are administered to assure the Compact-required water flows at the Colorado-Kansas state line.  When necessary, Colorado’s in-state uses are curtailed, in order of priority, to assure compliance with the compact.

The interstate compacts (beginning with the Colorado River Compact of 1922) increased Colorado’s need to husband its apportioned water to meet the needs of its growing population along the Front Range.  Trans-basin diversions (primarily tunnels and canals) were developed, under the Prior Appropriation Doctrine, to divert water from one watershed for conveyance to and use in another.  Mainly, water from the Colorado River Basin, west of the Continental Divide, was diverted east to meet the water needs along the earlier developing Front Range by so-called “conservancy districts.”  These projects began in the 1930’s and, although many have been in operation for decades, some remain incomplete (Driscoll, 2011, p. 3).  Increasingly, further trans-basin diversions are limited not only by competing appropriative water rights in the basins of origin but also by increasingly stringent environmental restrictions.

Stymied in their attempts to import additional surface water from distant watersheds, some municipalities and water providers began to rely on inherently unsustainable groundwater “mining.”  In many cases this water mining is depleting aquifers for current consumption at a rate in excess of the rate at which natural recharge occurs.  After decades of such groundwater mining, many of the aquifers on the Front Range have been severely depleted.  Some municipalities also purchased farms with water diversion rights and then ceased irrigating the farmland, transferring the water to their urban uses.  Because neither the practice of groundwater mining nor the practice of “buying up and drying up” farmland is sustainable, both Colorado and federal law have placed limits and regulations on both practices.

Recognizing the need for additional water sources along the Front Range, the Colorado Water Conservation Board (“CWCB”) published its 2050 Municipal and Industrial Gap Analysis in 2011.  This report estimates that the Arkansas and South Platte basins (essentially the Front Range) have a combined projected by 2050 the average annual supply shortage of 130,000 acre-feet of water (Colorado Water Conservation Board, 2011, p. table 2.2).  The difficulty and expense of incremental trans-mountain diversions coupled with the unsustainability of groundwater mining and agricultural-to-urban transfers—as documented by the CWCB—motivates Front Range water purveyors to address the projected gap and to identify and develop inherently scarce renewable sources of water.

As early as 2005, the Colorado General Assembly created basin roundtables to convene regional water purveyors to address the looming municipal supply gap.  The roundtables were charged to identify “projects and methods to meet the consumptive and nonconsumptive needs of the basin.” (Colorado House Bill 05-1177)  The potential solutions include Identified Plans and Process (“IPP’s”), Conservation, New Supply Development and Alternatives to Agricultural Transfers.

The Arkansas River Basin Roundtable has only a few IPPs to meet the municipal water supply gap identified in its basin.  The most significant of the Arkansas Basin IPPs is the Southern Delivery System (SDS), an $800 million, 62-mile water supply pipeline and associated pumping plants currently under construction by a consortium of four regional water purveyors including Colorado Springs. These purveyors will use a portion of the capacity in the SDS to transport water made available to each of them under their respective contracts with the United States Bureau of Reclamation (USBR).  (U.S. Department of the Interior Bureau of Reclamation, 2005, p.1)  The SDS connects USBR’s Pueblo Reservoir on the Arkansas River, the point of delivery under the USBR contracts, with the purveyors’ service areas. (Colorado Springs Utilities, 2009)

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In order to address a portion of the identified gap between forecast supply and demand within the Arkansas Basin and to provide a substitute source of water for Front Range communities that are too reliant on depleted groundwater aquifers, the design and planning for the SDS anticipate that other water purveyors will subscribe for pipeline capacity to transport renewable water supplies to their service areas.  (Recommended Terms and Conditions and Mitigation of Project Impacts, Southern Delivery System 1041 Application, March 18, 2009)

The Company has commenced discussions with some of these purveyors to determine whether the Company’s water storage and management assets can be integrated with other water resources to meet a portion of the identified gap between forecast supply and demand along the Front Range.  In order to facilitate such collaborative regional water resource planning, in late 2011, the Company filed a water court case seeking authorization for routine exchanges of water between the Company’s storage facilities in the Huerfano/Cucharas watershed and the main stem of the Arkansas River.  Through such exchanges, the water management infrastructure developed for and dedicated to the Company’s Farming Business could also support management of the urban water districts’ demand by delivering water to the SDS for transport to such districts’ service areas.  In February of 2012, the Office of the State Engineer administratively approved such exchanges as part of the Company’s substitute water supply plan (SWSP).  The SWSP is expected to remain in effect until the water court adjudicates the Company’s case.  Although no water management agreement has yet been reached, the Company believes that, based on the identified demand for renewable water supplies and the availability of conveyance capacity in the SDS, we will be able to negotiate mutually satisfactory water management contracts with one or more of these purveyors.

Our Farming Business (“Farming Business”)

In the early 1900’s, coal and other mining in Southeastern Colorado was an important industry, which used significant amounts of water to extract and wash the mined aggregate.  In many cases, it was also necessary to pump groundwater out of the mines to keep the mine shafts from filling.  In both cases, the extracted mineral rich water was drained to the Huerfano and Cucharas Rivers.  This continuous artificial augmentation of the flow in the two rivers created an opportunity for farmers downstream to capture and store that water in reservoirs and to distribute it to their fields through a series of ditches.

However, when the region’s mining business faded in the late 1950s, it was no longer necessary to extract water from the mine shafts so that the mines could be worked.  Thus, the artificial augmentation of the natural flow of the rivers ceased.  As a result, many farmers who had relied on junior water rights to extend their farming operations lost the opportunity to consistently irrigate their fields.  With less water and more variability of flows based on natural hydrography, fewer farms survived to support the mutual irrigation efforts and the remaining farms withered as the water management facilities deteriorated for lack of maintenance, renewal and replacement.

Two Rivers Water Company saw the opportunity to apply modern agronomy and sufficient capital to redevelop the main ditch system (still owned and operated in its reduced state by the Mutual Ditch Company) and other ditch systems (e.g., the Orlando Reservoir No. 2 Company, LLC) to deliver sufficient water to revitalize a portion of the neglected farmlands.  The Company commenced a program to systematically:
•
purchase and redevelop available farmland by deep-plowing the fields, laser-leveling the planting areas (to optimize plant absorption and minimize runoff), installing state-of-the-art irrigation facilities, and applying only organic fertilizers;

•	purchase a suite of water rights (including both diversion rights and storage rights);
•	refurbish the historic ditch systems and reservoirs to restore and upgrade their efficiency;
•	re-establish a sustainable and profitable farming enterprise which could achieve the scale required by modern farming methods and which could put the revived water supply to consistent beneficial use;
•	develop a customer base to consistently buy the farms’ output at prices sufficient to generate profits, and
•	build a reliable, integrated water supply system capable of serving both agricultural and urban needs.

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In redeveloping our farmland, we deploy state-of-the-art methods and equipment with the aim of optimizing product yield, water efficiencies, and labor inputs.  In addition, by using organic compost as fertilizer and by exercising USDA organic farming practices we will be able to maintain a high quality product with optimal yields.  Based on our farming methods and standards, in 2011, Two Rivers Water Company was able to enter into an alfalfa supply contract with a large organic dairy.  The contract commits the dairy to purchase all the alfalfa grown by the Company on up to 5,000 acres and includes provisions to expand that commitment on mutually agreeable terms as the Company expands its Farming Business.  The Company expects to meet the dairy’s high standards for the alfalfa feed based on our farms’ relatively high elevations, modern agronomy, organic farm practices and mineral rich irrigation water.

Two Rivers Farms, LLC (“Farms”) – Our Farming Business

In order to put its water rights and facilities to productive use, the Company formed Farms to manage farms in proximity to our water distribution facilities and has undertaken a program of redeveloping the land, introducing modern agricultural and water management practices including deep plowing, laser leveling and installing efficient irrigation facilities.

During the 2010 growing season, approximately 400 acres of the Company’s land were farmed, primarily for wheat and feed corn, to determine the fertility of the soil and the most efficient and cost effective means of irrigation.

During 2011, the Company developed innovative ways to add irrigable acreage.  As a result, the Company developed 533 acres in 2011.  These additions increased the Company’s farmable acreage to 713.  However, because of the extensive drought in the area Farms did not produce a 2011 crop.

Two Rivers Farms F-1, LLC (“F-1”), Two Rivers Farms F-2, LLC (“F-2”) and TR Bessemer, LLC (“Bessemer”)

On January 21, 2011 the Company formed F-1 to hold certain farming assets and as an entity to raise debt financing for the Company’s expansion of the Farming Business.  In February 2011, F-1 sold $2,000,000 in 5% per annum, 3-year convertible promissory notes that also participates in 1/3 of the crop profit from the related land.  Proceeds from these notes were used to acquire improve irrigation systems, pay for the farmland and retire seller carry-back debt from the purchase of the Mutual Ditch Company.  This allowed water available through the Mutual Ditch Company to be used to irrigate the F-1 farms without encumbrance.

On April 5, 2011 the Company formed F-2 to hold certain farming and water assets and as an entity to raise additional debt for the Company’s expansion of the Farming Business.   During the summer of 2011, F-2 sold $5,332,000 in 6% per annum, 3-year convertible promissory notes that also participates in 10% of the crop revenue from the related lands.  Further, for each $2.50 borrowed, the lender received a warrant to purchase one common share of the Company’s stock at $2.50.  These warrants expire December 31, 2012.  Proceeds from these notes were used to acquire the Orlando and additional farmland and to install irrigation systems.

Both F-1 and F-2 lease their farmland and farming assets to Farms as the operator of the Company’s farming activities.

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On June 6, 2012, the Company formed TR Bessemer, LLC to acquire existing farming operations and associated water rights within and around the Bessemer Ditch system.  The Bessemer Ditch is located east of Pueblo Colorado and south of the Arkansas River.  Associated water rights are acquired through shares in the Bessemer Ditch Company, a mutual ditch company.

Our Water Business (“Water Business”)

Two Rivers Water Company owns and operates various senior water rights in the Huerfano/Cucharas watershed, which we use or plan to use to irrigate our farmland.  This diversified portfolio is made up of a combination of direct flow rights and storage rights.

Table 1 – Surface rights owned by the Company
Structure	Elevation	Priority No.	Appropriation Date	Consumptive Use	Decreed Amount
Butte Valley Ditch	5,909 ft	1	5/15/1862	360 A.F.	1.2 cfs
Butte Valley Ditch		9	5/15/1865		1.8 cfs
Butte Valley Ditch		86	5/15/1886		3.0 cfs
Butte Valley Ditch		111	5/15/1886		3.0 cfs
Robert Rice Ditch	5,725 ft	19	3/01/1867	131 A.F.	3.0 cfs
Huerfano Valley Ditch	4,894 ft	120	2/2/1888	2,891 A.F.	42.0 cfs
Huerfano Valley Ditch		342	5/1/1905		18.0 cfs

Table 2 – Storage rights owned by the Company
Structure	Elevation	Priority No.	Appropriation Date	Consump-tive Use	Decreed Amount (A.F.)	Operable Storage (A.F.)
Huerfano Valley Reservoir	4,702 ft	6	2/2/1888	1,424 A.F.	2,017	1,000
Cucharas Valley Reservoir	5,570 ft	66	3/14/1906	3,055 A.F.	31,956.	10,000
Cucharas Valley Reservoir*	5,705 ft	66c	3/14/1906		34,404
Bradford Reservoir	5,850 ft	64.5	12/15/1905	-	6,000	-
Orlando Reservoir # 2	5,911 ft	349	12/14/1905	1,800 A.F.	3,110	2,400

* A conditional right is a place holder while the engineering and construction of structures are completed to perfect a water right, in this case, to physically store the water.  The conditional right establishes a seniority date but allows time for completion of the project.  Conditional rights are reviewed every six years by the water court to confirm that progress is being made on the effort to perfect the right.  When a conditional water right is perfected, which can be done incrementally in the case of storage, the water right becomes absolute.

The Division of Water Resources administers the water rights of the Arkansas River basin on a daily basis. The Arkansas Daily report is posted on a webpage and shows the “call” with respect to seniority. On each tributary, DWR has full-time and seasonal personnel who monitor the flow in the river and allocate the water to individual water rights based on seniority. Our farmers are in regular contact with the local water commissioner and our resource manager stays in touch with the senior staff members or DWR.

Because the Company’s water rights and operating structures are located at succeeding elevations in the watershed, the system moves water supplies from point of diversion, through storage, to place of use primarily by means of gravity, making the Company’s system far more economical to operate than systems requiring energy to pump water for beneficial use.

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In order to use these rights and structures most efficiently, the Company has planned and begun to implement a program of renovation and integration.  For example, the Company began construction of new outlet works for the 1905 Orlando Reservoir in November of 2011.  The work was completed and successfully tested in February of 2012, approximately a year after the Company’s acquisition.  Also in February of 2012, the Company commenced re-construction of the diversion structure, which takes water from the Huerfano River for storage in the Orlando reservoir, and to irrigate the Company’s nearby farmland.  Pictures of the recent projects are posted on the Company’s website, http://www.2riverswater.com/projects.html.

Additional water facility renovation projects are planned on a phased basis as necessary to provide reliable irrigation for the Company’s expanding farming operations.  The all-in cost for acquisition and renovation of these facilities is much less than the cost required to build new facilities (even if associated water rights were available), because rehabilitating “grandfathered” structures does not require the same kind and scope of analysis and permitting demanded for new facilities under more recent state and federal laws.  In addition, the Company has been able to take advantage of private contracting, value engineering and off-peak scheduling to reduce the cost of its renovation projects.

Also during 2011, Two Rivers Water Company developed and filed two water court cases (District Court, Water Division 2, Colorado) designed to improve the overall efficiency of the emerging system.  The first water court case, designated 11CW94, seeks approval of the Company’s plan to divert and store water even when its rights are not in priority by replacing the water downstream pursuant to a replacement water contract with the Pueblo Board of Water Works.  Although the water court’s ultimate approval to routinely carried out, such an exchange awaits the completion of the judicial process.  The Office of the State Engineer administratively granted a temporary substitute water supply plan (“SWSP”) implementing such an exchange until the case is adjudicated.  Under the SWSP, the Company will be allowed to capture Huerfano River water this spring for upstream storage and later use, even when our rights are not in priority.  To avoid injury to senior water rights which have priority over the Company’s rights during the period of the exchange, the Pueblo Board of Water Works will release water pursuant to the replacement water contract upon the order of the Company.  By means of such exchanges, the Company plans to eventually integrate its water supply system with the overall water use and delivery systems served by the Arkansas River and its tributaries.

The second water court case, 11CW96, seeks changes to the place of use point of diversion for the Robert Rice Ditch (Water Right No. 19).  The proposed changes would not only increase the flexibility of the Company’s water system but would also make Company water available to augment supplies for the Huerfano County town of Gardner.  The second water court case seeks to allow the Robert Rice Ditch direct diversion water right to be moved to storage in the Orlando Reservoir under the Company’s storage right so that the water can be re-timed and used more efficiently to irrigate the Company’s farmland or, alternatively, to augment Gardner’s depletion of the Huerfano River, thus allowing Gardner to operate its municipal wells in the winter.

Two Rivers Water Company, LLC (“TR Water”) – our Water Business

During 2011, the Company formed TR Water to secure additional water rights, rehabilitate water diversion, conveyance and storage facilities and to develop one or more special water districts.

The Huerfano-Cucharas Irrigation Company (“Mutual Ditch Company”)

In order to supply its farms with irrigation water, the Company began to acquire shares in the Mutual Ditch Company, a historic mutual ditch company formed by area farmers in order to develop and put to use their water rights on the two rivers.  At the time the historic Mutual Ditch Company was formed in 1944, the water in the two rivers was continuously augmented by groundwater pumped from coal mines that operated in the watershed.  The augmented and natural flow of the rivers, along with the water rights and facilities of the Mutual Ditch Company were sufficient to provide reliable irrigation water for the Mutual Ditch Company shareholders and their expanding farm enterprises.  However, in the years following World War II, the mines began to cease production and, therefore, stopped pumping groundwater out of the mine shafts and into the river channels.  As a result of the reduction in downstream flow in the rivers, the extent of farming in the watershed could no longer be reliably irrigated.  In some years, crops failed for lack of late summer irrigation water and, over time, once thriving farms withered.  Because of such failures and the reduced flow in the rivers, the shareholders of the Mutual Ditch Company were unable or unwilling to adequately maintain the water diversion, conveyance and storage facilities.  Therefore, at the time the Company decided to invest in the Huerfano/Cucharas watershed, the shares in the Mutual Ditch Company had become less valuable and the residual farming in the area had reverted primarily to pasture and dry grazing.

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Beginning in 2009, the Company systematically acquired shares in the Mutual Ditch Company and, as of December 31, 2010, had acquired 91% of the shares, which it continues to own.   The shares were acquired from willing sellers in a series of arm’s length, negotiated transactions for cash and the Company’s common shares.  As the controlling shareholder, the Company currently operates the Mutual Ditch Company and has undertaken a long-term program to refurbish and restore the historic water management facilities.  Based on management’s estimate of value, which included management’s consideration of an independent appraisal , we determined that the Company’s interest in the historic Mutual Ditch Company had a book value, measured through fair value accounting, of $24,196,000, on December 31, 2011.  The Mutual Ditch Company assets, liabilities and results are consolidated in the Company’s financial statements.

Orlando Reservoir No. 2 Company, LLC (“Orlando”)

Orlando is a Colorado limited liability company originally formed to divert water from the Huerfano River, for storage in the Orlando Reservoir to be re-timed and used for irrigation of farmland in Huerfano and Pueblo Counties.  At the time the Company began investing in the Huerfano/Cucharas watershed, Orlando owned the historic diversion structure, a conveyance system and a reservoir and also owned a small amount of irrigable farmland.  However, the water facilities were in deteriorated condition.  Beginning in January, 2011, through a series of transactions, the latest of which closed on September 7, 2011, the Company acquired 100% ownership of Orlando (through its wholly-owned subsidiary, TR Water) for a combination of cash, stock and seller-financing.  Promptly following the acquisition, the Company began the program for refurbishing the facilities to restore their operating efficiency.  The stated purchase price for Orlando was $3,450,000; however, for reporting the financial statements dated September 30, 2011 (and pending the results of the independent appraisal), we used the value of Company stock used as partial consideration, the purchase price was computed as $3,156,750 based on cash paid, the seller carry-back note and 650,000 of the Company’s common shares issued to the seller.  The purchase price was allocated $3 million to water assets and $100,000 to farm land.  The Company also recorded a forgiveness of debt of $384,000.

Following the purchase of Orlando and considering the refurbishment already underway, the Orlando was independently appraised as of January 16, 2012 at $5,195,000, considering agricultural irrigation as its highest and best use.  The gain from the bargain purchase of $1,736,000 was allocated $1,520,000 to water assets and $216,000 to land.

Approximately 1,500 acres of irrigable farmland in the Butte Valley acquired by the Company in connection with the Orlando purchase (the “Lascar-Butte Acres”) is subject to a conditional right to a repurchase by the sellers.  The repurchase option is for $1.00 but is only effective on or after September 7, 2021 and only if the sellers have previously offered to purchase from the Company at least 2,500 SFE (single family equivalent) Taps, and tendered payment of a $6,500 Water Resource Fee per SFE Tap pursuant to an agreement.  Under that repurchase scenario, the Company would have already begun providing tap water service to the Lascar-Butte Acres and received a minimum of $16,250,000 in Water Resource Fees from sellers.  Also, the sellers of Orlando have the right after twenty years to repurchase Lascar-Butte Acres for $3,000,000.

In 2011 and 2012, the Company made substantial improvements to the Lascar-Butte Acres to restore the farmable land and enhance the associated water rights.  These improvements include but are not limited to installing an irrigation system, rebuilding the outlet works and diversion structure at the Orlando Reservoir, rebuilding the Orlando Ditch, laser leveling the farm land, purchasing nearby land, making filings with the water courts to enhance the water rights, and planting sorghum for harvest.  These improvements will allow the Company to commence farming on the Lascar-Butte Acres in 2012 with a crop of sorghum.  Through December 31, 2011, the Company expended in excess of $1,269,000 in rebuilding and preparing the Lascar-Butte Acres for farming and developing the associated water rights.  The Company believes these substantial improvements satisfy certain obligations under, and terminate, an additional Seller’s option to re-purchase the Lascar-Butte Acres.  The seller had an option to repurchase the Lascar-Butte Acres by September 7, 2013, if the Company did not use its best efforts to complete substantial improvements to the Lascar-Butte Acres, or if the Company did not commence farming on Lascar-Butte Acres.”

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The Orlando assets include not only the reservoir, but also the senior-most direct flow water right on the Huerfano River (the #1 priority), along with the #9 priority and miscellaneous junior water rights.  These water rights are now integrated with the Company’s other water rights on the Huerfano and Cucharas River to optimize the natural water supply.  In addition, the water storage rights, and the physical storage reservoirs, are critical to water supply reliability in the watershed, because the storage system allows the natural spring runoff from snowmelt to be captured and re-timed for delivery to irrigate crops throughout the growing season.  Coupled with the Company’s distribution facilities and farmland, these water diversion and storage rights provide consistent supplies to irrigate and grow our crops.

All of the Two Rivers’ reservoirs are used for irrigation in a similar manner to other reservoirs in the region, with the exception of Pueblo Reservoir which was also constructed for flood control.  Direct flow rights are generally senior to most storage rights but typically do not divert early in the spring when storage rights fill.  The Arkansas River basin below Pueblo Reservoir also operates a Winter Storage Program that re-allocates winter direct flow rights to storage in reservoirs from November 15 to March 15 each year.

Competition

The rights to use water in Colorado have been fully appropriated to beneficial uses (such as agriculture irrigation and municipal and industrial applications) under court decrees and state regulation according to the prevailing Prior Appropriation Doctrine in which more senior (older) water rights take precedence in times of shortage over junior (newer) water rights.  Notwithstanding significant conservation, growth in Colorado with related incremental demands for water has made the rights to divert, convey, store and use water relatively scarce and valuable.  There is significant competition for the acquisition and redeployment of historic water rights.  Many competitors for the acquisition of such rights have significantly greater financial resources, technical expertise and managerial capabilities than the Company and, consequently, we could be at a competitive disadvantage in assembling, developing and deploying water assets required to support our businesses.  Competitors' resources could overwhelm our efforts and cause adverse consequences to our operational performance.  To mitigate such competitive risks, the Company concentrates its efforts in the Huerfano and Cucharas Rivers watershed where its local knowledge and control of a portfolio of water rights, storage facilities, distribution canals and productive farmland create a somewhat protected geographic niche.

Our Competitive Strengths

We have four areas of competitive strengths:  geographic, infrastructure, water rights and demographic.

Geographic – Two Rivers’ reservoirs are advantageously located in the foothills of the Sangre de Cristo Mountains rather than downstream on the Arkansas River.  Our canals deliver water from our reservoirs, via gravity, to our farms and potential municipal users as compared to building expensive pumping systems and pipelines trying to reverse the flow of water back upstream.

Infrastructure – Two Rivers owns 70,000+ acre feet of storage capacity and an extensive system of canals which can be rehabilitated for a fraction of the time and cost required to build new similar storage capacity and delivery systems.

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Water Rights – The direct flow water rights which Two Rivers owns and can be acquired date back to the 1860s through 1890s (Reed Decrees) are the most senior water rights inside the two river basins and are not callable by competing water interests outside the basins on the Arkansas River.

Demographic – Two Rivers water assets are located in Pueblo and Huerfano Counties, Colorado.  Managed correctly and first utilized for the benefit of the citizens of Pueblo and Huerfano Counties, there is a substantial surplus amount of water which can be used for irrigating farmland or filling municipal shortages.

Our Business Strategy

Our business is focused on maximizing shareholder value through taking advantage of systemic changes in the world economic environment.  The growth of the world’s population is demanding additional protein in its diet (generated by grains feeding animals) and access to the limited potable water.

The world’s population is expected to hit 9.1 billion by 2050.  Today the population is 6.7 billion.  Further, in countries with per-capital gross national incomes below $1,000, each 10% increase in income will result in a 6% increase in the use of grains.

Water supplies are adequate in many locations, but other locations are suffering shortages.  According to the 2030 Water Resources Group (an industry research group) by 2030 supplies are expected to be 40% below demand.

Due to demand and shortages, we believe that grains and water will increase substantially in value.  The price of food will continue to increase due to the growth of the middle class worldwide demanding additional protein in their diets (especially in the BRIC countries – Brazil, Russia, India and China), and the increase in world population.  It takes 10 pounds of grain to produce one pound of meat.  The United States and its farmland can help meet this demand since the US remains the world’s largest producer of grains.  Additionally, since food is a world commodity, it is a good hedge against the US Dollar loosing international purchasing power.

We are different from other water companies.  We are farmers with a water bank.  We use farming to cover our overhead and, once we reach 4,500 to 5,000 acres being farmed, make a reasonable return to our shareholders.  In times of drought we can release some of the agriculture water on a temporary, or leased basis, to municipalities through a concept called rotational fallowing.  Rotational fallowing allows us to not grow crops on 20 to 25% of our active farmland for the year and lease water to municipalities.

The farmland and water assets we purchase are accretive to our shareholder value.  We are able to purchase non-productive farmland (but once very productive), prepare the land for efficient farming, install irrigation equipment, purchase 2.5 to 3 acre feet of water per acre for approximately $4,000 to $6,000 per acre.  The fair value of this farmland is approximately $8,000 per acre.

Recently we have turned our attention to acquiring farmland that is currently producing crops with irrigation permitted under relatively secured water rights.  This provides us immediate production without the further expense and time to bring once productive farmland back into production.  It is also easier and less expensive to obtain conventional financing on existing farm operations.

It is important that we purchase adequate water supply for our farming operations.  We operate in a semi-arid location.  Also, irrigated farmland has a much higher yield than non-irrigated farmland.  Irrigated farmland represents only 30% of the total farmland in the U.S. but produces 70% of the crop output.

The water bank we create through the acquisition of water rights for our farm operations is purchased at $500 to $1,500 per acre foot, but once used for municipal use is worth $500 to $600 per acre foot per year on a lease basis, or over $20,000 per acre foot if it is sold for municipal use.

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PROPERTIES

Corporate Offices

In February 2012, Two Rivers signed a 3 year lease for offices at 2000 S. Colorado Blvd, Tower 1, Suite 3100, Denver, Colorado 80222.  The lease for this office is approximately $3,200 per month. Our offices in Colorado Springs and Walsenburg, Colorado are on a month-to-month basis at a collective monthly rent of $2,400.  At the present time, management believes that this space will be adequate for our future anticipated growth.

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Land

We own the following land:
Location	Legal Description	Acreage
Pueblo Cty, CO	Lots 2-4 Sec 4-22-62 less Lot 4 by WD#1519965 to Hall formerly #22-000-00-135	85.3
Pueblo Cty, CO	33-21-62 SE4 Less POR sold in WD#123993 to Cook Formerly 12-000-00-042	120
Pueblo Cty, CO	E2 35-22-63 320A	320
Pueblo Cty, CO	N2 SE4 26-22-63 Contg 80A formerly 23-000-00-139	80
Pueblo Cty, CO	N2 S2 SE4 26-22-63 (40A) formerly 23-000-00-193	40
Pueblo Cty, CO	36-22-63 All por of sec 36 desc as: comm fr NW cor of sec, N 88 deg 27 min 59 sec E alg N ln of sec A dist of 23304.98 ft, th S 03 deg 53 min 33 sec E a dist of 5270.92 ft to a sandstone marking th S4 of sec 36 th S 89 deg 24 min 00 sec W alg S ln of sec A dist of 2647.27 ft to SW cor of sec th N 00 deg 09 min 46 sec W alg the W ln of sec A dist of 5224.83 ft to pt of beg less 3.2A for ditch formerly #23-000-00-157	297.24
Pueblo Cty, CO	NW 1/4 31-22-62 150.77A	150.77
Pueblo Cty, CO	25-22-63 SW4 (160A) contg 320A less POR retained by Disanti formerly #23-000-00-072	160
Pueblo Cty, CO	35-22-63 That part of Sec 36, lying ely of desc Div Ln; comm fr NW cor of Sec 36 monumented with 3/4: x 30" rebar & 3-1/4" alum cap n 88 deg 27 min 59 sec E alg N Ln of SD sec 36 a dist of 2304.98 ft to pt of beg of sd div ln, sd ln runs S 03 dge 53 min 33 sec E a dist of 5270.92 ft to a sandstone being the S4 cor of SD sec 36 + the pt of terminums of ths div ln formerly #23-000-00-157	338.86
Pueblo Cty, CO	A PAR of land being a POR of the SE4 25-22-63 more part desc as follows: Comm from the NE Cor of the SE4 of SD sec 25, S 00 deg 00Min 00Sec E alg the Eln of SD sec 25, a dist of 1905.92 ft; th N 90 deg 00 Min 00sec W, a dist of 844.0 ft to the true pt of beg, th cont N 90 deg 00 Min 00Sec W a dist of 946.00 ft; th N 12 deg 16 min 49 sec E, a dist of 322.91 ft; th N 04 deg 58 min 28 sec W , a dist of 1543.82 ft to the N ln of undercliff rd (county rd); th N 89 deg 18 min 31 sec E alg the S	41
Walsenburg, CO
TOWNSHIP 28 SOUTH, RANGE 67 WEST OF THE 6TH P.M. Section 19: Part of the SW1I4NW1I4, NW1I4SW1I4, SEI/4NWI/4 being more particularly described as follows: Beginning at the SW comer of the NW1I4SW1/4, thence S 89°41 'E a distance of 1355.7 feet, thence N 0° 33' E a distance of583.3 feet; thence N 45° W a distance of333.3 feet; thence N 10° E a distance of 198 feet; thence N 31 ° 15' E a distance of 174.9 feet, thence N 9°E a distance of 152.7 feet, thence East a distance of 263.8 feet thence N45°E a distance of 149.9 feet, thence N 44°48' W a distance of 443.3 feet; thence N25°35'E a distance of72.6 feet, thence S64°E a distance of 133 feet, thence N9°1 O'E a distance of201.3 feet, thence N43°W a distance of 168.3 feet, thence N28°34'E a distance of 247.5 feet; thence N44°48'W a distance of 475.8; thence S 89°57'W a distance of 1142.7 feet; to the NW comer ofSWl!4NW1I4, thence S0054W a distance of 1306.25 feet to the W1I4 comer of said section 19 and 2612.5 feet to the place of beginning Section 24: SI/2NE1/4NE1I4 less that part conveyed to Huerfano County Hospital District in Book 392, Page 535. Also a tract of land being Part of the SE1I4 and more particularly described as follows: Beginning at the S1I4 comer, thence North 2640 feet, thence East 726 feet; thence south 1996 feet, thence in a Northeasterly direction 75 feet, thence north 1980 feet; thence east 1815 feet, thence south 412 feet; thence in a southwesterly direction along the north right of way of the D&RGW railroad to the point of beginning except that part conveyed to Jesus Maria Lopez in Book 40, Page 78 and Ramon Vigil in Book 33, Page 326 and less that part conveyed to the D&RGW railroad ROW.
		76.38

Location	Legal Description	Acreage
Huerfano, CO	S 1/2 of the NW 1/4 of Section 4, Township 27 South, Range 64 West, Huerfano County, Colorado; The SW 1/4 of Section 4, Township 27 South, Range 64 West, Huerfano County, Colorado; the S 1/2 of the NE 1/4 of Section 5, Township 27 South, Range 64 West	320
Pueblo Cty, CO
The SE 1/4 of Section 15, Township 22 South, Range 63 Parcel 1:  West of the 6th principal meridian, except that portion conveyed in Book 1208 at page 425.  Also except a rectangular area, being 50 ft by 200 ft and located in the Southwest corner of the SE 1/4 of section 15, described as follows:  Beginning at the southwest corner of the SE 1/4 of section 15, township 22 south, range 63 west of the 6th principal meridian, thence north along the west side of the said SE 1/4 of section 15, a distance of 200 ft; thence east 50 feet parallel to the south line of the said section 15:  thence south 200 ft to a point on the south line of said section 15; thence west along the south line of said section 15, a distance of 50 feet more or less to the point of beginning .
		1120
Pueblo County, CO	Parcel 2: The SE 1/4 of Section 23, Township 22 South, Range 63 West of the 6th Principal Meridian, County of Pueblo, State of Colorado	incl
Pueblo County, CO	Parcel 3: The S 1/2 of Section 24, Township 22 South, Range 63 West of the 6th Principal Meridian, County of Pueblo, State of Colorado	incl
Pueblo County, CO	Parcel 4: The N 1/2 of Section 25, Township 22 South, Range 63 west of the 6th Principal Meridian, except one square acre in the SE corner thereof, County of Pueblo, State of Colorado	incl
Pueblo County, CO	Parcel 5: The SW 1/4 of Section 26, Township 22 South, Range 63 West of the 6th Principal meridian, County of Pueblo, State of Colorado	incl
Pueblo County, CO	SE4 LESS E 30 FT + S 30 FT RD + 50X200 FT TR 15-22-63	incl
Huerfano, CO	Lot 146, Colorado Land & Livestock, Unit F, as filed April 29, 1981, at reception no 282669, Map No 169, according to the records of the clerk and recorder for Huerfano County, CO: 2083 CR 104, Walsenburg, CO 81089	42
Huerfano, CO	Lot 145 Unit F CLL Ranch; 289 Chickasaw Dr, Walsenburg, CO 81089	42
Huerfano, CO	Orlando Properties	1500
Huerfano, CO
A parcel of land located in Sections 17, 18, 19. 20, Township 26 South, Range 66 West of the 6th  P.M., also being a portion of Orlando Reservoir No2, per plat of Amended Grant of Easement and Result of Survey Plat recorded April 29, 19811, as Map 170, Pocket 3, Folder 3, (also known as Colorado Land and Grazing Unit "E", being more particularly described as follows:  Beginning at the SE corner of the Orlando Reservoir No 2 parcel and northerly
		incl
Pueblo Cty, CO
Parcel A:  Beginning at a point on the South line of the N 1/2 SW 1/4 of Section 2, Township 21 South, Range 63 West of the 6th P.M., 1654 feet East of the SW corner of the NW 1/4SW1/4 of said Section 2;  Thence East along the said South Line of the N1/2SW1/4 of Section 2, 932.5 feet to a point 16 feet West of the SE corner of the NE1/4SW1/4 of Section 2; Thence North Parallel to and 16 West of the North and South center line of said section 2, 2592.5 feet to an iron bolt set 6ft in the ground; thence North 65degrees10' West Parallel to and about 30 feet up the hill or South of the foot of the bluff, 527 feet, more or less to the south Bank of the Arkansas River; Thence Westerly along the South bank of the Arkansas River 257 ft, more or less to the NW line of the Fort Reynolds military reservation; thence in a Southwesterly direction along the NW line of said Fort Reynolds military reservation 253 ft, more or less to a point which is the NE corner of a tract of land deed to Grace May Cotton, November 16, 1910; thence South 2698 ft to the place of beginning
		34

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Location	Legal Description	Acreage
Pueblo Cty, CO	Parcel B: The SW corner of the NE quarter of Section 10, Township 21 South, Range 63 West of the 6th P.M., County of Pueblo, State of Colorado, Less 1.81 acres for County road except 30 feet in width along the west and south sides for roads	38.19
Pueblo Cty, CO	Parcel C: The South 35 acres of the SE quarter of the NE quarter of Section 10, Township 21 South, Range 63 West of the 6th P.M., County of Pueblo; Except 30 ft strips along the East side and South side for roads; Also described as the SE 1/4 of the NE 1/4 of Section 10, Township 21 South, Range 63 West of the 6th P.M.; Except the North 5 acres and except the South 5 acres of the North 10 acres and except 30 ft strips along the East side and South side for roads	35
Pueblo Cty, CO	Parcel D: NW1/4 of the NE 1/4 of Section 10, Township 21 south, Range 63 West of the 6th P.M., county of Pueblo, State of Colorado, except that portion reserved for road purposes as contained in deed recorded November 1, 1904 in Book 272 at Page 416, County of Pueblo	35
Pueblo Cty, CO	W 1/4 NE 1/4 10-21-63 40A	40
	TOTALS	4915.74

Water

Two Rivers Water Company owns and operates various senior water rights in the Huerfano/Cucharas watershed, which we use or plan to use to irrigate our farmland.  This diversified portfolio is made up of a combination of direct flow rights and storage rights.

Table 3 – Surface rights owned by the Company
Structure	Elevation	Priority No.	Appropriation Date	Consumptive Use	Decreed Amount
Butte Valley Ditch	5,909 ft	1	5/15/1862	360 A.F.	1.2 cfs
Butte Valley Ditch		9	5/15/1865		1.8 cfs
Butte Valley Ditch		86	5/15/1886		3.0 cfs
Butte Valley Ditch		111	5/15/1886		3.0 cfs
Robert Rice Ditch	5,725 ft	19	3/01/1867	131 A.F.	3.0 cfs
Huerfano Valley Ditch	4,894 ft	120	2/2/1888	2,891 A.F.	42.0 cfs
Huerfano Valley Ditch		342	5/1/1905		18.0 cfs

Table 4 – Storage rights owned by the Company
Structure	Elevation	Priority No.	Appropriation Date	Consump-tive Use	Decreed Amount (A.F.)	Operable Storage (A.F.)
Huerfano Valley Reservoir	4,702 ft	6	2/2/1888	1,424 A.F.	2,017	1,000
Cucharas Valley Reservoir	5,570 ft	66	3/14/1906	3,055 A.F.	31,956.	10,000
Cucharas Valley Reservoir*	5,705 ft	66c	3/14/1906		34,404
Bradford Reservoir	5,850 ft	64.5	12/15/1905	-	6,000	-
Orlando Reservoir # 2	5,911 ft	349	12/14/1905	1,800 A.F.	3,110	2,400
* A conditional right is a place holder while the engineering and construction of structures are completed to perfect a water right, in this case, to physically store the water.  The conditional right establishes a seniority date but allows time for completion of the project.  Conditional rights are reviewed every six years by the water court to confirm that progress is being made on the effort to perfect the right.  When a conditional water right is perfected, which can be done incrementally in the case of storage, the water right becomes absolute.

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Employees

At June 30, 2012, the Company and its subsidiaries employed 16 full-time employees and 14 part-time, seasonal agriculture employees.  None of these employees is covered by a collective bargaining agreement.  The Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer have entered into employment agreements with Two Rivers Water Company.  We consider our relationship with our employees to be good.

LEGAL PROCEEDINGS

In the ordinary course of our business, we are subject to periodic lawsuits, investigations and claims, including, but not limited to, contractual disputes, premises claims and employment and environmental, health, and safety matters. Although we cannot predict with certainty the ultimate resolution of lawsuits, investigations and claims asserted against us, we do not believe any currently pending legal proceeding to which we are a party will have a material adverse effect on our business, prospects, financial condition, cash flows and results of operations.

Morrow Suit

The Company was notified in September 2009, that it was named as a defendant in a lawsuit that alleges either the Company or another third party bank did not have a proper promissory note and deed of trust against a short-term mortgage loan made to a borrower in April 2008 (“Morrow” loan and suit).   After the Company made the Morrow loan, the note was improperly transferred to Jaguar Group, LLC (“Jaguar”).  When the Company discovered the improper transfer, the Company requested Jaguar to return all documents to the Company or fund the loan.  On August 4, 2008, Jaguar re-assigned the note and deed of trust back to the Company.  However, Jaguar never returned to the Company the original lending file and documentation.  During the period of time that Jaguar was in possession of the Morrow file, the lawsuit alleges that Jaguar used the Morrow note and deed of trust to obtain money from another third-party bank.

Morrow sold the property representing the security interest via the deed of trust in the note in February 2009.   Closing occurred through a title company with title insurance issued.  At the closing, the Company received $77,000 as payoff on the Morrow note.  Therefore, the other third party bank did not receive any proceeds.   Presently the third party bank is suing the current owner of the property that Morrow sold for payment on the note.  The property owner has filed a complaint in State of Colorado, Adams County District Court naming Northsight and the third party bank as defendants.  The plaintiff seeks either Northsight to pay the third party bank or for the third party bank to release its claim to the property.  If Northsight is not successful in its defense, then its exposure is $77,000 plus potential fees and interest.

The Company believes it properly received the proceeds and is being represented by legal counsel to defend its position.  However, to avoid additional legal fees and potential exposure, the Company is in the process of offering a settlement to the plaintiff.  The Company has posted $100,000 with the court in respect to this matter.

There are no other legal actions that name the Company and/or its officers and directors as defendants.

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CORPORATE INFORMATION

The principal executive offices of two Rivers water company are located at 2000 S. Colorado Blvd. Tower 1, Suite 3100, Denver, CO 80222 and the telephone number at this address is 303-222-1000. Our website address is www.2riverswater.com.  Information on, or assessable through, our website is not part of, and will not be deemed to be incorporated into, this prospectus or the registration statement of which this prospectus forms a part. Investors should not rely on any such information in deciding whether to purchase our common stock.

MANAGEMENT AND BOARD OF DIRECTORS

Executive Officers and Directors

Set forth below is information concerning our current executive officers and directors and prospective directors as of September 1, 2012.

Name	Age	Position
John McKowen	62	Chief Executive Officer, Chairman of the Board of Directors
John Stroh, II	65	Director
Dennis Channer	62	Director
Brad Walker	53	Director
Gregg Campbell	68	Director
Wayne Harding	57	Chief Financial Officer, Secretary
Gary Barber	57	Chief Operating Officer, President

JOHN R. MCKOWEN. Mr. McKowen has served as the Chief Executive Officer and a Director and Chairman of the Board of the Company since the Company was founded in December 2002. Mr. McKowen also served as President and Chief Executive Officer of Navidec, Inc. from August 2003 to September 2004 and served as a director of Navidec, Inc., from December 2002 to May 2005. Navidec, Inc. became BPZ Energy. Mr. McKowen was hired by Navidec, Inc. as a financial consultant in 1996 and was involved in the private, public and secondary financing of Navidec, Inc. He served as a financial consultant to Navidec, Inc. until March 1999. Mr. McKowen began his career in the financial services industry 1978. In 1984, Mr. McKowen began working as an independent consultant and has worked in that capacity for the last 23 years. Mr. McKowen received a B.A. in economics from Metropolitan State College. Mr. McKowen provides our Board with not only knowledge of financing of public companies, but also his experience in managing public companies.

JOHN STROH II. Mr. Stroh has served as a director of the Company since November, 2009 and as President of the Company since August, 2009. Mr. Stroh received his Bachelor of Science in Business Administration from Colorado State University in 1976. In 1991, he passed the Colorado State Certified Appraiser exam. He received his real estate broker license in the State of Colorado in 1976. Mr. Stroh has been a real estate broker since he received his broker license in 1976. He is the owner/managing broker of Southern Colorado Land and Livestock Company, a real estate management, appraisal, consulting, and brokerage firm.

Mr. Stroh is also an instructor for the Trinidad State Junior College. He teaches real estate courses including water law, broker courses, and mandatory fair housing courses.

Mr. Stroh is Secretary of the Lower Cucharas Water Users Association and Secretary of the Holita Ditch and Reservoir Companies and Secretary of the Walsenburg Ditch Company. He is also Chairperson of the Sangre de Cristo Habitat Partnership Program Committee.

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Mr. Stroh provides the Board of Directors with knowledge and experience in the water industry, the Company’s main line of business.

DENNIS CHANNER. Mr. Channer has 37 years of financial and investment management experience. Since 2001, Mr. Channer has been a Principal at Cornerstone Investment Advisors LLC, a financial planning, portfolio and trust management firm. He served on the board of directors and as chair of the governance, compensation and audit committees for AeroGrow International (a public company based in Boulder Colorado USA, NASDAQ, AERO) in 2007 and 2008. During late 1999 through 2000, he served as a Senior Consultant and Vice President of Portfolio Management Consultants, Inc. a premier provider of Wealth Management Services. Mr. Channer is also the former co-founder, Managing Director, and served as Chairman of the Board of Investors Independent Trust Company from 1996 through late 1999. His background includes experience as a Certified Financial Planner, Registered Investment Advisor, Certified Public Accountant and Controller.

Mr. Channer holds an active CFP®, AEP® (Accredited Estate Planner), and a CPA license in Colorado. He received his BS from Metropolitan State College of Denver.

Mr. Channer provides the Board of Directors with both financial knowledge and management experience. He is Chair of our Audit Committee.

BRAD WALKER. Mr. Walker earned a B.S. degree in Soil Science in 1982 from University Wisconsin-Stevens Point. He worked for the USDA-ARS in Fort Collins as a Research Associate from 1982 to 1985. Mr. Walker first experience as a crop consultant was with Servi-tech beginning in 1985. He started his own consulting firm (AgSkill) in 1986 and today he is still a consultant and President of AgSkill, Inc. Mr. Walker works with growers by checking fields and advising them on fertility management, irrigation management, and pest management. He also designs Nutrient Management Plans for livestock operations for both the EPA and the Colorado Dept. of Public Health & Environment. Mr. Walker works with Lower Arkansas Water Management Association (LAWMA) as a consultant to establish grass on land that is now dry but was previously irrigated. He is also approved by the Colorado Water Courts to evaluate grass stands on land that was previously irrigated. He also conducts contract research, primarily involving pesticide applications on small plots for efficacy and residue evaluations.

Mr. Walker brings to the Board of Directors an understanding of farming and soil conditions.

GREGG CAMPBELL. Mr. Campbell began his career in water with the Denver Board of Water Commissioners in 1974. Over a span of fourteen years with Denver Water, he served in various engineering capacities, was Chief Planner for the Denver water system, and oversaw the management of Denver's multi-billion dollar water portfolio as Chief of Water Rights Acquisition, Protection and Development.

In 1988, Mr. Campbell left public service for the private sector, founding Kiowa Resources, Inc., a water investment and development venture. As president and CEO of Kiowa, he directed the acquisition of senior South Platte River water rights and assets and the development of an innovative municipal water supply project concept that has been widely copied. Kiowa Resources ceased operations in 2001.

In 1995, Mr. Campbell founded HydroSource, LLC to provide consulting and water rights brokerage services to buyers and sellers of water, water rights, and water storage reservoirs in both the public and private sectors of the Colorado Front Range. HydroSource specializes in assembling large blocks of water, water rights, and water storage for municipal and commercial customers, but provides equal attention to the needs of individual clients. HydroSource emphasizes customizing water transactions to fit the client's specific needs. The company has successfully closed in excess of one hundred million dollars in water rights and water storage sales.

Mr. Campbell has testified on multiple occasions as an expert on water rights, and water rights and water storage valuation, in Colorado water court and condemnation proceedings.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Mr. Campbell brings to the Board of Directors an in depth knowledge of water and water rights. He also serves as Chair of our Compensation, Nominating and Governance Committee.

WAYNE E. HARDING, III.  Mr. Harding has worked with Two Rivers as a controller and handling of its SEC filings since July 28, 2008.  On September 11, 2009, Mr. Harding was appointed the Chief Financial Officer and Secretary of Two Rivers. He has served as a director of Two Rivers from November, 2009 through this Annual Meeting of the Shareholders.  Mr. Harding served on the board of directors, chair of the governance, compensations and audit committees for Aerogrow International (a public company based in Boulder Colorado USA, OTC: AERO) from 2005 – 2007 and from 2011 to current and head of the audit committee from 2011.  He has served as vice president business development of Rivet Software since December 2004. From August 2002 to December 2004 Mr. Harding was owner and President of Wayne Harding & Company CPAs and from 2000 until August 2002 he was director-business development of CPA2Biz.

Mr. Harding holds an active CPA license in Colorado and received his BS and MBA degrees from the University of Denver, where he currently serves on the School of Accountancy Advisory Board and head of the Academic Excellence Committee.  Mr. Harding also teaches in the University of Denver MBA program on accounting topics.  He is also past-President of the Colorado Society of CPAs.

GARY BARBER. Mr. Barber is originally from Colorado Springs, Colorado, graduating from Manitou Springs High School (1972) and the U.S. Air Force Academy (1976).  He has been involved in commercial real estate brokerage, water rights brokerage and consulting to public and private entities.  Mr. Barber currently represents the El Paso County Water Authority, the Pikes Peak Regional Water Authority and manages two Metropolitan Districts, quasi-municipal governments formed to provide public services and resolve water issues of various types. He is chairman Arkansas Basin Roundtable, a multi-disciplinary body formed by the Colorado General Assembly in 2005.  This collaborative group, comprised of representatives from the counties, cities and special interests in Southern Colorado, is attempting to address the consumptive and non-consumptive water needs of the future.

Mr. Barber provides the Company with knowledge and experience in the water industry and project management.

COMMITTEES OF THE BOARD OF DIRECTORS

The Company has established a Board of Conduct, an Audit Committee, a Charter and a Governance Committee, a Compensation Committee, and a Nominating Committee all of which have specific Board-adopted charters.

CONFLICTS OF INTEREST - GENERAL

Our directors and officers are, or may become, in their individual capacities, officers, directors, controlling shareholder and/or partners of other entities engaged in a variety of businesses. Thus, there exist potential conflicts of interest including, among other things, time, efforts and corporation opportunity, involved in participation with such other business entities. While each officer and director of our business is engaged in business activities outside of our business, they devote to our business such time as they believe to be necessary.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

CONFLICTS OF INTEREST - CORPORATE OPPORTUNITIES

Presently no requirement is contained in our Articles of Incorporation, Bylaws, or policies which require officers and directors of our business to disclose to us business opportunities which come to their attention outside the scope of their service to the Company. Our officers and directors do, however, have a fiduciary duty of loyalty to us to disclose to us any business opportunities which come to their attention, in their capacity as an officer and/or director or otherwise.  Excluded from this duty would be opportunities which the person learns about through his involvement as an officer and director of another company.  We have no intention of merging with or acquiring an affiliate, associate person or business opportunity from any affiliate or any client of any such person.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC.  Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.  Based solely on our review of copies of such reports received, and representations from certain reporting persons, we believe that, during the fiscal year ended December 31, 2011, all of the Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were filed in compliance with all applicable requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INTERCOMPANY TRANSACTIONS

The Company eliminated assessments owed from the Company to the Mutual Ditch Company.  The remaining assessments are from unrelated parties.

OFFICER AND DIRECTORS TRANSACTIONS

During the year ended December 31, 2011, the Company paid Mr. McKowen, the CEO and Chairman of the Company, total compensation of $246,291 which consists of salary of $193,042, a bonus of $26,660, health and dental insurance benefit of $10,089 and office allowance of $16,500.

During the year ended December 31, 2011, the Company paid Mr. Harding, the CFO of the Company, a total compensation of $294,965, which consists of salary of $127,167, a bonus of $20,498, and health and dental insurance benefit of $4,800.  Mr. Harding also received 100,000 shares from his RSU grants that were valued at $142,500.

During the year ended December 31, 2011, the Company paid Mr. Barber, the COO of the Company, a total compensation of $173,862, which consists of salary of $109,000, bonus of $31,162, contract consulting fees of $18,500, health and dental insurance benefit of $3,200, and an office allowance of $12,000.

On August 17, 2009, the Company, through its wholly owned subsidiary TRWC, and TRB formed HCIC, a joint venture.  Under the terms of the Joint Venture agreements, the Company, at the Company’s sole discretion, can contribute up to $2,850,000 in cash.  TRB contributed purchased options in the Mutual Ditch with a fair value of $2,850,000. Under certain conditions, TRB members can exchange their membership units in TRB for common shares in Two Rivers.   In September 2010, the Company exchanged 7,500,000 of its common shares for 100% of TRB’s interest in HCIC.  After this exchange, the Company owns 100% of HCIC.

Mr. Stroh, a Director of the Company, is also a managing member of Two Rivers Basin, LLC (“TRB”).

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

EXECUTIVE AND DIRECTOR COMPENSATION

The following table sets forth certain information concerning compensation paid by the Company to the President and the Company’s two most highly compensated executive officers for the fiscal years ended December 31, 2011, 2010 and 2009 (the "Named Executive Officers"):

SUMMARY EXECUTIVE COMPENSATION TABLE

Name & Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (11)	Option Awards ($)	Non-equity incentive plan comp ($)	Non-qualified deferred comp earnings ($)	All other comp ($)	Total ($)
John McKowen, CEO, Chairman	2011(1)	193,042	26,660	-	-	-	-	26,589	246,291
	2010(2)	223,158	-	-	-	-	-	14,738	237,896
	2009(3)	241,484	27,500	-	-	-	-	7,476	276,460
Wayne Harding, CFO & Secretary	2011(4)	127,167	20,498	142,500	-	-	-	4,800	294,965
	2010(4)	97,750	1,833	-	-	-	-	14,880	114,463
	2009(5)	95,423	6,250	-	-	-	-	23,069	124,742
Gary Barber, COO & Pres.	2011(6)	109,000	31,162	-	-	-	-	33,700	173,862
	2010(7)	-	-	-	-	-	-	32,000	32,000
John Stroh, President	2011(8)	-	-	101,247	-	-	-	76,045	177,292
	2010(9)	45,260	1,125	-	-	-	-	58,437	104,822
	2009(10)	-	-	-	-	-	-	63,192	63,192

(1)	Other Compensation is the payment of the health insurance benefit by the Company ($10,089) and office allowance ($16,500).
(2)	Other Compensation is the payment of the health insurance benefit by the Company ($5,757) and auto allowance ($8,981).
(3)	Other Compensation is the payment of the health insurance benefit by the Company ($7,476).
(4)	Other Compensation is the payment of the health insurance benefit by the Company.
(5)
Salary and bonus is the amount for the entire year ending December 31, 2009.  Mr. Harding did not become an officer of the Company until September 2009 and did not become a director of the Company until November 2009 and resigned in 2010. Other Compensation is the payment of dental and health insurance benefit ($23,069).

(6)	Other Compensation is the payment of the health insurance benefit by the Company ($3,200), office allowance ($12,000), and consulting fees ($18,500).
(7)	Mr. Barber was paid as a contract employee during 2010.
(8)	Mr. Stroh’s Other Compensation is the payment of contract pay.
(9)	Mr. Stroh’s Other Compensation is the payment of contract pay of $54,666 and health insurance benefit payment by the Company of $3,771.
(10)
Mr. Stroh became the President of TRWC, Inc. in August, 2009.  He is paid via a contract labor agreement.  In 2009, Mr. Stroh was paid $61,840 in contract labor and $1,352 in health and dental insurance premiums.

(11)	Stock award compensation is based on Restricted Stock Units granted, vested and issued during the year.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

EMPLOYMENT AGREEMENTS

The Company’s Board has a separate compensation committee; which determines the compensation for the Company’s officers and directors.  Members of the committee are Gregg Campbell (Chair), Dennis Channer and Brad Walker.

The compensation committee approves employment agreements and bonuses paid to the Company’s executives.  There is no set schedule for the payment of bonuses.  Bonuses are considered when certain benchmarks are reach by the Company.  The benchmarks can include such activities as a successful capital or debt raise, operational performance, and acquisitions of significant assets or agreements that is accretive to the Company’s business.  Both the benchmarks and the amount and type of bonus are determined by the Company’s Board of Directors through its compensation committee.

The Company’s CEO, John McKowen, can recommend to the compensation committee salaries and bonuses.  However, the independent compensation committee has the final determination in compensation for the Company’s executives.   The Company’s CEO does not sit on the compensation committee and recuses himself from any and all votes regarding his compensation by the Board of Directors and/or the compensation committee.

All in-place employment agreements provides for accelerated option vesting in the event of a change in control.  Change in control is defined as the sale or other disposition to a person, entity or group of 50% or more of the consolidated assets of the Company taken as a whole.

On September 9, 2004, (and amended on June 15, 2005 and December 16, 2010) the Company entered into an employment agreement with John McKowen, as President and CEO.  The initial term of the contract was two years, which renews automatically for successive one year terms unless and until either party delivers notice of termination within  30 days of the expiration of the then current term.

On November 1, 2008, (and amended on December 16, 2010) the Company entered into an employment agreement with Wayne Harding.  The initial term of the contract was one year, which renews automatically for successive one year terms unless and until either party delivers notice of termination within 30 days of the expiration of the then current term.

On December 16, 2010 the Company entered into an employment agreement with Gary Barber.  The initial term of the contract is one year, which renews automatically for successive one year terms unless and until either party delivers notice of termination within 30 days of the expiration of the then current term.

During the year ended December 31 2011, no changes in Mr. McKowen’s pay were made.  Effective January 1, 2011, Mr. McKowen’s pay is reduced to $180,000 per year, Mr. Barber’s pay is $120,000 per year and Mr. Harding’s pay is $120,000 per year.

Besides compensation levels, Mr. McKowen’s, Mr. Barber’s and Mr. Harding’s employment agreement terms are similar.  Each has a one year term, automatically renewing unless notification of termination is delivered within 30 days of the term expiration, and the Board determines annual incentive compensation at the Board’s sole discretion.  If there is a change of control, each is entitled to an accelerated option/RSU vesting.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth certain information concerning outstanding option awards held by the President and our most highly compensated executive officers for the fiscal year ended December 31, 2011 to the "Named Executive Officers":

	No. of securities underlying exercised options (#)	No. of securities underly-ing unexer-cised options (#)	Equity incentive plan awards: No. of securities underlying unexer-cised unearned options (#)	Option exercise price ($)	Option expir-ation date	No. of shares or units of stock that have not vested (#)	Market Value of shares or units of stock that have not vested ($)	Equity incentive plan awards: no. of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards; Market or payout value of unearned shares, units or other rights that have not vested ($)
John McKowen, CEO	0	0	0	N/A	N/A	0	0	0	0
Gary Barber, President	0	0	0	N/A	N/A	0	0	0	0
Wayne Harding, CFO	0	0	0	N/A	N/A	0	0	0	0

During the year ended December 31 2010, the following stock option equity awards were converted to Restrictive Stock Units:
John McKowen: 1,480,948 shares
Wayne Harding: 200,000 shares

The following table sets forth certain information concerning outstanding option awards held by the President and our most highly compensated executive officers for the fiscal year ended December 31, 2011 to the "Named Executive Officers":

		Estimated future payouts under non-equity incentive plan awards			Estimated future payments under equity incentive plan awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All other stock awards: No. of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)
John McKowen	Oct 2010	N/A	N/A	N/A	1,480,948	2,480,947	2,480,947	0	0	N/A	4,561,000
Gary Barber	Oct 2010	N/A	N/A	N/A	333,333	1,000,000	1,000,000	0	0	N/A	1,701,000
Wayne Harding	Oct 2010	N/A	N/A	N/A	200,000	700,000	700,000	0	0	N/A	1,292,000

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DIRECTOR COMPENSATION

The following table sets forth certain information concerning compensation paid to our directors for services as directors, but not including compensation for services as officers reported in the "Summary Executives Compensation Table” during the year ended December 31, 2011:

Name	Fees earned or paid in cash ($)	Stock awards ($) (4)	Option Awards ($)	Non-equity incentive plan compen- sation ($)	Non- Qualified Deferred compen- sation earnings ($)	All other compen-sation ($)	Total ($)
John McKowen (1)	-	-	-	-	-	-	-
Gary Barber (2)	-	-	-	-	-	-	-
John Stroh II (3)	2,500	-	-	-	-	-	2,500
Bradley Walker	5,500	44,150	-	-	-	565	50,215
Dennis Channer	5,500	44,150	-	-	-	71	49,721
Gregg Campbell	2,500	22,250	-	-	-	-	24,750

(1)	(During the year ended December 31, 2010, Mr. McKowen received compensation as set forth in the Executive Compensation Table on page 52.
(2)	During the year ended December 31, 2010, Mr. Barber received compensation as set forth in the Executive Compensation Table on page 52.
(3)	(3) During the year ended December 31, 2010, Mr. Stroh also received compensation as set forth in the Executive Compensation Table on page 52.
(4)	Stock awards are granted the first calendar quarter following the calendar year of service.

Each outside director receives $1,000 and 5,000 shares of the Company’s stock per calendar quarter and $500 per meeting in person along with reimbursement of reasonable travel costs.  These payments include services for the Board Committees.

CODE OF ETHICS

The Company has adopted a Code of Ethics for the Board and the salaried employees.

CONFLICTS OF INTEREST - GENERAL

Our directors and officers are, or may become, in their individual capacities, officers, directors, controlling shareholder and/or partners of other entities engaged in a variety of businesses. Thus, there exist potential conflicts of interest including, among other things, time, efforts and corporation opportunity, involved in participation with such other business entities. While each officer and director of our business is engaged in business activities outside of our business, they devote to our business such time as they believe to be necessary.

CONFLICTS OF INTEREST - CORPORATE OPPORTUNITIES

Presently no requirement is contained in our Articles of Incorporation, Bylaws, or minutes which require officers and directors of our business to disclose to us business opportunities which come to their attention. Our officers and directors do, however, have a fiduciary duty of loyalty to us to disclose to us any business opportunities which come to their attention, in their capacity as an officer and/or director or otherwise. Excluded from this duty would be opportunities which the person learns about through his involvement as an officer and director of another company. We have no intention of merging with or acquiring an affiliate, associate person or business opportunity from any affiliate or any client of any such person.

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INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by the Colorado Corporation Act, the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care is very limited. In addition, as permitted by the Colorado Corporation Act, the Bylaws of the Company provide generally that the Company shall indemnify its directors and officers to the fullest extent permitted by Colorado law, including those circumstances in which indemnification would otherwise be discretionary.

The Company has agreed to indemnify each of its directors and executive officers to provide the maximum indemnity allowed to directors and executive officers by the Colorado Corporation Act and the Bylaws, as well as certain additional procedural protections. In addition, the indemnification agreements provide generally that the Company will advance expenses incurred by directors and executive officers in any action or proceeding as to which they may be indemnified.

The indemnification provision in the Bylaws, and the indemnification agreements entered into between the Company and its directors and executive officers, may be sufficiently broad to permit indemnification of the officers and directors for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

AUDIT COMMITTEE

In 2010 the Company established a separate Audit Committee. The Chair of the Audit Committee is Dennis Channer. Mr. Gregg Campbell and Mr. Brad Walker are the other board members serving on the Audit Committee.

COMPENSATION, GOVERNANCE & NOMINATING COMMITTEE

In 2010 the Company established a separate Compensation, Governance & Nominating Committee. The Chair of this Committee is Gregg Campbell. Mr. Dennis Channer and Mr. Brad Walker are the other board members serving on this Committee.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of outstanding shares of the Company's common stock as of December 31, 2011 on a fully diluted basis, by (a) each person known by the Company to own beneficially 5% or more of the outstanding shares of common stock, (b) the Company's directors,  Chief Executive Officer and executive officers whose total compensation exceeded $100,000 for the last fiscal year, and (c) all directors and executive officers of the Company as a group.

Beneficial ownership of each person is shown as calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, which includes all securities that the person, directly, or indirectly through an contract, arrangement, understanding, relationship or otherwise has or shares voting power which includes the power to vote or direct the voting of a security, or investment power, which includes the power to dispose, or direct the disposition of such security.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)
Common Shares	John McKowen (CEO and Chairman of the Board) (2) 2000 S Colorado Blvd Annex Bldg Ste 420 Denver CO 80222	3,699,953	14.09%
Common Shares	Wayne Harding (CFO, Secretary) (3) 2000 S Colorado Blvd Annex Bldg Ste 420 Denver CO 80222	373,756	1.42%
Common Shares	Gary Barber (President, COO) (4) 2000 S Colorado Blvd. Annex Bldg. Ste 420 Denver CO 80222	338,333	1.29%
Common Shares	John Stroh II (Board member) (5) 2000 S Colorado Blvd. Annex Bldg. Ste 420 Denver CO 80222	950,357	3.62%
Common Shares	Dennis Channer (Board member) (6) 2000 S Colorado Blvd. Annex Bldg. Ste 420 Denver CO 80222	25,000	0.10%
Common Shares	Brad Walker (Board member) (7) 2000 S Colorado Blvd. Annex Bldg. Ste 420 Denver CO 80222	25,000	0.10%
Common Shares	Gregg Campbell (Board member) (8) 2000 S Colorado Blvd. Annex Bldg. Ste 420 Denver CO 80222	10,000	0.04%
Total for all Directors and Executive Officers as a Group		5,422,299	20.66%

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(1)
Applicable percentage ownership is based on 26,251,834 shares of common stock issued and outstanding as of December 31, 2011.  Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of December 31, 2011 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.  For the purpose of the Officers and Directors ownership computation, there are 23,258,494 common shares outstanding; 1,727,866 options, 1,398,807 RSUs and 100,000 warrants, for a total dilution pool of 26,485,167 which is used as the denominator is the Percent of Class calculation.

(2)
Mr. McKowen holds, directly, 1,885,672 shares of the Company’s common stock.  He holds RSUs exercisable for 2,480,948 shares of the Company’s common stock, of which 1,814,281 are considered for the beneficial ownership calculation.

(3)	Mr. Harding directly holds 107,089 shares of the Company’s common stock. He holds RSUs exercisable for 600,000, of which 266,667 shares are considered for the beneficial ownership calculation.
(4)	Mr. Barber directly owns 5,000 shares of the Company’s common stock. . He holds RSUs exercisable for 1,000,000, of which 333,333 shares are considered for the beneficial ownership calculation.
(5)
Mr. Stroh directly holds 950,357 shares of the Company’s common stock.  He also owns 99,643 shares that are being held in escrow due to the terms of the TRB merger.  He holds RSUs exercisable for 166,667, which all are used in this calculation.

(6)	Mr. Channer directly owns 5,000 shares of the Company’s common stock. He is granted 20,000 shares of the Company in January 2012 for board service in 2011.
(7)	Mr. Walker directly owns 5,000 shares of the Company’s common stock. He is granted 20,000 shares of the Company in January 2012 for board service in 2011.
(8)	Mr. Campbell directly owns no shares of the Company’s common stock. He is granted 10,000 shares of the Company in January 2012 for board service in 2011.

DESCRIPTION OF OUR SECURITIES

Our authorized capital stock consists of shares, the rights and preferences of which may be established from time to time by our Board, which will be made up of:

•	100,000,000 shares of common stock, $0.001 par value, and

•	10,000,000 shares of preferred stock, $0.001 par value.

Upon completion of this offering, there will be 26,007,482 outstanding shares of common stock and no outstanding shares of preferred stock.

The following is a summary of our capital stock and important provisions of our restated certificate of incorporation (“Articles of Incorporation") and amended and restated by-laws (“By-laws”), as will be in effect immediately following this offering.  Reference is made to our certificate of incorporation and by-laws, copies of which are filed as exhibits to the Registration Statement.

COMMON STOCK

The holders of our common stock are entitled to one vote per share on all matters voted upon by our stockholders, including the election or removal of directors, and do not have cumulative voting rights. Generally, all matters to be voted on by stockholders , assuming a quorum, must be approved by a majority of the votes entitled to be cast by the holders of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock.

Subject to the rights of holders of any then outstanding shares of our preferred stock, holders of our common stock are entitled to receive ratably any dividends that may be declared by our Board out of funds legally available therefor. Holders of our common stock are also entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding.

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Holders of our common stock do not have preemptive rights to purchase shares of our common stock. Further, shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock, which we may issue in the future.

BLANK CHECK PREFERRED STOCK

Our Board may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval. We have no current intention to issue any shares of preferred stock.

Our certificate of incorporation permits us to issue up to 10 million shares of preferred stock from time to time. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our Board is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders.

The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change of control without further action by the stockholders.

As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BY-LAWS

General

Our articles of incorporation and by-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board and that could make it more difficult to acquire control of the company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

No Cumulative Voting

Special Meetings of Stockholders

Our by-laws provide that special meetings of stockholders may be called only by a majority of our Board.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

Our Articles of Incorporation limits the liability of directors to the fullest extent permitted by Colorado law. The effect of these provisions is to eliminate the rights of our stockholders, through stockholders’ derivative suits on behalf of the company, and us to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director. In addition, our articles of incorporation and our by-laws provide that we indemnify our directors and officers to the fullest extent permitted by Colorado law. We also expect to maintain directors and officers liability insurance.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Broadridge Financial Services.

LONG TERM STOCK PLANS AND STOCK OPTIONS

The board of directors has adopted a Management Incentive Plan that contemplates the issuance of stock-based compensation as well as cash bonuses to certain executive officers and key employees of the Company.  The incentive plan is administered by the Company's board of directors under guidance from the Company’s Compensation Committee.  It is contemplated that cash bonuses, RSUs and options will be granted following the successful closing equity or debt funding and successful acquisitions by the Company.  The amount of the grants will be based on the value of the transaction and participants are designated by the Company's board of directors upon recommendation by the Chief Executive Officer.

On May 6, 2005, the Company's board of directors adopted the Two Rivers 2005 Stock Option Plan (“2005 Plan”) pursuant to which the board may grant options to purchase a maximum of 5,000,000 shares of Two Rivers common stock to key employees, directors and consultants.  As of December 31, 2011, options to purchase an aggregate of 1,727,866 shares of common stock were issued and outstanding consisting of options to purchase 1,417,866 shares of common stock at an exercise price of $1.25 per share, options to purchase an aggregate of 270,000 shares of common stock at an exercise price of $2.00 per share and options to purchase an aggregate of 40,000 shares of common stock at an exercise price of $3.00 per share.

During 2011, the Board authorized the issuance of 800,000 shares from the 2005 Plan as compensation for future debt and capital efforts by consultants.  In 2011, 320,000 shares were issued and properly expensed, leaving 480,000 shares to be issued.

For the issuance of options, the exercise price of options may not be less than the fair market value on the date of grant as determined by the board of directors and will expire no later than the tenth anniversary of the date of grant.  The board may establish vesting or other requirements which must be met prior to the exercise of the stock options.  In the event of a corporate transaction involving Two Rivers (including, without  limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the board may adjust outstanding awards to preserve the benefits or potential benefits of the awards.

On August 26, 2011, the Company's board of directors adopted the Two Rivers 2011 Long-Term Stock Plan (the “2011 Plan”).  This plan was adopted by the Company’s shareholders at the November 7, 2011 shareholder meeting.  The 2011 Plan Pursuant allows the board to grant stock incentives to the Company’s executives and for the Company’s CEO to grant stock incentives to non-executive employees and vendors/consultants for a combined maximum of 10,000,000 shares of Two Rivers’ common stock.  As of December 31, 2011, an aggregate of RSUs representing 4,115,474 shares of common stock were issued and outstanding.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

SERIES A SECURED CONVERTIBLE PARTICIPATING PROMISSORY NOTES

The Company issued $2,000,000 principal amount of the Series A Notes.  The Notes mature on March 31, 2014 and bear interest at 6% per annum, with principal paid upon maturity.  Interest will be paid on a pro-rata basis from the date of the closing of the sale of Notes through the next December 31st on each February 15th following such December 31st (i.e., interest for the 2012 calendar year will be paid on February 15, 2013).

In addition to interest, Noteholders as of each December 31st prior to the Maturity Date will receive their pro-rata percentage (based upon the entire $2,000,000 Offering) of the lease payments made by Farms to the Company for the right to farm the land and the use of the irrigation and farming equipment to be owned by the Company.  Such lease payments will be equal to one-third of the gross profit (as defined in the lease), if any, realized from the farming operations conducted on the land by Farms.  All such payments will be made on each March 15th following such December 31st.

The Notes will be convertible into shares of the common stock par value $.001 per share (“Common Stock”) of Two Rivers, at the option of the Noteholder, at a conversion price of $2.50 per share.  If the Common Stock trades at a price per share of at least twice the conversion price for twenty consecutive trading days and the average trading volume for such twenty-day period is at least 250,000 shares per day, the Notes will automatically be converted into shares of Common Stock without any action by the Noteholder.

The Notes are secured obligations of the Company and will, upon initial issuance, be secured by a first priority secured interest in all assets of the Company, including the 500acres of land in Pueblo County Colorado to be purchased by the Company from Two Rivers, 1,268 shares of stock of the Huerfano Cucharas Irrigation Company, a Colorado mutual ditch company, and irrigation and farming equipment.

Investors holding Notes representing at least 66 2/3% of the then-outstanding aggregate principal amount of the Notes (the “Majority Investors”) have the right to waive covenants, events of default or other provisions of the Subscription Agreement or the Notes, except for the payment when due, after all grace periods, of principal and interest on the Notes; provided however, that any waiver of an Event of Default (as defined in the Notes) occurring on account of the Company’s failure to make any payment of principal or interest shall not be effective against any Investor holding Notes who has not agreed to such waiver in writing.

Failure to pay principal or interest on any Note when due, which is not cured within 60 days following such failure, will constitute an Event of Default on all of the Notes.  Upon the occurrence of an Event of Default and written notice from the Investor holding Notes, the entire principal balance and any accrued interest on such Notes will become due and payable without presentation, demand, protest or other notice of any kind.  Additionally, upon the occurrence of an Event of Default, the amounts then due and payable under the Notes will bear interest at the rate of eight percent (8%) per annum from the due date thereof until paid in full.

The Notes are prepayable by the Company upon 30 days’ advance written notice.

SERIES B SECURED CONVERTIBLE PARTICIPATING PROMISSORY NOTES

The Company issued $5,307,000 principal amount of the Series B Notes.  The Notes mature on June 30, 2014 and bear interest at 6% per annum, with principal and interest paid upon maturity.  Interest will be paid on a pro-rata basis from the date of the closing of the sale of Notes through the next December 31st on each February 15th following such December 31st (i.e., interest for the 2012 calendar year will be paid on February 15, 2013).

In addition to interest, as of each December 31st prior to the Maturity Date, Noteholders will receive their pro-rata percentage (based upon the total Offering sold) of the lease payments made by Farms to the Company for the right to farm the land and the use of the irrigation equipment to be owned by the Company.  The Annual Lease Payment will be equal to 10% of the Crop Net Revenues received by Farms in each calendar year.  Crop Net revenues are defined as the gross selling price of the grains harvested from the land less the direct cost of generating the revenue, which includes, but not limited to, selling broker fees and transportation of the crop. Such payments will be made on the 15th day of March following each such December 31st.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

The Notes will be convertible into shares of the common stock par value $.001 per share (“Common Stock”) of Two Rivers, at the option of the Noteholder, at a conversion price of $2.50 per share.  If the Common Stock trades at a price per share of at least twice the conversion price for twenty consecutive trading days and the average trading volume for such twenty-day period is at least 250,000 shares per day and is listed or quoted on:  the Nasdaq Global Market, the American Stock Exchange, the New York Stock Exchange, or the Nasdaq Capital Market (a “National Exchange”), the Notes will automatically be converted into shares of Common Stock without any action by the Noteholder.  The notes may not be prepaid by the Company.

The Notes are secured obligations of the Company and will, upon initial issuance, be secured by membership interest in Orland and  a first priority secured interest in all assets of the Company, including the Orlando assets acquired by the Company that include water storage and direct flow rights, and irrigation equipment.

Investors holding Notes representing at least 66 2/3% of the then-outstanding aggregate principal amount of the Notes (the “Majority Investors”) have the right to waive covenants, events of default or other provisions of the Subscription Agreement or the Notes, except for the payment when due, after all grace periods, of principal and interest on the Notes; provided however, that any waiver of an Event of Default (as defined in the Notes) occurring on account of the Company’s failure to make any payment of principal or interest shall not be effective against any Investor holding Notes who has not agreed to such waiver in writing.

Failure to pay principal or interest on any Note when due, which is not cured within 60 days following such failure, will constitute an Event of Default on all of the Notes.  Upon the occurrence of an Event of Default and written notice from the Investor, the entire principal balance and any accrued interest on such Note will become due and payable without presentation, demand, protest or other notice of any kind.  Additionally, upon the occurrence of an Event of Default, the amounts then due and payable under such Note will bear interest at the rate of eight percent (8%) per annum from the due date thereof until paid in full.

SERIES B SECURED CONVERTIBLE PARTICIPATING PROMISSORY NOTES

During the quarter ended March 31, 2012, the Company closed a short-term bridge financing (the “Bridge Loan”) in the total amount of $3,994,000.  The Company’s CEO participated as a lender in the Bridge Loan in the amount of $994,000.  The Bridge Loan pays monthly interest at 12% per annum and is due on October 31, 2012.  The Bridge Loan holders also received one share of the Company’s stock for each $10 of Bridge Loan participation. Participants in the Bridge Loan have the option of converting the principal into the Company’s common stock at the price offered in a take-out equity financing which the Company plans to complete.   In conjunction with the closing of the Bridge Loan, the Company issued 400,000 shares of its common stock to the Bridge Loan holders.  The fair value of the shares issued was determined to be $655,000, which is recorded as a debt discount being amortized on a straight-line basis over the term of the related Bridge Loan.

WARRANTS

Series B - Warrants

Warrants were issued with the Series B Notes and are exercisable for shares of Common Stock at $2.50 per share and expire on December 31, 2012.  If the Common Stock trades above $4.00 per share for twenty consecutive trading days and during such twenty day period the average daily trading value of the Common Stock exceeds 100,000 on a National Exchange then Two Rivers may upon thirty (30) days' notice redeem the Warrants for $.001 per share but during said 30 day period, the warrant holder shall have the right to exercise his warrants.  If a redemption notice is issued, Two Rivers will concurrently file a registration statement with the SEC registering the common shares underlying the Warrant Conversion and Note Conversion.  Holders of Series B Notes received one warrant to purchase one share of the Company’s stock for each $2.50 in debt.  There are 2,132,800 Series B Warrants currently issued and outstanding.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Other Warrants

Additionally, as of June 30, 2012 the Company has the following warrants outstanding:

Grantee	Company Relationship	Shares	Date of Grant	Vesting Date	Expiration Date	Exercise Price
Broker Dealer Series B Debt	Placement Agent	170,624	Aug 2011	Aug 2011	Sep 2014	$2.50
Boenning Scattergood	Financial Advisor	250,000	May 2011	May 2011	May 2016	$2.00
Investor Group	Investors	300,000	Feb 2012	Mar 2012	(1)	(1)
Wedbush Securities	Financial Advisor	200,000	June 2012	June 2012	June 2017	$1.20
(1) These warrants are priced at the same price per share as the expected equity offering and expire one year after the completion of the expected equity offering.

CONVERSION RIGHTS

As of June 30, 2012, through the Company’s various capital raising activities, we have issued the following rights to convert debt into the Company’s common stock as follows:

Grantee	Company Relationship	Shares	Date of Grant	Vesting Date	Expiration Date	Exercise Price
HCIC Debt holders	Creditors	2,336,731	2010	2010	(1)	(1)
Holders of Series A Debt	Investors	800,000	Feb 2011	Feb 2011	Mar 2014	$2.50
Holders of Series B Debt	Investors	2,132,800	Aug 2011	Aug 2011	Jun 2014	$2.50
Holders of Bridge Loan	Investors	(2)	Feb 2012	Feb 2012	(3)	(3)
(1) Expiration is when the note is due which is between January and October 2013. Exercise price is from $1.00 to $1.25/share.
(2) The holders have the right to convert notes at a price discussed in Note 3 so the number of shares issued will be $3,994,000 divided by price per share.
(3) These conversion rights are priced at the same price per share as the expected equity offering and expire one year after the completion of the expected equity offering.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of shares of our common stock or the possibility of these sales occurring could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future.

Upon the completion of this offering a total of 26,007,482 shares of common stock will be outstanding.  Of these shares, all shares of common stock sold in this offering by us, plus any shares sold upon exercise of the underwriters’ option to purchase additional shares, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates”, as that term is defined in Rule 144 under the Securities Act.

The remaining shares of our common stock will be “restricted securities”, as that term is defined in Rule 144 under the Securities Act.  These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 under the Securities Act, which is summarized below.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

RULE 144

In general, under Rule 144, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year.

Our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then-outstanding, which will equal approximately 289,600 shares immediately after this offering; and
•
the average weekly trading volume in our common stock during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

OUR PLAN OF DISTRIBUTION

WARRANT OFFERING

As described above, each Warrant gives the warrant holder of record the right to Purchase one share of our common stock at the price of $2.50 per share for each Warrant owned.   The Series B Warrants expire if they are not exercised on or before December 31, 2012, the "Expiration Date".  As part of the registration statement of which this Prospectus forms a part, the common shares underlying the Series B Warrants are being registered.

           Our officers and directors will solicit Warrant holders seeking their exercise of the Series B Warrants once, if ever, the market price of our common stock on the OTCQB market exceeds the exercise price of $2.50 per share.  Our officers and directors will not receive any compensation for their efforts in this regard and will rely on the exemption from registration as broker-dealers provided by Exchange Act Rule 3a4-1.

LEGAL MATTERS

The validity of the shares of our common stock offered by this prospectus will be passed upon for our Company by Conn Flanigan, the Company’s general counsel.

EXPERTS

The consolidated financial statements and related financial statement schedule of Two Rivers Water Company and subsidiaries as of December 31, 2011 and 2010 and for each of the years in the two year period ended December 31, 2011 have been included herein in reliance upon the report of Eide Bailly LLP and Schumacher & Associates, independent registered public accounting firms, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC the Registration Statement on Form S-1 under the Securities Act with respect to the common stock we propose to sell in this offering. This prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about us and our common stock, we refer you to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the Registration Statement, we refer you to the copy of the contract or document that has been filed as an exhibit to the Registration Statement, each statement about such contract or document being qualified in all respects by such reference.

A copy of the Registration Statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov. Our reports and any other information that we have filed or may in the future file with the SEC are not incorporated by reference into, and do not constitute a part of, this prospectus or the Registration Statement.

We are subject to the full informational requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. We also maintain an Internet site at www.2riverswater.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the Registration Statement.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

FINANCIAL STATEMENTS

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

TWO RIVERS WATER COMPANY AND SUBSIDIARIES
DECEMBER 31, 2011 AND 2010 FINANCIAL STATEMENTS

Reports of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Two Rivers Water Company
Denver, Colorado

We have audited the accompanying consolidated balance sheet of Two Rivers Water Company (the “Company”) as of December 31, 2011, and the related consolidated statement of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2011. Two Rivers Water Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Two Rivers Water Company as of December 31, 2011, and the results of its operations and its cash flows for year ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, subsequent to the issuance of the Company’s 2011 consolidated financial statements and our report thereon dated March 6, 2012, we became aware that those financial statements were restated to properly account for a beneficial conversion feature in the Company’s Series B convertible debentures.  In our original report we expressed an unqualified opinion on the 2011 financial statements, and our opinion on the revised statements, as expressed herein, remains unqualified.

/s/ Eide Bailly LLP
Greenwood Village, Colorado
March 6, 2012, except for Note 2, for which the date is August 29, 2012

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Board of Directors and Shareholders
Two Rivers Water Company and Consolidated Subsidiaries

We have audited the accompanying consolidated balance sheet of Two Rivers Water Company and Consolidated Subsidiaries, as of December 31, 2010, and the related consolidated Statements of Operations, Stockholders' Equity, and Cash Flows for the year ended December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Two Rivers Water Company and Consolidated Subsidiaries as of December 31, 2010, and the results of its consolidated operations and cash flows for the year ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

SCHUMACHER & ASSOCIATES, INC.

Denver, Colorado
March 29, 2011

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

TWO RIVERS WATER COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets (In Thousands)

	December 31,
ASSETS:	RESTATED 2011	2010
Current Assets:
Cash and cash equivalents	$777	$645
Marketable securities, available for sale (Notes 2,3)	137	-
Advances and accounts receivable	87	38
Farm product (Note 2)	43	-
Deposits and other current assets	20	16
Total Current Assets	1,064	699

Property, equipment and software, net (Note 2)	1,129	156

Other Assets
Debt issuance costs	663	-
Land (Note 2)	2,968	1,279
Water rights and infrastructure (Note 2)	28,786	24,216
Options on real estate and water shares (Note 2)	-	100
Dam and water infrastructure construction in progress (Note 2)	848	489
Discontinued operations - assets held for sale (Notes 2, 6)	-	259
Total Other Assets	33,265	26,343
TOTAL ASSETS	$35,458	$27,198

LIABILITIES & STOCKHOLDERS' EQUITY:
Current Liabilities:
Accounts payable	$631	$463
Current portion of notes payable (Note 4)	32	-
Accrued liabilities	495	114
Total Current Liabilities	1,158	577
Notes Payable - Long Term (Note 4)	12,104	9,128
Total Liabilities	13,262	9,705

Stockholders' Equity:
Common stock, $0.001 par value, 100,000,000 shares authorized, 23,258,494 and 19,782,916 shares issued and outstanding at December 31, 2011 and 2010, respectively	23	20
Additional paid-in capital	39,847	28,949
Accumulated comprehensive (loss)	(51)	-
Accumulated (deficit)	(19,785)	(13,587)
Total Two Rivers Water Company Shareholders' Equity	20,034	15,382
Noncontrolling interest in subsidiary (Note 2)	2,162	2,111
Total Stockholders' Equity	22,196	17,493
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$35,458	$27,198

The accompanying notes to consolidated financial statements are an integral part of these statements.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

TWO RIVERS WATER COMPANY AND SUBSIDIARIES
Consolidated Statements of Operations  (In Thousands)

	Year Ended December 31,
	RESTATED 2011	2010
Revenue
Farm revenue	$-	$153
Water revenue	-	15
Member assessments	102	25
Other income	3	3
Total Revenue	105	196
Direct cost of revenue	97	285
Gross Margin (Loss)	8	(89)

Operating Expenses:
General and administrative	6,546	7,494
Depreciation	102	24
Total operating expenses	6,648	7,518
(Loss) from operations	(6,640)	(7,607)

Other income (expense)
Interest expense	(1,298)	(744)
Warrant expense	-	(218)
Gain on sale of assets	5	40
Gain bargain purchase	1,736	-
Gain on extinguishment of notes payable	196	-
Other income (expense)	(14)	13
Total other income (expense)	625	(909)
Net (Loss) from continuing operations before taxes	(6,015)	(8,516)
Income tax (provision) benefit (Note 7)	-	-
Net (Loss) from continuing operations	(6,015)	(8,516)

Discontinued Operations (Note 10)
Loss from operations of discontinued real estate and mortgage business	(132)	(946)
Income tax (provision) benefit from discontinued operations	-	-
(Loss) on discontinued operations	(132)	(946)
Net (Loss)	(6,147)	(9,462)
Net loss (income) attributable to the noncontrolling interest (Note 2)	(51)	(4)
Net (Loss) attributable to Two Rivers Water Company	$(6,198)	$(9,466)

(Loss) Per Share - Basic and Dilutive:
(Loss) from continuing operations	$(0.27)	$(0.60)
(Loss) from discontinued operations	-	(0.07)
Total	$(0.27)	$(0.67)
Weighted Average Shares Outstanding:
Basic and Dilutive	22,156	14,148

The accompanying notes to consolidated financial statements are an integral part of these statements.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

TWO RIVERS WATER COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows (In Thousands)
	For the year ended December 31,
	RESTATED 2011	2010
Cash Flows from Operating Activities:
Net (Loss)	$(6,147)	$(9,462)
Adjustments to reconcile net income or (loss) to net cash (used in) operating activities:
Depreciation (including discontinued operations)	102	58
Amortization of debt issuance costs and pre-paids	456	-
Legendary Investment sale and write off	-	14
Increase in reserves and impairments (discontinued operations)	-	499
Loss from REOs sold (discontinued operations)	-	83
Loss on sale of investments and assets held (discontinued operations)	132	155
(Gain) on extinguishment of notes payables	(196)	-
(Gain) Bargain Purchase Value adjustment	(1,736)	-
Realized (Gain) of market securities	(18)	-
Beneficial conversion	-	325
Stock based compensation and warrant expense	2,678	5,059
Stock for services	938	298
Options for services	107	-
Net change in operating assets and liabilities:
Decrease (increase) in income tax receivable	(49)	489
(Increase) in farm product	(43)	-
(Increase) decrease in deposits, prepaid expenses and other assets	(4)	(36)
Increase in accounts payable	168	182
Increase (decrease) in accrued liabilities and other	400	131
Net Cash (Used in) Operating Activities	(3,212)	(2,205)

Cash Flows from Investing Activities:
Investments (increased)/decreased:
Boston real estate and other residential real estate	-	(381)
Proceeds from REO properties and other assets sold	-	2,788
Marketable securities purchased	(331)	-
Marketable securities sold	162	-
Proceeds from asset held for sale	-	176
Proceeds from fixed assets sold	-	19
Purchase of property, equipment and software	(947)	(131)
Purchase of real estate option	-	(100)
Purchase of land, water shares, infrastructure	(1,064)	(8,012)
Dam construction	(359)	(326)
Other assets	-	3
Net Cash (Used in) Investing Activities	(2,539)	(5,964)
Continued on next page

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Continued from previous page

Cash Flows from Financing Activities:
Proceeds from issuance of convertible notes	7,332	-
Payment of offering costs	(664)	-
Payment on note	(38)	-
Payment on notes payable	(1,179)	-
Payment for settlement of note payable	(105)	-
(Decrease) in short term borrowings	-	(950)
Options and warrants exercised	613	-
Increase in long term borrowings	-	6,951
Retirement of Common Stock	(76)	(5)
Private placement - net of offering costs	-	2,202
Net Cash Provided by Financing Activities	5,883	8,198
Net Increase in Cash & Cash Equivalents	132	29
Beginning Cash & Cash Equivalents	645	616
Ending Cash & Cash Equivalents	$ 777	$ 645

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$435	$526
Cash received from income tax refunds	$-	$501
Conversion of note receivable for loan on land	$-	$295
Common stock issued for land and water share purchase	$-	$500
Common stock issued in conjunction with extinguishment of notes payable	$1,499	$-
Acquisition of Orlando Reservoir for seller financed note payable	$187	$-
Stock issued for partial payment for the purchase of Orlando Reservoir No.2, LLC	$1,557	$-
Stock issued for non-controlling interest in HCIC	$-	$11,379
Equipment purchases financed	$146	$-
Fair value of warrants issued with Series B offering	$1,675	$-
Value of beneficial conversion with Series B offering	$1490	-
Stock & warrants for debt issuance costs	$369	$-

The accompanying notes to consolidated financial statements are an integral part of these statements

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

TWO RIVERS WATER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2011 and 2010   (In thousands)

	Voting Common Stock
	Shares	Amount	Additional Paid-In Capital	Other Comprehensive Income (Expense)	Accumulated Deficit	Non-Controlling Interest	Stockholders' Equity
Balances, January 1, 2010	9,214	$9	$9,200	$-	$(4,121)	$2,675	$7,763
Net Income (Loss)	-	-	-	-	(9,466)	4	(9,462)
Stock-based compensation expense	-	-	4,841	-	-	-	4,841
Warrant extension expense	-	-	218	-	-	-	218
Beneficial conversion	-	-	325	-	-	-	325
Stock issued in exchange for land and water shares and contract labor	723	1	798	-	-	-	799
Stock purchased through private placement	2,400	3	2,398	-	-	-	2,401
Direct cost of private placement	-	-	(196)	-	-	-	(196)
Stock issued in merger with TRB	7,500	7	11,371	-	-	(568)	10,810
Retirement of Stock – open market purchases	(55)	-	(6)	-	-	-	(6)
Balances, December 31, 2010	19,782	$20	$28,949	$-	$(13,587)	$2,111	$17,493
Net Income (Loss)	-	-	-	-	(6,112)		(6,112)
Stock-based compensation expense	2	-	2,678	-	-		2,678
Options exercised	452	-	563	-	-		563
Warrants exercised	50	-	50	-	-		50
Warrants issued	-	-	1,805	-	-		1,805
Options issued for services	-	-	107	-	-		107
RSUs issued	1,148	1	(1)	-	-		-
Stock issued in exchange for debt	1,372	2	3,330	-	-		3,332
Gain(Loss) attributable to noncontrolling entity	-	-	-	-	-	51	51
Stock issued for services	490	-	938	-	-		938
Unrealized gain (loss) on securities available for sale	-	-	-	(51	-		(51)
Retirement of stock – open market purchases	(37)	-	(62)	-	-		(62)
Adjustments from restatement	-	-	1,490	-	(86)		1,404
Balances, December 31, 2011	23,259	$23	$39,847	$(51	$(19,785)	2,162	$22,196

The accompanying notes to consolidated financial statements are an integral part of these statements.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

TWO RIVERS WATER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2011 and 2010

NOTE 1 - ORGANIZATION

The following is a summary of some of the information contained in this document.  Unless the context requires otherwise, references in this document to “Two Rivers Water Company,” or the “Company” is to Two Rivers Water Company and its subsidiaries.

Two Rivers Water Company acquires and develops high yield irrigated farmland and the associated water rights in the Huerfano and Cucharas Rivers watershed in Southeastern Colorado.

The Company owns a 91% interest in the Huerfano Cucharas Irrigation Company, a mutual irrigation company, which interest was purchased in 2010.  The Company also purchased the Orlando Reservoir and Butte Valley water rights in February 2011.  The Company currently has the right to store 15,000 acre-feet of water1  within the Huerfano and Cucharas river watershed.  When the Company’s reservoirs are fully restored, they will have the ability to store in excess of 70,000 acre-feet of water.  The Company also has the right to divert from the natural flows of the two rivers in excess of 50 cubic feet per second which historically yields 15,000 acre-feet of water annually, subject to river conditions and competing uses.

The 15,000 acre-feet average is based on a 50+ year period of record and also relies on historic studies of these rights by a variety of engineers at various times.  It is common practice within the water industry in Colorado to use long periods of time to create reliable averages of water flow.  The Company believes that using averages relating to only recent years can be misleading.  If one of those years was particularly dry or wet, it would skew the averages.  For example, in four out of the last ten years, there has been an extreme drought in the Western United States and in the Arkansas River watershed, our area of operations.  Due to this drought condition, our flow  averages for the most recent ten, five and three fiscal years are 8,200 AF, 10,500 AF and 10,400 AF, respectfully.  A similar request for the same averages for the decade beginning in 1980 would be about approximately 15,900 AF, 18,500 AF and 17,200 AF.

The Company currently owns approximately 4,700 gross acres of irrigable farmland within the watershed of the Huerfano and Cucharas Rivers, upstream of the Huerfano’s confluence with the Arkansas River.  Based on progress in preparing this land for long-term farming, the Company expects that approximately 800 acres of its land will be in production during the 2012 growing season and an additional 2,200 acres of land developed for 2012 fall planting. Each acre of irrigated farmland is capable of producing the equivalent of 200+ bushels of corn or 6 tons of alfalfa during an annual growing season.  The Company expects to acquire and develop in excess of 25,000 acres of such farmland within the Huerfano/Cucharas two river watershed within the next five years, subject to capital availability and operational constraints.

The Company expects to acquire and develop the right to divert and store an additional 55,000 acre-feet of water in the two rivers watershed within the next five years.

Two Rivers Water Company plans to operate two core businesses, organic crop production from high yield irrigated farmland and water supply to municipal markets in Huerfano County and the Front Range of Colorado.  The Company’s initial crop production will consist of organic premium to supreme alfalfa hay and exchange traded grains.  The Company also expects to initiate production of organic vegetable and fruit crops following further development of its water asset portfolio.  Based on rotational farm fallowing and other advanced agronomy, the Company expects to be able to support long-term crop production and to supply water on a highly reliable basis for municipal water users within Southeast Colorado.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

The Company has expanded operations through various funding mechanisms, which include debt, convertible debt and equity capital.  Since inception, the Company has raised and invested over $30 million in assembling and improving assets necessary to support its two integrated businesses.  The Company hopes to raise an additional $100 million to support expansion over the next five years in order to fully develop the high yield irrigated farmland and water assets within the Huerfano Cucharas two river basin.  We cannot make any assurances that we will be able to raise such funds or whether we would be able to raise such funds on terms that are acceptable to us.

The Company believes it is unique in developing a business model whereby it acquires and develops agricultural assets (both land and associated water rights and facilities) to create a profitable, synergistic relationship between crop production and other water uses in the arid western regions of the United States.

Two Rivers Water Company Corporate Organization

The Company’s organizational structure is illustrated in the above chart.  Two Rivers Water Company is the parent company and owns 100% of Two Rivers Farms, LLC and Two Rivers Water, LLC.  Two Rivers Farms owns 100% of Two Rivers Farms F-1, LLC and Two Rivers Farms F-2, LLC.  Two Rivers Farms also owns unencumbered farmland that will eventually redeveloped and brought into production.    Two Rivers Water, LLC owns 91% of the Huerfano-Cucharas Irrigation Company (sometimes referred to elsewhere in this annual report as the Mutual Ditch Company) and 100% of the Orlando Reservoir No. 2 Company LLC.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Two Rivers Farms, LLC (“Farms”) – Our Farming Business

In order to put its water rights and facilities to productive use, the Company formed Farms to manage farms in proximity to our water distribution facilities and has undertaken a program of redeveloping the land, introducing modern agricultural and water management practices including deep plowing, laser leveling and installing efficient irrigation facilities.

During the 2010 growing season, approximately 400 acres of the Company’s land were farmed, primarily for wheat and feed corn, to determine the fertility of the soil and the most efficient and cost effective means of irrigation.

During 2011, the Company developed additional ways to add irrigable acreage.  As a result, the Company developed 533 acres in 2011.  These additions increased the Company’s farmable acreage to 713.  However, because of the extensive drought in the area Farms did not produce a 2011 crop.

Two Rivers Farms F-1, LLC (“F-1”) and Two Rivers Farms F-2, LLC (“F-2”)

On January 21, 2011 the Company formed F-1 to hold certain farming assets and as an entity to raise debt financing for the Company’s expansion of the Farming Business.  In February 2011, F-1 sold $2,000,000 in 5% per annum, 3-year convertible promissory notes that also participates in 1/3 of the crop profit from the related land.  Proceeds from these notes were used to improve irrigation systems, pay for the farmland and retire seller carry-back debt from the purchase of the Mutual Ditch Company.  This allowed water available through the Mutual Ditch Company to be used to irrigate the F-1 farms without encumbrances.

On April 5, 2011 the Company formed F-2 to hold certain farming and water assets and as an entity to raise additional debt for the Company’s expansion of the Farming Business.   During the summer of 2011, F-2 sold $5,332,000 in 6% per annum, 3-year convertible promissory notes that also participates in 10% of the crop revenue from the related lands.  Further, for each $2.50 borrowed, the lender received a warrant to purchase one common share of the Company’s stock at $2.50.  These warrants expire December 31, 2012.  Proceeds from these notes were used to acquire the Orlando and additional farmland and to install irrigation systems.

Both F-1 and F-2 lease their farmland and farming assets to Farms as the operator of the Company’s farming activities.

Two Rivers Water Company, LLC (“TR Water”) – our Water Business

During 2011, the Company formed TR Water to secure additional water rights, rehabilitate water diversion, conveyance and storage facilities and to develop one or more special water districts.

1 An acre-foot of water is the amount of water required to cover one acre to a depth of one foot.  An acre-foot of water contains 325,851 gallons, generally considered enough water to supply two average households for a year.  Annual irrigation of alfalfa in Southeastern Colorado consumes approximately three acre-feet of water per acre of crop.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

The Huerfano-Cucharas Irrigation Company (“Mutual Ditch Company”)

In order to supply its farms with irrigation water, the Company began to acquire shares in the Mutual Ditch Company in order to develop and put to use their water rights on the two rivers.  At the time the Mutual Ditch Company was formed in 1944, the water in the two rivers was continuously augmented by groundwater pumped from coal mines that operated in the watershed.  The augmented and natural flow of the rivers, along with the water rights and facilities of the Mutual Ditch Company were sufficient to provide reliable irrigation water for the Mutual Ditch Company shareholders and their expanding farm enterprises.  However, in the years following World War II, the mines began to cease production and, therefore, stopped pumping groundwater out of the mine shafts and into the river channels.  As a result of the reduction in downstream flow in the rivers, the extent of farming in the watershed could no longer be reliably irrigated.  In some years, crops failed for lack of late summer irrigation water and, over time, once thriving farms withered.  Because of such failures and the reduced flow in the rivers, the shareholders of the Mutual Ditch Company were unable or unwilling to adequately maintain the water diversion, conveyance and storage facilities.  Therefore, at the time the Company decided to invest in the Huerfano/Cucharas watershed, the shares in the Mutual Ditch Company had become less valuable and the residual farming in the area had reverted primarily to pasture and dry grazing.

Beginning in 2009, the Company systematically acquired shares in the Mutual Ditch Company and, as of December 31, 2010, had acquired 91% of the shares, which it continues to own.   The shares were acquired from willing sellers in a series of negotiated transactions for cash and the Company’s common shares.  As the controlling shareholder, the Company currently operates the Mutual Ditch Company and has undertaken a long-term program to refurbish and restore the water management facilities.  In order to determine a fair value of the Mutual Ditch Company, management considered the value of the Company’s stock issued and a third-party valuation of the Mutual Ditch Company and concluded the fair value of the Mutual Ditch Company to be $24,196,000, on December 31, 2010 and 2011.  The Mutual Ditch Company assets, liabilities and results are consolidated into the Company’s financial statements.

Orlando Reservoir No. 2 Company, LLC (“Orlando”)

Orlando is a Colorado limited liability company originally formed to divert water from the Huerfano River, for storage in the Orlando Reservoir to be re-timed and used for irrigation of farmland in Huerfano and Pueblo Counties.  At the time the Company began investing in the Huerfano/Cucharas watershed, Orlando owned the historic diversion structure, a conveyance system and a reservoir and also owned a small amount of irrigable farmland.  However, the water facilities were in deteriorated condition.  Beginning in January, 2011, through a series of transactions, the latest of which closed on September 7, 2011, the Company acquired 100% ownership of Orlando (through its wholly-owned subsidiary, TR Water) for a combination of cash, stock and seller-financing.   Promptly following the acquisition, the Company began the program for refurbishing the facilities to restore their operating efficiency.  The stated purchase price for Orlando was $3,450,000; however, for reporting the financial statements dated September 30, 2011 (and pending the results of the independent appraisal), we used the value of Company stock used as partial consideration, the purchase price was computed as $3,156,750 based on cash paid, the seller carry-back note and 650,000 of the Company’s common shares issued to the seller.  The purchase price was allocated $3 million to water assets and $100,000 to farm land.  The Company also recorded a forgiveness of debt of $384,000.

Following the purchase of Orlando and considering the refurbishment already underway, Orlando was independently appraised as of January 16, 2012 at $5,195,000, considering agricultural irrigation as its highest and best use.  This valuation produced a gain from a bargain purchase of $1,736,000 which was allocated $1,520,000 to water assets and $216,000 to land.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

The Orlando assets include not only the reservoir, but also the senior-most direct flow water right on the Huerfano River (the #1 priority), along with the #9 priority and miscellaneous junior water rights.  These water rights are now integrated with the Company’s other water rights on the Huerfano and Cucharas River to optimize the natural water supply.  In addition, the water storage rights, and the physical storage reservoirs, are critical to water supply reliability in the watershed, because the storage system allows the natural spring runoff from snowmelt to be captured and re-timed for delivery to irrigate crops throughout the growing season.  Coupled with the Company’s distribution facilities and farmland, these water diversion and storage rights provide consistent supplies to irrigate and grow our crops.

Approximately 1,500 acres of irrigable farmland in the Butte Valley acquired by the Company in connection with the Orlando purchase (the “Lascar-Butte Acres”) is subject to a conditional right to a repurchase by the sellers.  The repurchase option is for $1.00 but is only effective on or after September 7, 2021 and only if the sellers have previously offered to purchase from the Company at least 2,500 SFE (single family equivalent) Taps, and tendered payment of a $6,500 Water Resource Fee per SFE Tap pursuant to an agreement.  Under that repurchase scenario, the Company would have already begun providing tap water service to the Lascar-Butte Acres and received a minimum of $16,250,000 in Water Resource Fees from sellers.  Also, the sellers of Orlando have the right after twenty years to repurchase Lascar-Butte Acres for $3,000,000.

In 2011 and 2012, the Company made substantial improvements to the Lascar-Butte Acres to restore the farmable land and enhance the associated water rights.  These improvements include but are not limited to installing an irrigation system, rebuilding the outlet works and diversion structure at the Orlando Reservoir, rebuilding the Orlando Ditch, laser leveling the farm land, purchasing nearby land, making filings with the water courts to enhance the water rights, and planting sorghum for harvest.  These improvements will allow the Company to commence farming on the Lascar-Butte Acres in 2012 with a crop of sorghum.  Through December 31, 2011, the Company expended in excess of $1,269,000 in rebuilding and preparing the Lascar-Butte Acres for farming and developing the associated water rights.  The Company believes these substantial improvements satisfy certain obligations under, and terminate, an additional Seller’s option to re-purchase the Lascar-Butte Acres. The seller had an option to repurchase the Lascar-Butte Acres by September 7, 2013, if the Company did not use its best efforts to complete substantial improvements to the Lascar-Butte Acres, or if the Company did not commence farming on Lascar-Butte Acres.

All of Two Rivers’ reservoirs are used for irrigation in a similar manner to other reservoirs in the region, with the exception of Pueblo Reservoir which was also constructed for flood control. Direct flow rights are generally senior to most storage rights but typically do not divert early in the spring when storage rights fill.  The Arkansas River basin below Pueblo Reservoir also operates a Winter Storage Program that re-allocates winter direct flow rights to storage in reservoirs from November 15 to March 15 each year.

Discontinued Operations

In early 2009, the Company (then named Navidec Financial Services, Inc.) discontinued its short-term real estate lending and development in an effort to reduce its exposure to credit risk.  The wind down of discontinued operations was completed by December 31, 2011.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Management plans for funding future operations

As of December 31, 2011, the Company had $777,000 in demand deposits and $137,000 in highly liquid gold EFTs.  Subsequent to December 31, 2011 and prior to March 1, 2012, the Company has raised $1,500,000 from a bridge loan.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Restatement

On July 25, 2012, the Company's management and the Audit Committee of its Board of Directors, after discussions with the Company's independent registered public accounting firm, concluded that the Company did not accurately use the guidance from ASC 470-20 (“Debt with Conversion and Other Options”) as it relates to the accounting of its Series B convertible debt issued in Fiscal Year 2011.  Previously the Company did not account for the beneficial conversion feature of the Series B debt.   For the year ended December 31, 2011, the beneficial conversion feature increased both the Company’s additional paid in capital account and the discount on the Series B note by $1,490,000, and increased interest expense by $86,000, thereby resulting in a necessary restatement of the Company’s Balance Sheet and Statement of Operations as of December 31, 2011.  The Company also reclassified its $76,000 purchase of the Company’s stock from Cash Flows from Investing Activities to Cash Flows from Financing Activities.  As a result, the Company is filing this 2011 Form 10-K/A with restated financial statements.

The Company believes that the restatement reflects technical accounting adjustments only.  The Company believes that the restatement does not reflect any material economic impact on the Company, any trends in the Company's business or any current or prospective impact on the Company's results of operations.

The following is the detail of the changes to the Company’s consolidated financial statements:

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Consolidated Balance Sheet (in thousands)	December 31,
	2011	CHANGE	2011 RESTATED
ASSETS:
Current Assets:
Cash and cash equivalents	$777		$777
Marketable securities, available for sale	137		137
Advances and accounts receivable	87		87
Farm product	43		43
Deposits and other current assets	20		20
Total Current Assets	1,064		1,064

Property, equipment and software, net	1,129		1,129

Other Assets
Debt issuance costs	663		663
Land (Note 2)	2,968		2,968
Water rights and infrastructure	28,786		28,786
Options on real estate and water shares	-		-
Dam and water infrastructure construction in progress	848		848
Discontinued operations - assets held for sale	-		-
Total Other Assets	33,265		33,265
TOTAL ASSETS	$35,458		$35,458

LIABILITIES & STOCKHOLDERS' EQUITY:
Current Liabilities:
Accounts payable	$631		$631
Current portion of notes payable	32		32
Accrued liabilities	495		495
Total Current Liabilities	1,158		1,158
Notes Payable - Long Term	13,508	(1,404)	12,104
Total Liabilities	14,666	(1,404)	13,262

Stockholders' Equity:
Common stock, $0.001 par value, 100,000,000 shares authorized, 23,258,494 and 19,782,916 shares issued and outstanding at December 31, 2011 and 2010, respectively	23		23
Additional paid-in capital	38,357	1,490	39,847
Accumulated Comprehensive (Loss)	(51)		(51)
Accumulated (deficit)	(19,699)	(86)	(19,785)
Total Two Rivers Water Company Shareholders' Equity	18,630	1,404	20,034
Noncontrolling interest in subsidiary	2,162		2,162
Total Stockholders' Equity	20,792		22,196
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$35,458		$35,458

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Consolidated Statement of Operations (in thousands)	For the year ended December 31,
	2011	CHANGE	2011 RESTATED
Revenue
Farm revenue	$-		$-
Water revenue	-		-
Member assessments	102		102
Other income	3		3
Total Revenue	105		105
Direct cost of revenue	97		97
Gross Margin (Loss)	8		8

Operating Expenses:
General and administrative	3,868		3,868
Stock based compensation	2,678		2,678
Depreciation	102		102
Total operating expenses	6,648		6,648
(Loss) from operations	(6,640)		(6,640)

Other income (expense)
Interest expense	(1,212)	(86)	(1,298)
Warrant expense	-		-
Gain (Loss) sale of assets	5		5
Gain bargain purchase	1,736		1,736
Gain (Loss) on extinguishment of notes payable	196		196
Other income (expense)	(14)		(14)
Total other income (expense)	711	(86)	625
Net (Loss) from continuing operations before taxes	(5,929)		(6,015)
Income tax (provision) benefit	-		-
Net (Loss) from continuing operations	(5,929)		(6,015)

Discontinued Operations
Loss from operations of discontinued real estate and mortgage business	(132)		(132)
Income tax (provision) benefit from discontinued operations	-		-
(Loss) on discontinued operations	(132)		(132)
Net (Loss)	(6,061)		(6,147)
Net loss (income) attributable to the noncontrolling interest	(51)		(51)
Net (Loss) attributable to Two Rivers Water Company	$(6,112)	$(86)	$(6,198)

(Loss) Per Share - Basic and Dilutive:
(Loss) from continuing operations	$(0.27)		$(0.27)
(Loss) from discontinued operations	-		-
Total	$(0.27)		$(0.27)
Weighted Average Shares Outstanding:
Basic and Dilutive	22,156		22,156

To account for the beneficial conversion feature in the Series B debt, for the three and nine months ended September 30, 2011, the earnings would be reduced by $22,000, which would not have an effect on the reported earnings per share.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Consolidated Statement of Cash Flows (in thousands)
	For the year ended December 31,
	2011	CHANGE	2011 RESTATED
Cash Flows from Operating Activities:
Net (Loss)	$(6,061)	$(86)	$(6,147)
Adjustments to reconcile net income or (loss) to net cash (used in) operating activities:
Depreciation (including discontinued operations)	102		102
Amortization of debt issuance costs and pre-paids	370	86	456
Legendary Investment sale and write off	-		-
Increase in reserves and impairments (discontinued operations)	-		-
Loss from REOs sold (discontinued operations)	-		-
Loss on sale of investments and assets held (discontinued operations)	132		132
(Gain) on extinguishment of notes payables	(196)		(196)
(Gain) Bargain Purchase Value adjustment	(1,736)		(1,736)
Realized (Gain) of market securities	(18)		(18)
Beneficial conversion	-		-
Stock based compensation and warrant expense	2,678		2,678
Stock for services	938		938
Options for Services	107		107
Net change in operating assets and liabilities:
Decrease (increase) in advances & accounts receivable	(49)		(49)
(Increase) in farm product	(43)		(43)
(Increase) decrease in deposits, prepaid expenses and other assets	(4)		(4)
Increase in accounts payable	168		168
Increase (decrease) in accrued liabilities and other	400		400
Net Cash (Used in) Operating Activities	(3,212)	-	(3,212)

Cash Flows from Investing Activities:
Investments (increased)/decreased
Boston real estate and other residential real estate	-		-
Proceeds from REO properties and other assets sold	-		-
Marketable securities purchased	(331)		(331)
Marketable securities sold	162		162
Retirement of Stock	(76)	76	-
Proceeds from asset held for sale	-		-
Proceeds from fixed assets sold	-		-
Purchase of property, equipment and software	(947)		(947)
Purchase of real estate option	-		-
Purchase of land, water shares, infrastructure	(1,064)		(1,064)
Dam construction	(359)		(359)
Other assets	-		-
Net Cash (Used in) Investing Activities	(2,615)	76	(2,539)

(continued on next page)

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

(continued from prior page)

Cash Flows from Financing Activities:
Proceeds from issuance of convertible notes	7,332		7,332
Payment of offering costs	(664)		(664)
Payment on notes payable	(1,217)		(1,217)
Payment for settlement of note payable	(105)		(105)
(Decrease) in short term borrowings	-		-
Options and warrants exercised	613		613
Increase in long term borrowings	-		-
Retirement of common stock	-	(76)	(76)
Private placement - net of offering costs	-		-
Net Cash Provided by Financing Activities	5,959	(76)	5,883
Net Increase in Cash & Cash Equivalents	132		132

Beginning Cash & Cash Equivalents	645		645
Ending Cash & Cash Equivalents	$777	$-	$777

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$435		$435
Cash received from income tax refunds	$-		$-
Conversion of note receivable for loan on land	$-		$-
Common stock issued for land and water share purchase	$-		$-
Common stock issued in conjunction with extinguishment of notes payable	$1,499		$1,499
Acquisition of Orlando Reservoir for seller financed note payable	$187		$187
Stock issued for partial payment for the purchase of Orlando Reservoir No.2, LLC	$1,557		$1,557
Stock issued for non-controlling interest in HCIC	$-		$-
Equipment purchases financed	$146		$146
Fair value of warrants issued with Series B offering	$1,675		$1,675
Value of beneficial conversion with Series B Offering	$-	$1,490	$1,490
Stock & warrants for debt issuance costs	$369		$369

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Consolidated Statement of Changes in Stockholders’ Equity
(In thousands)
				Other Comprehensive Income (Expense)
	Voting Common Stock		Additional Paid-in Capital			Non-
					Accumulated (Deficit)	Controlling	Stockholders'
	Shares	Amount				Interest	Equity
Balances, December 31, 2010	19,782	$20	$28,949	$-	$(13,587)	$2,111	$17,493
Net Income (Loss)	-	-	-	-	(6,112)	-	(6,112)
Stock-based compensation expense	2	-	2,678	-	-	-	2,678
Options Exercised	452	-	563	-	-	-	563
Warrants Exercised	50	-	50	-	-	-	50
Warrants issued	-	-	1,805	-	-	-	1,805
Options issued for services	-	-	107	-	-	-	107
RSUs issued	1,148	1	(1)	-	-	-	-
Stock issued in exchange for debt	1,372	2	3,330	-	-	-	3,332
Gain(Loss) attributable to noncontrolling entity	-	-	-	-	-	51	51
Stock issued for services	490	-	938	-	-	-	938
Unrealized gain (loss) on securities available for sale	-	-	-	(51)	-	-	(51)
Retirement of Stock - open market purchases	(37)	-	(62)	-	-	-	(62)
Adjustments from restatement	-	-	1,490	-	(86)	-	1,404
Balances, December 31, 2011	23,259	$23	$39,847	$(51)	$(19,785)	$2,162	$22,196

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Two Rivers and its subsidiaries, Farms, F-1, F-2, TR Water, Mutual Ditch Company, Orlando, and discontinued operations.  All significant inter-company balances and transactions have been eliminated in consolidation.

On August 17, 2009, Two Rivers and Two Rivers Basin, LLC (“TRB” an unrelated company) formed HCIC Holdings LLC (“HCIC”, a joint venture).  Each entity owned 50% interest in HCIC.  On September 14, 2010, TRWC purchased 100% of TRB’s ownership of HCIC through a merger and issuance of 7,500,000 shares of the Company’s stock to the members of TRB.

During the period from August 17, 2009 until the merger on September 14, 2010, due to the Company being the sole contributor of operational cash, without which HCIC would be unable to operate, the Company treated its investment in HCIC as a Variable Interest Entity (VIE) and under US GAAP consolidated HCIC (ASC Section 323.10.15 and 323.10.15-6).

On March 17, 2010, Two Rivers formed Two Rivers Farms, LLC and Two Rivers Energy, LLC as its wholly-owned subsidiaries.  Therefore, 100% of Farming and Energy operations and balance sheets are consolidated into Two Rivers.

On July 13, 2010, Two Rivers formed Two Rivers Water, LLC as its wholly-owned subsidiary.  Therefore, 100% of Water operations and balance sheets are consolidated into Two Rivers.

Non-controlling Interest

Non-controlling interest is recorded for the Mutual Ditch Company that are consolidated but are not wholly owned by the Company.

Below is the breakdown of the non-controlling interest’s share of gains.

	Year ended December 31, 2011	Year ended December 31, 2010
Mutual Ditch Company	$51,000	$4,000

The Company owns 91% of the Mutual Ditch Company.  As of December 31, 2011, the non-controlling members’ equity in the Mutual Ditch Company was $2,162,000.

Reclassification

Certain amounts previously reported have been reclassified to conform to current presentation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions.  These estimates and assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period.  Actual results could differ materially from those estimates.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Cash and Cash Equivalents

For purposes of reporting cash flows, Two Rivers Water Company considers cash and cash equivalents to include highly liquid investments with original maturities of 90 days or less. Those are readily convertible into cash and not subject to significant risk from fluctuations in interest rates.  The recorded amounts for cash equivalents approximate fair value due to the short-term nature of these financial instruments.

Concentration of Credit Risk

Financial instruments that potentially subject Two Rivers to significant concentrations of credit risk include cash equivalents, marketable investments, advances and accounts receivable.  The Company maintains its cash and investment balances in the form of bank demand deposits, money market accounts that management believes to be of high credit quality.  Accounts receivable are typically uncollateralized and are derived from transactions with and from customers primarily located in the United States.

No revenues to unaffiliated customers represented 10% or more of the Company’s revenue for the year ended December 31, 2011.

Fair Value of Measurements and Disclosures

Fair Value of Assets and Liabilities Acquired

Fair value is the price that would be received from the sale of an asset or paid to transfer a liability (i.e., an exit price) in the principal or most advantageous market in an orderly transaction between market participants.  In determining fair value, the accounting standards established a three-level hierarchy that distinguishes between (i) market data obtained or developed from independent sources (i.e., observable data inputs) and (ii) a reporting entity’s own data and assumptions that market participants would use in pricing an asset or liability (i.e., unobservable data inputs).  Financial assets and financial liabilities measured and reported at fair value are classified in one of the following categories, in order of priority of observability and objectivity of pricing inputs:

• Level 1 – Fair value based on quoted prices in active markets for identical assets or liabilities.

• Level 2 – Fair value based on significant directly observable data (other than Level 1 quoted prices) or significant indirectly observable data through corroboration with observable market data. Inputs would normally be (i) quoted prices in active markets for similar assets or liabilities, (ii) quoted prices in inactive markets for identical or similar assets or liabilities or (iii) information derived from or corroborated by observable market data.

• Level 3 – Fair value based on prices or valuation techniques that require significant unobservable data inputs.  Inputs would normally be a reporting entity’s own data and judgments about assumptions that market participants would use in pricing the asset or liability.

The fair value measurement level for an asset or liability is based on the lowest level of any input that is significant to the fair value measurement.  Valuation techniques should maximize the use of observable inputs and minimize the use of unobservable inputs.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Recurring Fair Value Measurements:

The carrying value of the Company’s financial assets and financial liabilities is their cost, which may differ from fair value.   The carrying value of cash held as demand deposits, money market and certificates of deposit, marketable investments, accounts receivable, short-term borrowings, accounts payable and accrued liabilities approximated their fair value.  Marketable investments are valued at Level 1 due to readily available market quotes. The fair value of the Company’s long-term debt, including the current portion approximated its carrying value.  Fair value for long-term debt was estimated based on quoted market prices of the identical debt instruments or values of comparable borrowings.

Nonrecurring Fair Value Measurements:

Business Acquisitions

Acquisition of the Mutual Ditch Company.  During the quarter ended March 31, 2010, the Company acquired a majority of the shares of the Mutual Ditch Company.  In order to value the acquired assets and liabilities, management considered an independent appraisal of these assets and used Level 2 inputs whereby the water rights were valued using comparable prices in markets that are not active.  The infrastructure of the Mutual Ditch Company, including water storage, ditches and diversion points, was valued at replacement cost less physical obsolescence and deterioration.  The value of the Mutual Ditch Company as of March 2, 2010 was estimated to be $24,196,000.

Acquisition of the Orlando.  During 2011, in a series of step transactions, the Company acquired the Orlando assets.  The Company’s management used Level 2 and 3 inputs to determine value and also considered an independent appraisal.  Level 2 was used whereby the water rights were valued using comparable prices in markets that are not active.  Level 3 was also used where the land and associated water assets were valued at a projected discounted cash flow method using crop production and related expenses.  The value of the Orlando was estimated to be $5,195,000. (See also Note 1, Orlando)

Acquisition	Date	Price paid*	Fair Value	Gain/(Loss)
Mutual Ditch Company	2010, Qtr 1	$24,196,000	$24,196,000	-
Orlando	2011, Qtr 3	$3,459,000	$5,195,000	$1,736,000
*Includes cash paid, seller carry back note at face value, and the Company’s stock issued.

Notes Receivable

The Company carries its notes receivable at cost or loan balance, subject to the valuation procedures described below.  The book value of these financial instruments is representative of their fair values. As of December 31, 2011 the Company eliminated the one remaining mortgage note receivable from its financial records.  However, the Company is continuing its collection process through a law firm action (see Note 11).  As of December 31, 2010, the Company had a total of $227,000 invested in mortgages receivable, net of an allowance for bad debt of $144,000.

Investments

Investments in publicly traded equity securities over which Two Rivers does not exercise significant influence are recorded at market value in accordance with ASC 320 "Investments - Debt and Equity Securities," which requires that all applicable investments be classified as trading securities, available for sale securities or held-to-maturity securities. Comprehensive income includes unrealized net gain or loss and changes in equity from the market price variations in stock and warrants held by the Company.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Land

Land acquired for farming is recorded at cost.  Some of the land acquired has not been farmed for many years, if not decades.  Therefore, additional expenditures are required to make the land ready for efficient farming.  Expenditures for leveling the land are added to the cost of the land.  Irrigation is not capitalized in the cost of Land (see Property and Equipment below). Land is not depreciated.  However, once per year, Management will assess the value of land held, and in their opinion, if the land has become impaired, Management will establish an allowance against the land.

Other Real Estate Owned

Other real estate owned is comprised of real estate and other assets acquired through foreclosure, acceptance of a deed in lieu of foreclosure or otherwise acquired from the debtor in lieu of repayment of the debt.  Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.  Revenues, expenses and subsequent adjustments to fair value less estimated costs to sell are classified as expenses for other real estate owned. Depreciation is taken on property held and rented or with intent to rent.  Depreciation on residential real estate is computed straight-line over 27.5 years.

Intangibles

Two Rivers recognizes the estimated fair value of water rights acquired by the Company’s purchase of stock in the Mutual Ditch Company and Orlando.   These intangible assets will not be amortized because they have an indefinite remaining useful life based on many factors and considerations, including, the historical upward valuation of water rights within Colorado.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation.  Depreciation is computed principally on the straight-line method over the estimated useful life of each type of asset which ranges from three to seven years.  Maintenance and repairs are charged to expense as incurred; improvements and betterments are capitalized.  Upon retirement or disposition, the related costs and accumulated depreciation are removed from the accounts, and any resulting gains or losses are credited or charged to income.

Below is a summary of premises and equipment:

Asset Type	Life in Years	December 31, 2011	December 31, 2010
Office equipment & Furniture	5 – 7	$53,000	$74,000
Computers	3	38,000	59,000
Vehicles	5	119,000	45,000
Farm equipment	7	289,000	39,000
Mobile office	10	10,000	10,000
Irrigation system	10	822,000	31,000
Website	3	7,000	2,000
Subtotal		1,338,000	260,000
Less Accumulated Depreciation		209,000	104,000
Net Book Value		$1,129,000	$156,000

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Impairments

Property and Equipment

Once per year, under the direction of our Chief Financial Officer, we will review all property, equipment and software owned by the Company and compared the net book value of such assets with the fair market value of each piece of equipment having a net book value greater than $5,000.  If it is determined that the net book value is greater than the fair market value, an impairment will be recorded.  If impairment is necessary, a loss on the value of the affected asset will be recorded, and the impairment will not be reversed in future periods.

Land

Once per year, under the direction of our Chief Financial Officer, we will review each parcel of land owned by the Company together with improvements to each parcel and compare the carrying cost with the fair market value.  If it appears that our carrying value may be greater than the fair market value, an independent appraisal will be ordered. If the appraised value is less than our carrying value, an impairment will be recorded.  If impairment is necessary, a loss on the value of our land will be recorded, and the impairment will not be reversed in future periods.

Water rights and infrastructure

Once per year, under the joint direction of our Chief Operating Officer and our Chief Financial Officer, we will assess the value of the water rights held by the Company, comparing our estimated values with recent sales of comparable water rights.  In the event that such assessment indicates that the carrying value is greater than the fair market value of the water rights, an impairment will be recorded.  If impairment is necessary, a loss on value of our water rights will be recorded, and the impairment will not be reversed in future periods.

Revenue Recognition

Farm Revenues

Revenues from farming operations are recognized when sold into the market.  All direct expenses related to farming operations are capitalized as farm inventory and recognized as a direct cost of sale upon the sale of the crops.

Water Revenues

Current water revenues are from the lease of water own by the Mutual Ditch Company to farmers in the Mutual Ditch Company service area.  Water revenues are recognized when the water is used at invoiced at the agreed upon rate per acre foot of water consumed.

Member Assessments

Once per year the Mutual Ditch Company board estimates the Mutual Ditch Company’s expenses, less anticipated water revenues, and establishes an annual assessment per ownership share.  One-half of the member assessment is recorded in the first quarter of the calendar year and the other one-half of the member assessment is recorded in the third quarter of the calendar year.  Assessments paid by Two Rivers Water Company to the Mutual Ditch Company are eliminated in consolidation of the financial statements.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

The Mutual Ditch Company does not reserve against any unpaid assessments.  Assessments due, but unpaid, are secured by the member’s ownership of the Mutual Ditch Company.  The value of this ownership is significantly greater than the annual assessments.

Stock Based Compensation

Beginning January 1, 2006, the Company adopted the provisions of ASC 718 and accounts for stock-based compensation in accordance with ASC 718.  Under the fair value recognition provisions of this standard, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which generally is the vesting period.  The Company elected the modified-prospective method, under which prior periods are not revised for comparative purposes.  The valuation provisions of ASC 718 apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified.

All options granted prior to the adoption of ASC 718 and outstanding during the periods presented were fully-vested at the date of adoption.

In December 2007, the SEC issued Staff Accounting Bulletin (“SAB”) 110 which was issued to express the understanding that the use of a “simplified” method, as discussed in SAB 107 in developing an estimate of expected term of “plain vanilla” share options in accordance with ASC 718 would be acceptable beyond December 31, 2007.  The Company adopted this standard beginning January 2008.

Income Taxes

Provision for income taxes represents actual or estimated amounts payable on tax return filings each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying balance sheets, and for operating loss and tax credit carry forwards.  The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period.  Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustment to the tax provision or benefit in the period of enactment.

The Company uses a two-step process to evaluate a tax position.  The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position.  The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements.  A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met.  Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met.  The Company reports tax-related interest and penalties as a component of income tax expense.

Based on all known facts and circumstances and current tax law, the Company believes that the total amount of unrecognized tax benefits as of December 31, 2011, is not material to its results of operations, financial condition, or cash flows.  The Company also believes that the total amount of unrecognized tax benefits as of December 31, 2011, if recognized, would not have a material effect on its effective tax rate.  The Company further believes that there are no tax positions for which it is reasonably possible, based on current tax law and policy that the unrecognized tax benefits will significantly increase or decrease over the next 12 months producing, individually or in the aggregate, a material effect on the Company's results of operations, financial condition or cash flows.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

The amount of income taxes the Company pays is subject to ongoing examinations by federal and state tax authorities.  To date, there have been no reviews performed by federal or state tax authorities on any of the Company's previously filed returns.  The Company's 2008 and later tax returns are still subject to examination.

Net Income (Loss) per Share

Basic net income per share is computed by dividing net income (loss) attributed to Two Rivers available to common shareholders for the period by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share is computed by dividing the net income for the period by the weighted average number of common and potential common shares outstanding during the period.

The dilutive effect of 4,115,474 RSUs, 1,727,562 options and 100,000 warrants at December 31, 2011, has not been included in the determination of diluted earnings per share since, under ASC 260 they would anti-dilutive.

Comprehensive Income (Loss)

Comprehensive income (loss) excludes net income or loss and changes in equity from the market price variations in securities held by the Company.  Since these securities are classified as “available for sale” any unrecognized gain or loss is shown in Other Comprehensive Income section in the Statement of Changes in Stockholders’ Equity.  At December 31, 2011 the Company had $51,000 in unrecognizable loss.

At December 31, 2011, the Company held $137,000 in highly liquid gold-based ETFs.  For financial statement presentation, this amount is included in marketable securities held for sale.

At December 31, 2010, no marketable securities were held.

Recently issued Accounting Pronouncements

Goodwill Impairment Testing

In September 2011, the FASB issued guidance to amend and simplify the rules related to testing goodwill for impairment.  The revised guidance allows an entity to make an initial qualitative evaluation, based on the entity’s events and circumstances, to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  The results of this qualitative assessment determine whether it is necessary to perform the currently required two-step impairment test.  The new guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Presentation of Comprehensive Income

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income. The issuance of ASU 2011-5 is intended to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. The guidance in ASU 2011-5 supersedes the presentation options in ASC Topic 220 and facilitates convergence of U.S. generally accepted accounting principles and International Financial Reporting Standards by eliminating the option to present components of other comprehensive income as part of the statement of changes in shareholders' equity and requiring that all non-owner changes in shareholders' equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This guidance will be applied retrospectively and early adoption is permitted. This guidance is effective for fiscal years and interim periods within those years, beginning after December 15, 2011. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

Disclosures about Offsetting Assets and Liabilities

In December 2011, FASB issued ASU No. 2011-11, Disclosures about Offsetting Assets and Liabilities which requires an entity to disclose information about offsetting and related arrangements to enable financial statement user to understand the effect of those arrangements on its financial position.  This ASU is effective for periods beginning on or after January 1, 2013.  At the present, the adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

There were various other accounting standards and interpretations issued in 2011 and 2010, none of which are expected to have a material impact on the Company’s financial position, operations or cash flows.

NOTE 3 – INVESTMENTS

Marketable securities available for sale

The Company maintains a security trading account.  It was opened during 2011.  There was no security trading account during 2010. As of December 31, 2011 there was $4,000 in cash and $137,000 in a gold ETF.   The Company holds the securities as “available for sale.”  Therefore, unrealized gains and losses are recorded as adjustment to other comprehensive income/loss in the Statement of Changes in Stockholders’ Equity and the value of the securities held are adjusted to market value.

Land

Upon purchasing land, the value is recorded at the purchase price or fair value, whichever is more accurate.  Costs incurred to prepare the land for the intended purpose, which is efficient irrigated farming, is also capitalized in the recorded cost of the land.  No amortization or depreciation is taken on Land.

Water rights and infrastructure

The Company has acquired both direct flow water rights and water storage rights.  We have obtained water rights through the purchase of shares in a mutual ditch company, which we did with our purchase of shares in the Mutual Ditch Company, or through the purchase of an entity holding water rights, which we did with our purchase of the Orlando.  The Company may also acquire water rights through outright purchase.  In all cases, such rights are recognized under decrees of the Colorado water court and administered under the jurisdiction of the Office of the State Engineer.

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Upon purchasing water rights, the value is recorded at our purchase price.  If a majority interest is acquired in a company holding water assets (potentially with other assets including water delivery infrastructure, right of ways, and land), the Company determines the fair value of the assets.  To assist with the valuation, the Company may consider reports from a third-party valuation firm.  If the value of the water rights is greater than what the Company paid then a bargain purchase gain is recognized.   If the value of the water assets are less than what the Company paid then goodwill is recognized.  For the year ended December 31, 2011, the Company recognized a bargain purchase gain from its purchase of Orlando of $1,736,000.

Subsequent to purchase, management periodically evaluates the carrying value of its assets, and if the carrying value is in excess of fair market value, the Company will establish an impairment allowance.  Currently, there are no impairments on the Company’s land and water shares.  No amortization or depreciation is taken on the water rights.

Options on real estate

As of December 31, 2010, the Company had a $100,000 option on the purchase of certain Orlando assets.  This option payment was applied during 2011 for the purchase of Orlando.

Dam and water infrastructure construction in progress

The Company has commenced engineering for the reconstruction of the dam owned by the Mutual Ditch Company.  In addition the Company is in the process of rehabilitating various outlet gates, pipes and water gates.  These costs are capitalized, and not amortized or depreciated until the dam reconstruction is completed in accordance with ASC 360 and 835.

Reconstruction costs are as follows:

	Year ended
	Dec 31 2011	Dec 31, 2010
Beginning balance	$489,000	$163,000
Additions	359,000	326,000
Retirements, deletions	-	-
Depreciation	-	-
Ending Balance	$848,000	$489,000

NOTE 4 – NOTES PAYABLE

Beginning on September 17, 2009, Two Rivers began acquiring shares in the Mutual Ditch Company and related land from a Mutual Ditch Company shareholder.  As part of these acquisitions, many of the sellers financed notes payable with Two Rivers and HCIC.  As of December 31, 2010, these loans totaled $9,126,000. As of December 31, 2011, these loans totaled $7,403,000.   The notes carry interest at 6% per annum, interest payable monthly, the principal amounts due at various dates from September 1, 2012 through March 31, 2013, and are collateralized by the Mutual Ditch Company shares and land.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

As of December 31, 2011, of the $7,403,000 in seller carry back notes, $2,114,000 provides the holders the right to convert some or all of the amounts owing into the Company’s stock at $1/share to $1.25/share.  The holder can convert anytime until the note is paid. These notes are due March 31, 2013 and September 30, 2013 with 6% annual interest, with the interest paid monthly.

During the year ended December 31, 2011, the Company exchanged $1,575,000 in Mutual Ditch Company debt into 722,222 shares of the Company’s stock, a cash payment of $37,500, and $37,500 in an unsecured note.  An expense due to loss on extinguishment of note payable of $272,000 was recognized due to the difference between the stock price conversion and the fair market value of the Company’s common stock.

During the year ended December 31, 2011, the Company offered holders of HCIC notes the option of an early payoff in exchange for a discount on the face amount of the note.  A total of $189,000 of notes was retired early and a gain on forgiveness of the HCIC notes of $84,000 was recognized and is netted against the loss of extinguishment on note payables in the statement of operations.

On January 28, 2011, the Company purchased water storage and direct flow from the Orlando Reservoir No. 2 Company, LLC (“Orlando”) for $3,100,000, which consisted of a cash payment of $100,000 and a seller financed note payable of $3,000,000.  The note was due January 28, 2014.  Interest is to be paid based on 50% of the Company’s gross profits received from all of the Company’s crop operations payment or sales where the water assets from Orlando are used and $40 per acre foot of water used.  The Company was accruing interest at 5% per annum until a better estimate can be made on the payments to be made to Orlando.  The holder of the note has an option to convert the amount of all outstanding principal and accrued and unpaid interest into common stock of Two Rivers at the conversion price of $4.00 per share.  The Company also recorded a forgiveness of debt of $384,000.

In July 2011, the Company and Orlando renegotiated the purchase of the Orlando LLC for 650,000 shares of the Company’s stock, $1,412,500 cash payment and a seller carryback note of $187,500.  The Company shares were valued at $1,557,000.  Upon the completion of the Orlando purchase, the Company engaged a water research firm to perform a valuation of Orlando.  The valuation report was issued on January 16, 2012 with an approximate value of $5,195,000.

In February 2011 the Company offered a $2,000,000 Series A convertible debt offering.  This offering was closed at the end of February, 2011.  This offering financed the land, water rights, irrigation, and farm equipment for F-1.  The terms of this debt is interest at 6% per annum, one-third of the crop profit and the right to convert debt into Company common stock at $2.50/share.  The note is due March 31, 2014.  When the debt was issued and closed, the Company’s stock was trading for less than the conversion, so no additional beneficial interest was recognized.

The one-third of crop profit will be recognized as an interest expense upon the sale of the crop.  The crop profit is defined as crop revenue less the direct cost of growing and cultivating the crop.  Direct costs includes all cost to prepare for planting, planting, caring for the crops planted, harvesting and delivering the crop to market. Further, the crop profit is only from the 500 acres of farmland that secures the Series A debt.

In June 2011, the Company offered a $6,000,000 Series B convertible debt offering.  This offering was closed at the end of August 2011 having raised $5,332,000.  This offering financed the land, water rights, and irrigation for F-2.  The terms of this debt is interest at 6% per annum and 10% of the net-crop revenue of production of farm product from land owned by F-2.  Net-crop revenue is defined as the gross selling price of the crops less basis.  Basis is the difference between the futures price for a commodity and the local cash price offered by grain buyers.  It reflects the cost of marketing grain from one point of sale to another point of sale.  The 10% net-crop revenue share is paid on the crops that are produced on the approximately 1,200 acres of farmland that secures the Series B debt.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

The Note holders have the right to convert debt into Company common stock at $2.50/share.  The notes are due June 30, 2014.

In conjunction with the Series B, the Company issued 2,132,800 warrants to the debt holders that can be converted into the Company shares at $2.50 through December 31, 2012.  The Company also issued 171,000 warrants (convertible at $2.50/share) to three broker-dealers with an expiration of September 30, 2014.  The fair value of the warrants issued was computed at $1,675,000 for the debt holder warrants. This amount was recorded as a discount on the note and is amortized over the life of the note to interest expense utilizing the effective-interest method.  There is an additional $149,000 for the broker dealer warrants, which is amortized over the warrants and recognized as interest expense.

The Company also recorded a beneficial conversion amount with Series B.  After accounting for the fair value of the warrants at $0.7854/share, the adjusted Series B conversion is $1.7146/share.  Taking into account the various closing dates of the Series B and the respective stock price of our common stock at each closing, the value of the beneficial conversion is $1,490,000.  This amount was recorded as a discount on the note and is amortized over the life of the note to interest expense utilizing the effective-interest method.  The Company estimated the effective interest rate to be 46% per annum.

Below is a summary of the Company’s long term debt:

Note	Dec 31, 2011 principal balance	Dec 31, 2011 accrued interest	Interest rate	Security
Mutual Ditch seller carry back	$7,403,000	$-	6%	Shares in the Mutual Ditch Company
Orlando purchase	187,500	3,500	7%	188 acres of land
Convertible debt Series A	2,000,000	85,500	6%	F-1 assets
Convertible debt Series B	5,332,000	160,000	6%	F-2 assets
Equipment loans	133,200	-	5 - 8%	Specific equipment
Total	$15,055,700	$249,000
Less: Current portion	(32,000)
Less: Discount on Series B	(2,919,200)
Long Term portion	$12,104,500

Schedule of principal payments due by year:

Year Ending December 31,	Principal Due
2012	$32,200
2013	14,953,500
2014	33,000
2015	30,000
2016	7,000
Total	$15,055,700

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

NOTE 5 – INFORMATION ON BUSINESS SEGMENTS

We organize our business segments based on the nature of the products and services offered.  We focus on the Water and Farming Business with Two Rivers Water Company as the Parent company.  Therefore, we report our segments by these lines of businesses: Farms and Water.  Farms contain all of our Farming Business (Farms, F-1, F-2).  Water contains our Water Business (Mutual Ditch Company and Orlando).  Our Parent category is not a separate reportable operating segment.  Segment allocations may differ from those on the face of the income statement.

In the following tables of financial data, the total of the operating results of these business segments is reconciled, as appropriate, to the corresponding consolidated amount.  There are some corporate expenses that were not allocated to the business segments, and these expenses are contained in the “Total Operating Expenses” under Parent.

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Operating results for each of the segments of the Company are as follows (in thousands):

	For the year ended December 31, 2011					For the year ended December 31, 2010
	Parent	Farms	Water	Discontinued Operations	Total	Parent	Farms	Water	Discontinued Operations	Total
Revenue
Assessments	$-	-	97	-	97	$-	-	25	-	25
Farm revenue	-	-	-	-	-	-	153	-	-	153
Water revenue	-	-	-	-	-	15	-	-	-	15
Other & misc.	-	2	5	-	7	-	3	-	-	3
	-	2	102	-	104	15	156	25	-	196
Less: direct cost of revenue	-	97	-	-	97	-	285	-	-	285
Gross Margin	-	(95)	102	-	7	15	(129)	25	-	(89)
Total Operating Expenses	(5,548)	(589)	(640)	-	(6,777)	(5,924)	(457)	(1,137)	-	(7,518)
Total Other Income/(Expense)	(160)	1,652	(652)	-	840	(909)	-	-	-	(909)
Net (Loss) Income from continuing operations before income taxes	(5,708)	968	(1,190)	-	(5,930)	(6,818)	(586)	(1,112)	-	(8,516)
Income Taxes (Expense)/Credit	-	-	-	-	-	-	-	-	-	-

Net Income (Loss) from continuing operations	(5,708)	968	(1,190)	-	(5,930)	(6,818)	(586)	(1,112)	-	(8,516)
Discontinued operations:
(Loss) from operations of discontinued real estate and mortgage business	-	-	-	(131)	(131)	-	-	-	(946)	(946)
Income tax benefit	-	-	-	-	-	-	-	-	-	-
Loss on discontinued operations	-	-	-	(131)	(131)	-	-	-	(946)	(946)
Non-controlling interest	-	-	(51)	-	(51)	-	-	(4)	-	(4)
Net (Loss) Income	$(5,708)	968	(1,241)	(131)	(6,112)	$(6,818)	(586)	(1,116)	(946)	(9,466)
Segment assets	$1,563	7,127	26,763	5	35,458	$849	105	26,236	8	27,198

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

NOTE 6 - EQUITY TRANSACTIONS

Common Stock

During the year ended December 31, 2010 the Company’s Board authorized a private placement of up to 5,000,000 shares at $1.00 per share to accredited investors.  This offering was closed on August 31, 2010 with gross proceeds of $2,900,000, representing issuance of 2,900,000 shares of the Company’s common stock, less $196,000 in direct offering costs.  The gross proceeds include the issuance of 500,000 shares valued at $1.00 per share for the purchase of land and water shares in the Mutual Ditch Company.

During the year ended December 31, 2010 the Company issued 223,333 shares valued at $296,000 in exchanged for services provided by consultants and directors.  This included 20,000 shares issued to the non-employee board of directors.

During the year ended December 31, 2011 the Company had the following common stock transactions:
•	During February 70,000 shares of our common stock were issued in exchange for consulting services.
•
In March, a total of 722,000 shares were issued to a creditor of the Company, as payment in full for the debt in the amount of $1,575,000.   At the time of the transaction, the fair value of the Company’s common stock exceeded the amount of debt retired, which resulted in a loss from debt retirement of $272,000.

•	During April, we issued 100,000 shares of our common stock in exchange for consulting services.
•	In July and September, we issued 650,000 shares of our common stock in partial payment for the purchase the Orlando.
•	During September, we issued 120,000 shares of our common stock in exchange for consulting services.
•	During December 200,000 shares of our common stock in exchange for consulting services.
•	During 2011, we issued 1,148,000 shares under our 2011 Long Term Stock Incentive Plan
•	During 2011, 452,000 options and 50,000 warrants were exercised.

Stock Options and Restrictive Stock Units (RSUs)

The Company has a Stock Incentive Plan (the "Incentive Plan"), that allows the Company to grant incentive stock options and/or purchase rights (collectively "Rights") to officers, employees, former employees and consultants of the Company and its subsidiaries.  The Board has given the ability to grant Rights to the CEO.

It is estimated that $7,523,000 in stock-based expense is remaining to be expensed in future periods, which will be fully amortized by December 31, 2015.

The Company can issue stock awards and options for nonemployee services.  If stock is granted, the Company values the stock using an average of the closing price of the Company’s stock over the period that the service was rendered.  If options are granted, the Company uses the Black-Scholes model for determining fair value.  The parameters for the Black-Scholes model are detailed later in this Note.

A summary of the Two Rivers 2005 Option Plan (“2005 Plan”) is as follows:

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

	Shares	Weighted Average Exercise Price
Outstanding, January 1, 2010	3,631,510	$1.38
Granted	20,000	2.00
Cancelled	(1,905,948)	1.41
Expired	-	-
Exercised	-	-
Outstanding, January 1, 2011	1,745,562	1.37
Granted	434,666	1.44
Cancelled	-	-
Expired	-	-
Exercised	452,362	1.25
Outstanding, December 31, 2011	1,727,866	$1.34
Options Exercisable , December 31, 2011	1,701,199	$1.31

During the year ended December 31, 2011, $600,500 in option and warrant expense was recognized, and $91,000 options previously issued and recorded at fair value was recorded as cost of debt and accreted to interest expense.

During the year ended December 31, 2011, the Company issued 394,666 options with a $1.25/share strike price and vesting immediately to a consultant as compensation for the consultant’s work in the F-1 and F-2 convertible debt offering and closing.  Using the Black-Scholes method, the fair value of these options is estimated to be $791,000.  Since these options were issued in conjunction with the successful debt placement, the fair value is being amortized over the three-year life of the convertible note, or $61,000 per quarter and is recognized as interest expense.

A summary of the Northsight option plan is as follows:

	Shares	Weighted Average Exercise Price
Outstanding, January 1, 2009	582,777	$0.50
Granted	-	-
Cancelled	(562,777)	$0.50
Expired	-	-
Exercised	-	-
Outstanding, January 1, 2010	20,000	$0.50
Granted	200,000	$0.50
Cancelled	(20,000)	$0.50
Expired	-	-
Exercised	-	-
Outstanding, December 31, 2010	200,000	$0.50
Options Exercisable , December 31, 2010	200,000	$0.50

During the year ended December 31, 2010, the Company converted for an employee 20,000 Northsight stock options to 20,000 options in Two Rivers.

Northsight issued 200,000 of its stock options to the purchaser of Legendary.   Using the Black-Scholes model of fair value, the total expense to recognize was less than $1,000 and therefore no expense was recognized.

If all of the Northsight options outstanding at December 31, 2011 were exercised, the impact on the minority interest would be immaterial.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

The Black-Scholes model of fair value was used using the following variables:

Expected stock price volatility	122%
Risk-free interest rate	2.64%
Expected option life (years)	3.3 to 5.2
Expected annual dividend yield	0%

The fair value of each option award is estimated on the date of grant using a Black-Scholes option pricing model that uses the assumptions noted in the table below. Because this option valuation model incorporates ranges of assumptions for inputs, those ranges are disclosed above. The Company utilizes historical volatility of other entities in a similar line of business for a period commensurate with the contractual term of the underlying financial instruments and used weekly intervals for price observations. The Company will continue to consider the volatilities of those entities unless circumstances change such that the identified entities are no longer similar to the Company or until there is sufficient information available to utilize the Company’s own stock volatility. The risk-free rate for periods within the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The Company believes these estimates and assumptions are reliable. However, these estimates and assumptions may change in the future based on actual experience as well as market conditions.

During the year ended December 31, 2010, the Company converted 1,905,948 of its stock options to RSUs.  Under ASC 718, a computation was made to perform a fair value of the options and the fair value of the RSUs.  Further, during the year ended December 31, 2010, an additional 3,807,140 RSUs were granted to the Company’s key employees.  The expense recognized for the year ended December 31, 2011 and 2010, is $2,678,000 and $4,841,000, respectively.  Upon the change of RSU vesting schedules, the valuation of the RSUs were recomputed and amortized in 2010.  The RSUs vest over a three year period, beginning in January, 2011.

A summary of the Two Rivers 2011 Long-Term Stock Incentive Plan (“2011 Plan”) is as follows:

Shares
Outstanding, January 1, 2010	-
Granted	5,713,088
Cancelled	-
Expired	-
Exercised	-
Outstanding, January 1, 2011	5,713,088
Granted	50,000
Cancelled	500,000
Expired	-
Exercised	1,147,614
Outstanding, December 31, 2011	4,115,474
RSUs Exercisable , December 31, 2011	-

Warrants

At the Company’s Board meeting held on February 26, 2010, the Board authorized to extend its existing warrants from a May and July, 2010 expiration date to an expiration date of December 31, 2010.  At the Company’s Board meeting held on December 16, 2010, the Board authorized to extend its $1.00 warrants from a December 31, 2010 expiration to an expiration date of December 31, 2011.  Due to the extension of the warrant expiration date, a new fair value calculation was performed using the Black-Scholes method.  Based on this calculation, an expense of $218,000 was recognized for the year ended December 31, 2010.

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Additionally, on May 3, 2011 the company issued 750,000 warrants to purchase one share of our common stock each for $2.00 per share to our investment banker, a registered broker-dealer, as compensation for being engaged as our financial advisor. Subsequent to the May 3, 2011 agreement and before December 31, 2012 the Company entered into an agreement whereby the investment banker’s warrants were reduced to 250,000 with a purchase price of $2.00/share.

As of December 31, 2011, the Company has the following warrants outstanding to purchase common stock:

No. of Warrants	Exercise Price Per Share	Expiration Date
100,000	$1.00	December 31, 2011*
2,132,800	$2.50	December 31, 2012
170,624	$2.50	September 29, 2014
250,000	$2.50	May 3, 2016
*These warrants were subsequently extended to expire on June 30, 2012.

During the year ended December 31, 2011, 50,000 warrants were exercised at $1/share with net proceeds of $50,000 to the Company.

NOTE 7 – INCOME TAXES

The Company accounts for income taxes in accordance with ASC 740, Income Taxes (formerly Statement of Financial Accounting Standard No., 109, Accounting for Income Taxes). Under the provisions of ASC 740, a deferred tax asset or liability (net of a valuation allowance) is provided in the financial statements by applying the provisions of applicable laws to measure the deferred tax consequences of temporary differences that will result in taxable or deductible amounts in future years as a result of events recognized in the financial statements in the current or preceding years.

The items accounting for the difference between income taxes computed at the federal statutory rate and the provision for income taxes consists of the following:

	December 31,
Years ended	2011	2010
Federal statutory rate	34.00%	34.00%
Effect of:
State taxes, net of federal tax benefit	3.06%	3.06%
Valuation allowance	(37.06%)	(37.06%)
Effective income tax rate	- %	- %

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Income tax provision is summarized below (in thousands):

	December 31,
Years ended	2011	2010
Current expense (benefit)
Federal	$-	$-
State	-	-
Total current	-	-
Deferred expense (benefit)
Federal	(2,461)	(1,407)
State	(221)	(127)
Total deferred	(2,682)	(1,534)
Less: valuation allowance	2,682	1,534
Total	$-	$-

We will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred.  At December 31, 2011 we had no unrecognized tax benefits in income tax expense, and do not expect any in 2012.  Our income tax returns are no longer subject to Federal tax examinations by tax authorities for year before 2008 and state examinations for years before 2007.

The components of the deferred tax asset are as follows (in thousands):

Years ended	Dec. 31, 2011
Current deferred tax assets:
Net operating loss carryforwards	$(4,216)
Bargain purchase	(643)
RSU & stock option expense	993
Entertainment & other items	7

Total current deferred tax assets	(3,860)
Valuation allowance	3,860
Effective income tax rate	$-

For the year ended December 31, 2011 and December 31, 2010 the deferred tax asset of $2,682,000 and $1,534,000, respectively, for a total of $4,216,000 is not recognized, since management has determined the tax benefit cannot be reasonably assured of being used in the near future.  The net operating loss carryforward, if not used, will expire in various years through 2030, and is severely restricted as per the Internal Revenue Code if there is a change in ownership.  The following is a summary of the combined net operating loss carryforward (in thousands):
	Federal	Colorado
Total projected tax carryforward into 2012 and beyond	$(8,571)	(3,214)

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

NOTE 8 – DISCONTINUED OPERATIONS

During the year ended December 31, 2009, the Company decided to shift its focus from the short term residential mortgage banking and ownership of residential rental property to the Water Project.  In order to assist in the funding of the Water Project, the Company began an orderly liquidation of its mortgage and real estate assets.  This liquidation has been completed by December 31, 2011.

The assets to be liquidated are presented at the lower of cost or current market values, as of December 31, 2011 and December 31, 2010 and are detailed as follows:

(in thousands)	Dec 31, 2011	Dec 31, 2010
Mortgages receivable	$-	371
Thomas Park project	-	-
Other real estate owned	-	123
Subtotal	-	494
Less allowances and depreciation	-	(237)
Net book value of property to sell	-	257
Less amounts owed on real estate to be sold	-	-
Net projected proceeds from mortgage receivables, Thomas Park, and other real estate owned	$-	257

Within the discontinued operations, during the year ended December 31, 2011 and 2010, the Company recognized a loss on disposal of real estate of $7,000 and a loss of $153,000, respectively.

Within the discontinued operations, and not including the loss on disposal of real estate, during the year ended December 31, 2011 and 2010, the Company had $ - and $76,000 in revenue, respectively.

On June 30, 2010, the Company sold its 100% interest in Legendary to its acting broker, a previous employee of Legendary, for a sales price of $9,000 plus the buyer assuming the office lease.  Legendary’s business consisted of residential real estate brokerage and residential real estate management in the Phoenix area.  The Company recognized a net gain of $12,000 in the year ended December 31, 2010.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

Operating Leases

In August 2005, the Company along with its subsidiary, Northsight entered into an office lease for the Phoenix operations for a monthly payment of $6,697, plus pass throughs, per month.  The lease expired July 31, 2010.

In February 2008, the Company opened offices at 2000 S. Colorado Blvd, Suite 200, Denver, Colorado.  The lease for this office was $4,701 per month, plus pass throughs.  The lease expired March 15, 2011.  The Company has entered into a new 12-month lease (expiring March 15, 2012) at the same location for $1,100 per month.  In February 2012, this lease was extended for an additional 24 months.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

The amounts due at the base rate are as follows:

Period	Amount Due
2012	$15,000
2013	$16,000

Two Rivers has entered into a water lease arrangement with Pueblo Board of Water Works.  The lease is effective in 2012, has a term of five years, and calls for annual payments of $100,000 beginning in April, 2012.  The annual payments can be escalated based upon the percentage increase, if any, over the previous year of the PBWW water rates for its general customers for treated water.  The lease is for up to 500 acre feet of water per year. There are no further obligations under this lease.

The purpose of the lease is two-fold; a) to establish an appropriation of a water right for exchange from the Arkansas River main stream water to various Two Rivers’ reservoirs, and b) to provide supplemental irrigation water for our farming operations through releases from those reservoirs.

Defined Contribution Plan

Two Rivers does not have a defined contribution plan.

NOTE 10 – RELATED PARTY TRANSACTIONS

In August 2009, the Company signed a one year lease for office space to be used by Two Rivers Water Company in Walsenburg Colorado.  The rate is $600 per month.  The building is owned by an officer of a subsidiary of the Company.  Management believes that this rent payment approximates the fair market value.  This lease was terminated in January, 2011 and replaced by a month-to-month signage lease at $200 per month.

On January 29, 2010, the Company purchased 5 shares of the Mutual Ditch Company from a company that is owned by a current director of the Company with a seller carry back note of $9,000, or 90% of the purchase price.  The Company paid the same amount per share and financing as to other sellers of shares of the Mutual Ditch Company.  In January 2011, the Company offered to prepay seller financing notes for a 50% discount.  On February 21, 2011, the Company paid $5,000 to fully pay the $9,000 note.

NOTE 11 – LEGAL PROCEEDINGS

Carson Suit

The Company was a co-defendant in a lawsuit filed on April 2, 2008 in Jackson County Circuit Court in Missouri.   The Company loaned money to Lydia Carson (borrower) to purchase a home in Kansas City Missouri.   The plaintiffs claimed they had a superior lien on the property that was in place before the borrower borrowed money from the Company for the purchase. On June 30, 2010, the amount owed by Lydia Carson to the Company was $253,000 (note balance of $315,000 less escrow held of $62,000).  On April 27, 2010 the Company received a judgment granting the Company a first lien position.  The Company is in the process of attempting to collect the judgment; however, due to the uncertainty of collection, this judgment was removed from the Company’s financial records.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Morrow Suit

The Company was notified in September 2009 that it was named as a defendant in a lawsuit that alleges either the Company or another third party bank did not have a proper promissory note and deed of trust against a short-term mortgage loan made to a borrower in April 2008 (“Morrow” loan and suit).   After the Company made the Morrow loan, the note was improperly transferred to Jaguar.  When the Company discovered the improper transfer, the Company requested Jaguar to return all documents to the Company or fund the loan.  On August 4, 2008, Jaguar re-assigned the note and deed of trust back to the Company.  However, Jaguar never returned to the Company the original lending file and documentation.  During the period of time that Jaguar was in possession of the Morrow file, the lawsuit alleges that Jaguar used the Morrow note and deed of trust to obtain money from another third-party bank.

Morrow sold the property representing the security interest via the deed of trust in the note in February 2009.   Closing occurred through a title company with title insurance issued.  At the closing, the Company received $77,000 as payoff on the Morrow note.  Therefore, the other third party bank did not receive any proceeds.   Presently the third party bank is suing the current owner of the property that Morrow sold for payment on the note.  The property owner has filed a complaint in State of Colorado, Adam County District Court naming Northsight and the third party bank as defendants.  The plaintiff seeks either Northsight to pay the third party bank or for the third party bank to release its claim to the property.  If Northsight is not successful in its defense, then its exposure is $77,000 plus potential fees and interest.

The Company believes it properly received the proceeds and is being represented by legal counsel to defend its position.  However, to avoid additional legal fees and potential exposure, the Company is in the process of offering a settlement to the plaintiff.  The Company has posted $100,000 with the court in respect to this matter.

There are no other legal actions that name the Company and/or its officers and directors as defendants.

NOTE 12 – SUBSEQUENT EVENTS

The Company has evaluated all subsequent events through the date the financial statements were available to be issued.

The Company’s board approved a bridge loan to provide additional capital for the expansion of its farming business.  The bridge loan is due June 30, 2012, can be extended an additional 2 months, has interest at 12% per annum, and provides for a stock incentive of 1 share of the Company’s stock for each $10 borrowed.  As of March 1, 2012, $1,500,000 was raised from the bridge loan offering.

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Financial Statements for the six months ended June 30, 2012 and June 30, 2011

TWO RIVERS WATER COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets  (In Thousands)

	June 30, 2012	December 31, 2011
		(Restated)
	(Unaudited)	(Derived from Audit)
ASSETS:
Current Assets:
Cash and cash equivalents	$1,341	$777
Marketable securities, available for sale	31	137
Advances and accounts receivable	133	87
Farm product	244	43
Deposits and other current assets	50	20
Total Current Assets	1,799	1,064

Property, equipment and software, net	1,219	1,129

Other Assets
Debt issuance costs	527	663
Land	3,657	2,968
Water rights and infrastructure	30,391	28,786
Dam and water infrastructure construction in progress	755	848
Total Other Assets	35,330	33,265
TOTAL ASSETS	$38,348	$35,458

LIABILITIES & STOCKHOLDERS' EQUITY:
Current Liabilities:
Accounts payable	$384	$631
Current portion of notes payable	10,795	32
Accrued liabilities	548	495
Total Current Liabilities	11,727	1,158
Notes Payable - Long Term	7,406	12,104
Total Liabilities	19,133	13,262

Commitments & Contingencies (Notes 2, 3, 5, 6)

Stockholders' Equity:
Common stock, $0.001 par value, 100,000,000 shares authorized, 23,884,682 and 23,258,494 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	24	23
Additional paid-in capital	43,484	39,847
Accumulated Comprehensive (Loss)	(15)	(51)
Accumulated (deficit)	(26,444)	(19,785)
Total Two Rivers Water Company Shareholders' Equity	17,049	20,034
Noncontrolling interest in subsidiary	2,166	2,162
Total Stockholders' Equity	19,215	22,196
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$38,348	$35,458

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

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TWO RIVERS WATER COMANY AND SUBSIDIARIES
Condensed Consolidated Statements of Operations  (In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue
Farm revenue	$-	$-	$-	$-
Water revenue	-	-	-	-
Member assessments	36	48	36	48
Other income	10	-	11	-
Total Revenue	46	48	47	48
Direct cost of revenue	-	-	-	-
Gross Margin (Loss)	46	48	47	48

Operating Expenses:
General and administrative	2,537	1,773	4,631	2,836
Depreciation	75	35	128	49
Total operating expenses	2,612	1,808	4,759	2,885
(Loss) from operations	(2,566)	(1,760)	(4,712)	(2,837)

Other income (expense)
Interest expense	(903)	(215)	(1,561)	(383)
Warrant expense	(242)	-	(297)	(188)
Other income (expense)	(36)	1	(36)	8
Total other income (expense)	(1,181)	(214)	(1,894)	(563)
Net (Loss) from continuing operations before taxes	(3,747)	(1,974)	(6,606)	(3,400)
Income tax (provision) benefit	-	-	-	-
Net (Loss) from continuing operations	(3,747)	(1,974)	(6,606)	(3,400)

Discontinued Operations (Note 1)
Loss from operations of discontinued real estate and mortgage business	-	(9)	-	(31)
Income tax (provision) benefit from discontinued operations	-	-	-	-
(Loss) on discontinued operations	-	(9)	-	(31)

Net (Loss)	(3,747)	(1,983)	(6,606)	(3,431)
Net loss (income) attributable to the noncontrolling interest (Note 2)	(12)	(24)	(4)	(24)
Net (Loss) attributable to Two Rivers Water Company	$(3,759)	$(2,007)	$(6,610)	$(3,455)

(Loss) Per Share - Basic and Dilutive:
(Loss) from continuing operations	$(0.15)	$(0.09)	$(0.28)	$(0.16)
(Loss) from discontinued operations	-	-	-	-
Total	$(0.15)	$(0.09)	$(0.28)	$(0.16)

Weighted Average Shares Outstanding:
Basic and Dilutive	23,531	22,054	23,374	21,054

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

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TWO RIVERS WATER COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (In Thousands)

	For the six months ended June 30,
	2012	2011
Cash Flows from Operating Activities:
Net (Loss)	$(6,606)	$(3,431)
Adjustments to reconcile net income or (loss) to net cash (used in) operating activities:
Depreciation (including discontinued operations)	128	27
Amortization of debt issuance costs and pre-paids	869	114
(Gain) Loss on extinguishment of notes payables	-	188
(Gain) Loss on sale of investments and assets held	25	27
Stock based compensation and warrant expense	2,036	1,456
Stock for services	648	367
Net change in operating assets and liabilities:
Decrease (increase) in advances & accounts receivable	(33)	(177)
(Increase) in farm product	(201)	(135)
(Increase) decrease in deposits, prepaid expenses and other assets	(43)	(32)
Decrease in long term mortgage	-	129
(Decrease) Increase in accounts payable	(247)	(27)
Increase (decrease) in accrued liabilities and other	408	156
Net Cash (Used in) Operating Activities	(3,016)	(1,338)

Cash Flows from Investing Activities:
Purchase of property, equipment and software	(18)	(707)
Purchase of land, water shares, infrastructure	(1,394)	(336)
Proceeds from securities available for resale	66	-
Construction in Progress	(81)	(32)
Net Cash (Used in) Investing Activities	(1,427)	(1,075)

Cash Flows from Financing Activities:
Proceeds from issuance of convertible notes	-	2,000
Proceeds from issuance of bridge loans	3,994	-
Payment of offering costs	(45)	(219)
Payment on notes payable	(38)	(138)
Payment for settlement of note payable	-	(105)
Proceeds from long-term debt	1,096	-
Options and warrants exercised	-	613
Net Cash Provided by Financing Activities	5,007	2,151
Net Increase in Cash & Cash Equivalents	564	(262)

Beginning Cash & Cash Equivalents	777	645
Ending Cash & Cash Equivalents	$1,341	$383
Continued on next page

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Continued from previous page
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$1,332	$242
Conversion of note receivable for loan on land	$-	$295
Common stock issued for land and water share purchase	$-	$500
Common stock issued in conjunction with extinguishment of notes payable	$-	$1,500
Acquisition of Orlando Reservoir for Seller financed note payable	$-	$3,000
Stock & warrants for debt issuance costs	$230	$-
Equipment purchases financed	$18	$120

The accompanying notes to condensed consolidated financial statements are an integral part of these statements

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

TWO RIVERS WATER COMPANY AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2012 and June 30, 2011
 (Unaudited)

NOTE 1 – ORGANIZATION AND BUSINESS

GENERAL

The following is a summary of some of the information contained in this document.  Unless the context requires otherwise, references in this document to “Two Rivers Water Company,” “Two Rivers,” or the “Company” is to Two Rivers Water Company and its subsidiaries.

Two Rivers Water Company acquires and develops high yield irrigated farmland and the associated water rights in the Arkansas River watershed, particularly along the Huerfano and Cucharas Rivers, in Southeastern Colorado.

The Company has acquired 4,915 acres of farmland and associated water rights in the watershed of the Huerfano and Cucharas Rivers.  In order to develop and maximize the value of the farmland and the water rights, the Company also acquires reservoir and interests in mutual irrigation companies.  The Company owns a 91% interest in the Huerfano Cucharas Irrigation Company, a mutual irrigation company.  The Company also purchased the Orlando Reservoir and Butte Valley water rights on the Huerfano River in February 2011.  In June 2012, the Company purchased certain assets, including crops in the ground, farmland and water rights from Dionisio Farms, an operating farm enterprise irrigated by the Bessemer Ditch from the main stem of the Arkansas River.  The Company has also agreed to purchase facilities, equipment and the produce business which is integrated with Dionisio Farms.

Two Rivers Water Company plans to operate two core businesses: (i) organic and conventional crop production from high yield irrigated farmland and (ii) water supply to municipal markets in Huerfano County and the Front Range of Colorado.  The Company’s current crop production consists of high-value, human-consumption vegetable crops, exchange-trade grains (feed corn) and silage.

The Company currently has the right and the physical capability to store 15,000 acre-feet (“AF”) of water2  within the Huerfano and Cucharas Rivers watershed.

Two Rivers Water Company Corporate Organization

The Company’s organizational structure is illustrated in the chart below.  Two Rivers Water Company is the parent company and owns 100% of Two Rivers Farms, LLC and Two Rivers Water, LLC.  Two Rivers Farms owns 100% of Two Rivers Farms F-1, LLC and Two Rivers Farms F-2, LLC.  Two Rivers Farms also owns unencumbered farmland that will eventually be redeveloped and brought into production.  Two Rivers Water, LLC owns 100% of TR Bessemer, LLC (which, in turn, holds 146 shares in the Bessemer Ditch Company), 91% of the Huerfano-Cucharas Irrigation Company (sometimes referred to elsewhere in this quarterly report as the “HCIC”) and 100% of the Orlando Reservoir No. 2 Company LLC (the “Orlando”).

Two Rivers Farms, LLC (“Farms”) – Our Farming Business

In order to put its water rights and facilities to productive use, the Company formed Farms to manage farms in proximity to our water distribution facilities and has undertaken a program of redeveloping the land, introducing modern agricultural and water management practices including deep plowing, laser leveling and installing efficient irrigation facilities.

The Company acquires farmland and associated, established and strategic water rights.  Acquisitions include currently operating and producing farms as well as farmland that has not been cultivated for many years.  For the non-operating land, Two Rivers will make capital improvements to rehabilitate the farm and maximize the beneficial use of the associated water rights.

During the 2010 growing season, approximately 400 acres of the Company’s land were farmed, primarily for wheat and feed corn, to determine the fertility of the soil and the most efficient and cost effective means of irrigation.

During 2011, the Company increased the farmable acreage to 713 acres.  However, because of the extensive drought in the area and because redevelopment of the Orlando and Phase I reconstruction of the Cucharas Reservoirs had not been completed; Farms made the decision to not produce crops on this acreage.

During the current growing season, the Company is growing, harvesting and selling a variety of crops from 405 acres irrigated from the Bessemer Ditch and is also growing roughly 150 acres of sorghum irrigated from the water rights acquired with the Orlando.

2 An acre-foot of water is the amount of water required to cover one acre to a depth of one foot.  An acre-foot of water contains 325,851 gallons, generally considered enough water to supply two average households for a year.  Annual irrigation of alfalfa in Southeastern Colorado consumes approximately three acre-feet of water per acre of crop.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Two Rivers Farms F-1, LLC (“F-1”) and Two Rivers Farms F-2, LLC (“F-2”)

On January 21, 2011 the Company formed F-1 to hold certain farming assets and as an entity to raise convertible debt financing for the Company’s expansion our farming business.  In February 2011, F-1 sold $2,000,000 in 5% per annum, 3-year convertible promissory notes that also participates in 1/3 of the crop profit from the related land.  Proceeds from these notes were used to improve irrigation systems, pay for the farmland and retire seller carry-back debt from the purchase of the HCIC.  This allowed water available through the HCIC to be used to irrigate the F-1 farms without other encumbrances.

On April 5, 2011 the Company formed F-2 to hold certain farming and water assets and as an entity to raise additional convertible debt for the Company’s expansion of our farming business. Proceeds from the notes that were sold in summer 2011, were used to acquire the Orlando and additional farmland and to install irrigation systems.

Both F-1 and F-2 lease their farmland and farming assets to Farms as the operator of the Company’s farming business.  The farms are managed by our employees who are supported, as necessary, by contract seasonal farm workers.

Butte Valley Farms

Through multiple transactions, the Company has acquired irrigable farmland and water rights in the Butte Valley.  This farmland is and will continue to be served by irrigation through the Orlando.

Approximately 1,500 acres of irrigable farmland in the Butte Valley acquired by the Company in connection with the Orlando purchase (the “Lascar-Butte Acres”) is subject to a conditional right to a repurchase by the sellers.  The repurchase option is for $1.00 but is only effective on or after September 7, 2021 and only if the sellers have previously offered to purchase from the Company at least 2,500 SFE (single family equivalent) Taps, and tendered payment of a $6,500 Water Resource Fee per SFE Tap pursuant to an agreement.  Also, the sellers of Orlando have the right after twenty years to repurchase Lascar-Butte Acres for $2,000 per acre.

In 2011 and 2012, the Company made substantial improvements to the Lascar-Butte Acres to restore the farmable land and enhance the associated water rights.  These improvements include but are not limited to installing an irrigation system, rebuilding the outlet works and diversion structure at the Orlando Reservoir, rebuilding the Orlando Ditch, laser leveling the farm land, purchasing nearby land, making filings with the water courts to enhance the water rights, and planting sorghum for harvest.  These improvements allowed the Company to commence farming on the Lascar-Butte Acres in 2012 with a crop of sorghum.  Through July 31, 2012, the Company expended in excess of $2,203,000 in rebuilding and preparing the Lascar-Butte Acres for farming and developing the associated water rights.  The Company believes these substantial improvements satisfy certain obligations under, and terminate, an additional Seller’s option to re-purchase the Lascar-Butte Acres.   The seller had an option to repurchase the Lascar-Butte Acres by September 7, 2013, if the Company did not use its best efforts to complete substantial improvements to the Lascar-Butte Acres, or if the Company did not commence farming on Lascar-Butte Acres.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Dionisio Farms Acquisition

On June 15, 2012, the Company acquired land and water rights from of Dionisio Produce and Farms, LLC and affiliated entities (“Dionisio”).  The Company purchased 146 acres of high yield irrigable farmland, and the accompanying 146 shares of Bessemer Ditch Company, a senior water right holder on the main stem of the Arkansas River, and two supplemental ground water wells.  Further, the Company entered into leases for an additional 279 irrigable acres, of which 83 acres are subject to a 20 year lease.  Dionisio has been producing vegetable crops for over 70 years and has well-established commercial relationships for the sale and distribution of its crops.  The Company is operating these acquired assets under the Dionisio name and has entered into employment agreements with members of the Dionisio family to maintain the experience and skill in producing and marketing of the vegetable crops.

Two Rivers Water Company, LLC (“TR Water”) – our Water Business

During 2011, the Company formed TR Water to secure additional water rights, rehabilitate water diversion, conveyance and storage facilities and to develop one or more special water districts.

Colorado adheres to the Prior Appropriation Doctrine, which provides for a seniority-based allocation system for water which is often described as “first in time, first in right.”  This system is administered by the Office of the State Engineer within the Colorado Division of Water Resources (“DWR”) based on judicial water decrees that define the type of use, seniority and volumetric limit of a water right.  On each tributary, DWR has full-time and seasonal personnel who monitor the flow in the river and allocate the water to individual water rights based on seniority.  Daily information about river conditions and the resulting designation of which water rights are “in priority” are posted on the Internet.  Our farmers maintain regular contact with the local water commissioner to optimize the use of the Company’s water rights.

Direct flow rights are generally senior to storage rights, because direct diversion generally preceded the development of storage reservoirs.  However, direct flow rights typically do not divert early in the spring (before the irrigation season begins), so lower priority storage rights are often exercised to store water early in the season.  The Arkansas River basin below Pueblo Reservoir also operates a Winter Storage Program that re-allocates winter direct flow rights to storage in reservoirs from November 15 to March 15 each year.  Because the Company completed needed physical renovations to both the Orlando and the Cucharas Reservoirs in early 2012, we expect to be able to participate in the Winter Storage Program and store water in both reservoirs for later irrigation use on our farms beginning this year.

The Company also has the right to divert from the natural flows of the two rivers in excess of 50 cubic feet per second which historically yields 15,000 AF of water annually, subject to river conditions and competing uses. The historic average of 15,000 AF of water is derived from a number of sources.  That sum represents the middle of a range of annual water yield which are affected by the changes in weather and resulting hydrology.  A wet year estimate of the yield from our direct flow water rights is approximately 18,000 AF.  A dry year estimate would be closer to 12,000 AF.  In estimating water supply yield, the dry-average-wet method offers a reasonable range of expected diversion.  An exception is made, however, for conditions of extreme drought, which has characterized several years of the most recent decade.  In addition, the current year is likely to be classified as an extremely dry year.  The 15,000 AF of long-term average yield from our direct diversion rights is based on a 50+ year period of record and also relies on historic studies of these rights by a variety of engineers at various times.  Our expectation is that the future conditions will be similar to the past, with cycles of wet, average and dry conditions.  In order to ameliorate the effects of such variations in the yield of our direct flow water rights, the Company has developed and will continue to develop water storage reservoirs and also plans to develop sustainable, supplemental groundwater resources in the Huerfano/Cucharas watershed.  The Company believes that a fully integrated system consisting of annually variable precipitation, a portfolio of direct diversion and storage rights, back-up groundwater production capability, and our storage and distribution facilities will create a reliable, sustainable water supply to support our expanding farming business.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

The Company is engaged in refurbishing the water management facilities of the HCIC and the Orlando infrastructure.  When the Company’s reservoirs are fully restored, they will have the physical capability and the associated rights to store in excess of 70,000 acre-feet of water.

TR Bessemer, LLC (“Bessemer”)

Bessemer was formed on June 6, 2012 as a wholly owned subsidiary of TR Water to acquire Bessemer Ditch Company shares associated with productive farmland.  Bessemer’s first acquisition (146 shares) occurred on June 15, 2012 with the acquisition of Dionisio, as discussed above.  The Company plans to purchase, lease, improve and farm additional acreage under the Bessemer Ditch and Bessemer is intended to be the holder of the associated water rights, wells and contracts.

The Huerfano-Cucharas Irrigation Company (the “HCIC”)

In order to supply its farms with irrigation water, the Company began to acquire shares in the HCIC in order to develop and put to use their historic water rights on the two rivers.  At the time the HCIC was formed in 1944, the water in the two rivers was continuously augmented by groundwater pumped from coal mines that operated in the watershed.  The augmented and natural flow of the rivers, along with the water rights and facilities of the HCIC were sufficient to provide reliable irrigation water for the HCIC mutual company’s shareholders and their expanding farm enterprises.  However, in the years following World War II, the mines began to cease production and, therefore, stopped pumping groundwater out of the mine shafts and into the river channels.  As a result of the reduction in downstream flow in the rivers, the extent of farming in the watershed could no longer be reliably irrigated.  In some years, crops failed for lack of late summer irrigation water and, over time, once thriving farms withered.  Because of such failures and the reduced flow in the rivers, the shareholders of the HCIC were unable or unwilling to adequately maintain the water diversion, conveyance and storage facilities.  Therefore, at the time the Company decided to invest in the Huerfano/Cucharas watershed, the shares in HCIC had become less valuable and the residual farming in the area had reverted primarily to pasture and dry grazing.

Beginning in 2009, the Company systematically acquired shares in the HCIC and, as of December 31, 2010, had acquired 91% of the shares, which it continues to own.   The shares were acquired from willing sellers in a series of negotiated transactions for cash and the Company’s common shares.  As the controlling shareholder, the Company currently operates the HCIC and has undertaken a long-term program to refurbish and restore the water management facilities.

Orlando Reservoir No. 2 Company, LLC (the “Orlando”)

The Orlando is a Colorado limited liability company originally formed to divert water from the Huerfano River for storage in the Orlando Reservoir to be re-timed and used for irrigation of farmland in Huerfano and Pueblo Counties.  At the time the Company began investing in the Huerfano/Cucharas watershed, the Orlando owned an historic diversion structure, a conveyance system and a reservoir and also owned a small amount of irrigable farmland.  However, the water facilities were in deteriorated condition.  Beginning in January, 2011, through a series of transactions, the latest of which closed on September 7, 2011, the Company acquired 100% ownership of the Orlando (through its wholly-owned subsidiary, TR Water) for a combination of cash, stock and seller-financing.  Promptly following the acquisition, the Company began the program for refurbishing the facilities to restore their operating efficiency.  During the quarter ended June 30, 2012, the Company completed projects to refurbish the Orlando irrigation infrastructure; these projects were partially funded through long-term loans to the Company from the Colorado Water Conservation Board.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

The Orlando assets include not only the reservoir, but also the most senior direct flow water right on the Huerfano River (the #1 priority), along with the #9 priority and miscellaneous junior water rights.  These water rights are now integrated with the Company’s other water rights on the Huerfano and Cucharas River to optimize the natural water supply.  In addition, the water storage rights and the physical storage reservoirs are critical to water supply reliability in the watershed, because the storage system allows the natural spring runoff from snowmelt to be captured and re-timed for delivery to irrigate crops throughout the growing season.  Coupled with the Company’s distribution facilities and farmland, these water diversion and storage rights are expected to provide consistent supplies to irrigate and grow our crops.

Discontinued Operations

In early 2009, the Company (then named Navidec Financial Services, Inc.) discontinued its short-term real estate lending and development in an effort to reduce its exposure to credit risk.  The wind down of discontinued operations was completed by December 31, 2011.

Management plans for funding future operations

During the six months ended June 30, 2012, the Company placed a $3,994,000 bridge loan (the “Bridge Loan”) with a group of private lenders, including the Company’s CEO who lent $994,000 of the total.  The Bridge Loan is unsecured, pays monthly interest at 12% per annum, and is due October 31, 2012.  The holders of the Bridge Loan also received one share of the Company’s stock for each $10 of loan principal, and the principal of the Bridge Loan is convertible into the Company’s common stock under certain conditions. The Company anticipates retiring any portion of the Bridge Loan not converted to common stock from the proceeds of a take-out equity financing currently under development.

As of June 30, 2012, the Company had $1,341,000 in demand deposits and $31,000 in highly liquid gold ETFs.  These funds, along with the anticipated additional debt and equity financing are expected to provide sufficient capital to implement the Company’s business plans through 2013.

NOTE 2 – RESTATEMENT AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Restatement

We have restated the results for the period ended December 31, 2011, which were reported originally in our Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) on March 8, 2012.

During the recently completed tri-annual review of the Company’s filing, the SEC recommended enhanced disclosure. Based, in part, on the SEC’s review, the Company has adopted guidance from ASC 470-20 as it relates to its Series B convertible debt.  Previously the Company did not account for the beneficial conversion feature of the Series B debt.   For the year ended December 31, 2011, the beneficial conversion feature increased the Company’s paid in capital and increased the discount on the Series B note by $1,490,000.

Below is detail on the December 31, 2011 restatement.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Consolidated Balance Sheet (in thousands)	December 31,
	2011	CHANGE	2011 RESTATED
ASSETS:
Current Assets:
Cash and cash equivalents	$777		$777
Marketable securities, available for sale	137		137
Advances and accounts receivable	87		87
Farm product	43		43
Deposits and other current assets	20		20
Total Current Assets	1,064		1,064

Property, equipment and software, net	1,129		1,129

Other Assets
Debt issuance costs	663		663
Land (Note 2)	2,968		2,968
Water rights and infrastructure	28,786		28,786
Options on real estate and water shares	-		-
Dam and water infrastructure construction in progress	848		848
Discontinued operations - assets held for sale	-		-
Total Other Assets	33,265		33,265
TOTAL ASSETS	$35,458		$35,458

LIABILITIES & STOCKHOLDERS' EQUITY:
Current Liabilities:
Accounts payable	$631		$631
Current portion of notes payable	32		32
Accrued liabilities	495		495
Total Current Liabilities	1,158		1,158
Notes Payable - Long Term	13,508	(1,404)	12,104
Total Liabilities	14,666	(1,404)	13,262

Stockholders' Equity:
Common stock, $0.001 par value, 100,000,000 shares authorized, 23,258,494 and 19,782,916 shares issued and outstanding at December 31, 2011 and 2010, respectively	23		23
Additional paid-in capital	38,357	1,490	39,847
Accumulated Comprehensive (Loss)	(51)		(51)
Accumulated (deficit)	(19,699)	(86)	(19,785)
Total Two Rivers Water Company Shareholders' Equity	18,630	1,404	20,034
Noncontrolling interest in subsidiary	2,162		2,162
Total Stockholders' Equity	20,792		22,196
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$35,458		$35,458

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Two Rivers Water Company and its subsidiaries, Farms, F-1, F-2, TR Water, the HCIC, the Orlando, Bessemer and discontinued operations.  All significant inter-company balances and transactions have been eliminated in consolidation.  The Company has completed the termination of the discontinued operations.

Non-controlling Interest

The Company owns 91% of the HCIC, so the results for the HCIC are consolidated in the Company’s financial statements.  As of June 30, 2012, the non-controlling members’ equity in the HCIC (the remaining 9% ownership interests) was $2,154,000.

Below is the breakdown of the non-controlling interests’ share of gains.

	For the three months ended,		For the six months ended,
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
HCIC	$12,000	$24,000	$4,000	$24,000

The non-controlling interests’ shares are assessed their pro-rata share of expected expenses to operate the HCIC.

Reclassification

Certain amounts previously reported have been reclassified to conform to the current presentation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions.  These estimates and assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period.  Actual results could differ materially from those estimates.

Fair Value of Measurements and Disclosures

Fair Value of Assets and Liabilities Acquired

Fair value is the price that would be received from the sale of an asset or paid to transfer a liability (i.e., an exit price) in the principal or most advantageous market in an orderly transaction between market participants.  In determining fair value, the accounting standards establish a three-level hierarchy that distinguishes between (i) market data obtained or developed from independent sources (i.e., observable data inputs) and (ii) a reporting entity’s own data and assumptions that market participants would use in pricing an asset or liability (i.e., unobservable data inputs).  Financial assets and financial liabilities measured and reported at fair value are classified in one of the following categories, in order of priority of observability and objectivity of pricing inputs:

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

• Level 1 – Fair value based on quoted prices in active markets for identical assets or liabilities.

• Level 2 – Fair value based on significant directly observable data (other than Level 1 quoted prices) or significant indirectly observable data through corroboration with observable market data.  Inputs would normally be (i) quoted prices in active markets for similar assets or liabilities, (ii) quoted prices in inactive markets for identical or similar assets or liabilities or (iii) information derived from or corroborated by observable market data.

• Level 3 – Fair value based on prices or valuation techniques that require significant unobservable data inputs.  Inputs would normally be a reporting entity’s own data and judgments about assumptions that market participants would use in pricing the asset or liability.

The fair value measurement level for an asset or liability is based on the lowest level of any input that is significant to the fair value measurement.  Valuation techniques should maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible.

Recurring Fair Value Measurements:

The carrying value of the Company’s financial assets and financial liabilities is their cost, which may differ from fair value.  The carrying value of cash held as demand deposits, money market and certificates of deposit, accounts receivable, short-term borrowings, accounts payable and accrued liabilities approximated their fair value.  Marketable securities are valued at Level 1 due to readily available market quotes.  The fair value of the Company’s long-term debt, including the current portion, approximate its carrying value.

Revenue Recognition

Farm Revenues

Revenues from farming operations are recognized when resulting crops are sold into the market.  All direct expenses related to farming operations are capitalized as farm product and recognized as a direct cost of sale upon the sale of the crops.

Water Revenues

Current water revenues are from the sale of water arising under water rights owned by the HCIC to farmers in the HCIC service area who are not affiliated with the Company.  Water revenues are recognized when the water is invoiced at the established rate per acre foot of water consumed.

Member Assessments

Once per year the HCIC board estimates that company’s expenses, less anticipated water revenues, and establishes an annual assessment per ownership share.  One-half of the member assessment is recorded in the second quarter of the calendar year and the other one-half of the member assessment is recorded in the fourth quarter of the calendar year.  Assessments paid by Two Rivers Water Company to the HCIC are eliminated in consolidation of our financial statements.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

The HCIC does not reserve against any unpaid assessments.  Assessments due, but unpaid, are secured by the member’s shares of the HCIC.  The value of this ownership is significantly greater than the annual assessments.  If assessments are not paid, after proper notifications to the delinquent party and a set time, the shares are offered at the amount of assessments due including interest and fees.

Net Income (Loss) per Share

Basic net income per share is computed by dividing net income (loss) attributed to the Company available to common shareholders for the period by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share is computed by dividing the net income for the period by the weighted average number of common and potential common shares outstanding during the period.

The dilutive effect of 4,115,474 restricted stock units (“RSUs”), 1,727,562 options and 2,653,424 warrants at December 31, 2011, and the dilutive effect of 7,844,282 RSUs, 1,923,200 options, 2,853,424 warrants and 9,263,531 conversion rights at June 30, 2012 has not been included in the determination of diluted earnings per share because, under ASC 260 their exercise would be anti-dilutive.

Comprehensive Income (Loss)

Comprehensive income (loss) excludes net income or loss and changes in equity from the market price variations in securities held by the Company.  Since these securities are classified as “available for sale” any unrecognized gain or loss is shown in Other Comprehensive Income (Loss) section in the Statement of Changes in Stockholders’ Equity.  At December 31, 2011 and June 30, 2012 the Company had $51,000 and $15,000, respectively, in unrecognized loss.

At December 31, 2011 and June 30, 2012, the Company held $137,000 and $31,000, respectively, in highly liquid gold-based ETFs.  For financial statement presentation, this amount is included in marketable securities available for sale.

Recently issued Accounting Pronouncements

Goodwill Impairment Testing

In September 2011, the FASB issued guidance to amend and simplify the rules related to testing goodwill for impairment.  The revised guidance allows an entity to make an initial qualitative evaluation, based on the entity’s events and circumstances, to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  The results of this qualitative assessment determine whether it is necessary to perform the currently required two-step impairment test.  The new guidance is effective now and has been adopted by the Company.  The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

Presentation of Comprehensive Income

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income. The issuance of ASU 2011-5 was intended to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. This guidance is effective now.  The Company’s adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Disclosures about Offsetting Assets and Liabilities

In December 2011, FASB issued ASU No. 2011-11, Disclosures about Offsetting Assets and Liabilities which requires an entity to disclose information about offsetting and related arrangements to enable financial statement user to understand the effect of those arrangements on its financial position.  This ASU is effective for periods beginning on or after January 1, 2013.  At the present, the adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

There were various other accounting standards and interpretations issued in 2012 and 2011, none of which is expected to have a material impact on the Company’s financial position, operations or cash flows.

NOTE 3 – NOTES PAYABLE

HCIC Seller Carryback Notes

Beginning on September 17, 2009, the Company began acquiring shares in the HCIC and related land from HCIC shareholders.  As part of these transactions, many of the sellers financed the acquisitions by accepting notes payable from the Company and HCIC.  As of December 31, 2011 and June 30, 2012, these loans totaled $7,362,000. The notes carry interest at 6% per annum, interest payable monthly, the principal amounts due at various dates from February 1, 2013 through September 30, 2015, and are collateralized by the HCIC shares and land.   As of June 30, 2012, due to a maturity on the seller financed notes being within 12 months, $6,762,000 of the $7,362,000 is classified as a current portion of long-term debt.

As of June 30, 2012, of the $7,362,000 in seller carry back notes, $2,114,000 provides the holders the right to convert some or all of debt into the Company’s common stock at $1/share to $1.25/share.  Each of the holders of such conversion rights can convert anytime until the related note is paid.

During the year ended December 31, 2011, the Company exchanged $1,575,000 in HCIC debt into 722,222 shares of the Company’s common stock, a cash payment of $37,500, and $37,500 in an unsecured note, which note was paid in 2012.  The fair market value of the consideration paid by the Company to induce the exchange exceeded the face amount of the debt by $272,000.  An expense due to loss on extinguishment of note payable of $272,000 was recognized due to the difference between the stock price conversion and the fair market value of the Company’s common stock.

During the year ended December 31, 2011, the Company offered holders of HCIC notes the option of an early payoff in exchange for a discount on the face amount of the note.  A total of $189,000 of notes was retired early and a gain on forgiveness of the HCIC notes of $84,000 was recognized and is netted against the loss on extinguishment of note payables mentioned above in the statement of operations.

Orlando Note

On January 28, 2011, the Company purchased water storage rights and direct flow water diversion rights from the Orlando Reservoir No. 2 Company, LLC (the “Orlando”) for $3,100,000, which consisted of a cash payment of $100,000 and a Company note payable to the seller in the amount of $3,000,000.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

However, in July 2011, the Company substantially restructured the transaction resulting in the Company acquiring the Orlando for (i) 650,000 shares of the Company’s common stock, (ii) a $1,412,500 cash payment, and (iii) a seller carryback note of $187,500 at 7% per annum with principal and interest due on January 28, 2014.  For purposes of the transaction, the Company shares were valued at $1,557,000.  Upon the completion of the Orlando purchase, the Company engaged a water research firm to perform a valuation of the Orlando.  The valuation report (which took into account the rehabilitation project then nearing completion) was issued on January 16, 2012 with an approximate value of $5,195,000.

Series A & B Notes

In February 2011 the Company closed a $2,000,000 Series A convertible debt offering to finance the land, water rights, improvements, and farm equipment for F-1.  The debt pays interest at 6% per annum to maturity on March 31, 2014 plus one-third of the F-1 crop profit.  The crop profit participation will be recognized as an interest expense upon the sale of the F-1 crop.   Holders of the debt have the right to convert its principal into Company common stock at $2.50/share.  Because conversion at $2.50/share would be accretive to the Company, no additional beneficial interest has been recorded in favor of the debt.

As noted above, one-third of crop profit will be recognized as an interest expense upon the sale of the crop. The crop profit is defined as crop revenue less the direct cost of growing and cultivating the crop.  Direct costs includes all cost to prepare for planting, planting, caring for the crops planted, harvesting and delivering the crop to market. Further, the crop profit is only from the 500 acres of farmland that secures the Series A debt.

In August 2011, the Company closed a $5,332,000 Series B convertible debt offering to finance the land, water rights, and improvements for F-2.  The debt pays interest at 6% per annum to maturity on June 30, 2014 plus 10% of the net crop revenue from land owned by F-2.  The crop profit participation will be recognized as an interest expense upon the sale of the F-2 crop.   Net-crop revenue is defined as the gross selling price of the crops less basis.  Basis is the difference between the futures price for a commodity and the local cash price offered by grain buyers.  It reflects the cost of marketing grain from one point of sale to another point of sale.  The net-crop revenue is paid on crop that are produced on the farmland that secures the Series B debt, approximately 1,200 acres.

Holders of the Series B debt also have the right to convert its principal into Company common stock at $2.50/share.

The conversion option on the Series A and Series B Notes cannot be separated from their respective notes.  However, in conjunction with the Series B Notes, the Company issued 2,132,800 warrants to purchase the Company common stock at $2.50/share through December 31, 2012.  Further, in connection with the placement of the Series A and Series B Notes, the Company also issued 171,000 warrants to purchase the Company’s common stock at $2.50/share to three broker-dealers; those warrants have an expiration of September 30, 2014.  The fair value of the warrants issued was computed at $1,675,000 for the debt holder warrants. This amount was recorded as a discount on the note and is accreted over the life of the note to interest expense utilizing the effective-interest method.  There is an additional $149,000 for the broker dealer warrants, which warrants were issued as partial compensation for the successful completion of the Series B placement.  These warrants are amortized over the life of the warrants and recognized as interest expense.

For the year ended December 31, 2011, the Company also recorded a beneficial conversion amount with Series B.  After accounting for the fair value of the warrants at $0.7854/share, the adjusted and effective Series B conversion rate is $1.7146/share.  Taking into account the various closing dates of the Series B and the respective stock price of our common stock at each closing, the value of the beneficial conversion feature is $1,490,000.  This amount was recorded as a discount on the note and is accreted over the life of the note to interest expense utilizing the effective-interest method.  The Company estimated the effective interest rate to be 46% per annum.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Below is a summary of Series B discount and accretion:

	Beginning balance	2011 discount accretion	6 months 2012 accretion	Net
Face	$5,332,000			$5,332,000
Warrant fair value	(1,675,000)	245,000	424,000	(2,496,000)
Beneficial conversion	(1,490,000)
Net	$2,167,000	245,000	424,000	$2,836,000

During the quarter ended June 30, 2012, the Company closed a short-term bridge financing (the “Bridge Loan”) in the total amount of $3,994,000.  The Company’s CEO participated as a lender in the Bridge Loan in the amount of $994,000.  The Bridge Loan pays monthly interest at 12% per annum and is due on October 31, 2012.  The Bridge Loan holders also received one share of the Company’s stock for each $10 of Bridge Loan participation. Participants in the Bridge Loan have the option of converting the principal into the Company’s common stock at the price offered in a take-out equity financing which the Company plans to complete.   In conjunction with the closing of the Bridge Loan, the Company issued 400,000 shares of its common stock to the Bridge Loan holders.  The fair value of the shares issued was determined to be $655,000, which is recorded as a debt discount being amortized on a straight-line basis over the term of the related Bridge Loan.

First National Bank of Pueblo (FNB) – Dionisio Purchase

The cost of the Dionisio land/water acquisition was $1,500,000, of which $900,000 was financed by FNB and $600,000 was paid in cash.  The purchase price has been allocated to land for $513,000; building for $35,000, and $952,000 to water rights representing the purchase of the Bessemer Ditch Company (“BIDC”) shares.  The Company has agreed to purchase facilities, equipment and the produce business which is integrated with Dionisio Farms for an additional $1,500,000.

The terms of the FNB loan is at 1% above the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks known as the Wall Street Journal Prime Rate (3.25% as of June 30, 2012), subject to a minimum of 6% per annum.   The FNB loan is secured by the Dionisio assets which include 146 shares of the BIDC.  There are five annual payments of $76,000 due each December 15 commencing December 15, 2012.  A balloon payment of all accrued interest and outstanding principal is due June 15, 2017.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Below is a summary of the Company’s debt:

Note	June 30, 2012 principal balance	June 30, 2012 accrued interest	Interest rate	Security
HCIC seller carry back	$7,362,400	$-	6%	Shares in the HCIC
Orlando purchase	187,500	10,500	7%	188 acres of land
Convertible debt Series A	2,000,000	50,000	6%	F-1 assets
Convertible debt Series B	5,332,000	159,500	6%	F-2 assets
Bridge Loan	3,994,000	-	12%	Unsecured
CWCB	1,114,000	6,000	2.5%	Certain Orlando and Farmland assets
FNB - Dionisio Farm	900,000	2,000	(1)	Dionisio farmland and 146.4 shares of BIDC, well permits
Equipment loans	138,700	700	5 - 8%	Specific equipment
Total	21,028,600	$228,700
Less: Current portion	(10,794,600)
Net long term due before discounts	10,234,000
Less: Discount on Series B	(2,496,500)
Less: Discount on Bridge Loan	(331,700)
Long Term portion	$7,405,800
Notes:
(1) Prime rate + 1%, but not less than 6%.

NOTE 4 – INFORMATION ON BUSINESS SEGMENTS
We organize our business segments based on the nature of the products and services offered. We focus on the farming business and water business with Two Rivers Water Company as the parent company. Therefore, we report our segments by these lines of businesses: Farms and Water. Farms contain all of our farming business (Farms, F-1, F-2, Dionisio). Water contains our water business (HCIC, Orlando and Bessemer).
In the following tables of financial data, the total of the operating results of these business segments is reconciled, as appropriate, to the corresponding consolidated amount. There are some corporate expenses that were not allocated to the business segments, and these expenses are contained in the “Total Operating Expenses” under Two Rivers Water Company.

While the Parent is not a separable reportable operating segment, there are some corporate expenses that were not allocated to the business segments, and these expenses are contained in the “Total Operating Expenses” under Parent. Further, segment allocations may differ from those on the face of the income statement.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Operating results for each of the segments of the Company are as follows (in thousands):

	For the six months ended June 30, 2012					For the six months ended June 30, 2011
	Parent	Farms	Water	Discontinued Operations	Total	Parent	Farms	Water	Discontinued Operations	Total
Revenue
Assessments	$-	-	-	-	-	$-	-	48	-	48
Farm revenue	-	-	-	-	-	-	-	-	-	-
Water revenue	-	-	36	-	36	-	-	-	-	-
Other & misc.	-	-	11	-	11	-	-	-	-	-
	-	-	47	-	47	-	-	48	-	48
Less: direct cost of revenue	-	-	-	-	-	-	-	-	-	-
Gross Margin	-	-	47	-	47	-	-	48	-	48
Total Operating Expenses	3,618	647	495	-	4,760	(2,409)	(248)	(228)	-	(2,885)
Total Other Income/(Expense)	1,024	646	223	-	1,893	(37)	(100)	(426)	-	(563)
Net (Loss) Income from continuing operations before income taxes	(4,642)	(1,293)	(671)	-	(6,606)	(2,446)	(348)	(606)	-	(3,400)
Income Taxes (Expense)/Credit	-	-	-	-	-	-	-	-	-	-

Net Income (Loss) from continuing operations	(4,642)	(1,293)	(671)	-	(6,606)	(2,446)	(348)	(606)	-	(3,400)
Discontinued operations:
(Loss) from operations of discontinued real estate and mortgage business	-	-	-	-	-	-	-	-	(31)	(31)
Income tax benefit	-	-	-	-	-	-	-	-	-	-
Loss on discontinued operations	-	-	-	-	-	-	-	-	(31)	(31)
Non-controlling interest	-	-	4	-	4	-	-	(24)	-	(24)
Net (Loss) Income	$(4,642)	(1,293)	(675)	-	(6,610)	$(2,446)	(348)	(630)	(31)	(3,455)
Segment assets	$1,959	9,135	27,254	-	38,348	$888	1,002	29,497	10	31,397

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

NOTE 5 – EQUITY TRANSACTIONS

Common Stock

During the six months ended June 30, 2011 the Company had the following common stock transactions:
•	During February 70,000 shares of our common stock were issued in exchange for consulting services.
•
In March, 2011 a total of 722,000 shares were issued to a creditor of the Company, as payment in full for the debt in the amount of $1,575,000.   At the time of the transaction, the fair value of the Company’s common stock exceeded the amount of debt retired, which resulted in a loss from debt retirement of $272,000.

•	During April, 2011 we issued 100,000 shares of our common stock in exchange for consulting services.

During the six months ended June 30, 2012 the Company had the following common stock transactions:
•	In January, 2012 the Company issued 50,000 shares of our common stock to the independent members of the Board in exchange for Board of Director services rendered in 2011.
•
In January, 2012 the Company issued 125,000 shares to cover 125,000 Restricted Stock Units (“RSUs”) issued to an non-executive employee under the 2011 Plan in exchange for his surrender of 250,000 options (strike price of $2.00/share) under the 2005 Plan.

•	In January, 2012 100,000 RSU shares, as part of an overall grant of 700,000 shares, were issued to the Company’s CFO pursuant to the 2011 Plan.
•	In January, 2012 200,000 shares, as part of an overall grant of 400,000 shares, were issued to a former member of the Board of Directors.
•	In February, 2012 the Company issued 83,330 shares to our investor relations consultants as partial payment for their services.
•	In March, 2012 the Company issued 400,000 shares to participating lenders in consideration of the Bridge Loan.
•	In April 2012, the Company issued 25,000 RSU shares to the estate of a previous employee under our 2011 Plan.
•	In June 2012, the Company issued 166,666 RSU shares of the total grant of 700,000 shares pursuant to the CFO’s employment agreement and to the 2011 Plan.
•	In June 2012, the Company issued 200,000 RSU shares to complete a grant of 400,000 shares to a former member of the Board of Directors.
•	In June 2012, the Company issued 50,000 shares to a key vendor, as partial payment for services performed.
•	In June 2012, the Company issued 166,666 RSU shares to a board member for consulting services performed from April 1, 2012 through June 30, 2012.
•	In June 2012, the Company issued 100,000 shares through the exercise of warrants.

Stock Incentive Plans

The Company previously had a 2005 Stock Option Plan (“2005 Plan”) that was superseded by the Two Rivers 2011 Long-Term Stock Incentive Plan (“2011 Plan”).   Upon the Company’s shareholder adoption of the 2011 Plan, the 2005 Plan stopped issuance of any further grants, except for grants previously committed by agreement.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Under the 2005 Plan, we have the following stock options issued and outstanding:

Optionee	Company Relationship	Shares	Date of Grant	Vesting Date	Performance Requirement	Expiration Date	Exercise Price		Exercised to Date
Howard Farkas	Former Director	1,023,200	Jul 2006	Jul 2006	Satisfied	Jul 2016	$1.25	-	-
Employees	Employee	40,000	Apr 2011	(1)	(2)	Apr 2021	$3.00	-	-
Wallick Associates	Consultant	600,000	(3)	(3)	Satisfied	(3)	$1.25	-	-
		1,663,200
Exercisable June 30, 2012		1,623,200
Notes:
(1) Vests 1/3 at the end of each 12 months from Date of Grant
(2) Satisfactory employee performance during vesting period
(3) Various grant dates of during 2011 and 2012. When granted, the options immediately vested. Expiration is 5 years from the date of grant.

If all of the options were exercised, $2,149,000 would be collected by the Company and yield an average share price of $1.29.

During the six months ended June 30, 2012, the Company issued 204,480 options under the 2005 Plan and pursuant to a prior written agreement with a financial consultant.  The options have a strike of $1.25/share.  Of the 204,480 options, 83,333 options were issued in conjunction with a successful debt placement; the fair value is being amortized over the three-year life of the associated debt, or $3,000 per quarter which is recognized as interest expense.  The remaining 121,147 options issued in 2012 were for current services; therefore the fair value of $44,000 was expensed to consulting expense.

Option Valuation Process

The fair value of each option award is estimated on the date of grant.  To calculate the fair value of options, the Company uses the Black-Scholes model employing the following variables:

Expected stock price volatility	78%
Risk-free interest rate	2.64%
Expected option life (years)	2.2 to 5.2
Expected annual dividend yield	0%

The Company arrived at the foregoing estimate of volatility of the Company’s common stock based on observation of pricing volatility of the publicly-traded stocks of other entities in a similar line of business for a period commensurate with the contractual term of the underlying options and used weekly intervals for price observations. The Company will continue to consider the volatilities of those other stocks unless circumstances change such that the identified entities are no longer similar to the Company or until there is sufficient information available to substitute the Company’s own stock price volatility. The risk-free rate for periods within the expected term of the options is based on the U.S. Treasury yield curve in effect at the time of grant. The Company believes these estimates and assumptions are reasonable. However, these estimates and assumptions may change in the future based on actual experience as well as market conditions.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

Under the 2011 Plan, we have issued the following Restricted Stock Units (RSUs):

Grantee	Company Relationship	RSUs issued	Date of Grant	Vesting Date	Performance Requirement	Exercised to Date
John McKowen	Chairman/CEO	2,480,948	Oct 2010	(1)	(2)	-
		1,400,000	Jan 2012	(1)	(3)	-
Gary Barber	President/COO	1,000,000	Oct 2010	(1)	(2)	-
		1,400,000	Jan 2012	(1)	(3)	-
Wayne Harding	CFO	700,000	Oct 2010	(1)	(2)	366,666
		500,000	Jan 2012	(1)	(3)	-
John Stroh	Director	220,236	Oct 2010	Jan 2011	n/a	220,236
Jolee Henry	Prior Director	400,000	Oct 2010	Jan 2011	n/a	400,000
Employees (5)	Past & Present Employees	880,000	Various	(1)	(4)	150,000
		8,981,184				1,136,902

Notes:
Above table does not show those shares that were cancelled or returned.
(1) Vests 1/3 at the end of each 12 months from Date of Grant
(2) Subject to employer deferral and employment agreement, if applicable
 (3)  Vests 1/3 when the Company's common stock is listed on a National Exchange and attains closing bid of $3 per share,  a second 1/3 when the share price attains $6 per share, and the final 1/3 when the share price attains $9 per share, respectively

(4) Satisfactory employee performance during vesting period
(5) A total of ten current and past employees are in this group

The 2011 Plan has a total of 10,000,000 shares available for grants.  With 8,981,184 RSUs and 25,000 options granted, a balance of 993,816 shares is available for grants under the 2011 Plan.

The Company can issue stock awards and options for nonemployee services.  If stock is granted, the Company values the stock using an average of the closing price of the Company’s stock over the period that the service was rendered.  If options are granted, the Company uses the Black-Scholes model for determining fair value.  The parameters for the Black-Scholes model are detailed later in this Note.

It is estimated that $7,482,000 in stock-based compensation expense will be fully amortized by December 31, 2015.

The stock-based compensation expense was $1,000,000 for the three months ended March 31, 2012 and $1,036,000 for the three months ended June 30, 2012 for a total of $2,036,000 for the six months ended June 30, 2012.

The stock-based compensation expense was $498,000 for the three months ended March 31, 2011 and $501,000 for the three months ended June 30, 2011 for a total of $999,000 for the six months ended June 30, 2011.

Warrants

On January 27, 2012, our Board of Directors authorized an extension of the expiration date of 100,000 warrants to purchase the Company’s common stock at $1.00/share held by the Elevation Fund.  The former expiration date was December 31, 2011, and the expiration date was extended to June 30, 2012.  The extension was granted in consideration of the Elevation Fund’s assistance with the Company’s capital financing.  Due to the extension of the warrant expiration date, a new fair value calculation was performed using the Black-Scholes method.  Based on this calculation, an expense of $55,000 was recognized for the three months ended June 30, 2012.  The Elevation Fund’s 100,000 warrants were exercised by June 30, 2012.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

As of June 30, 2012, the Company has outstanding the following warrants to purchase common stock:

Grantee	Company Relationship	Shares	Date of Grant	Vesting Date	Expiration Date	Exercise Price
Holders of Series B Debt	Investors	2,132,800	Aug 2011	Aug 2011	Dec 2013	$2.50
Broker Dealer Series B Debt	Placement Agent	170,624	Aug 2011	Aug 2011	Sep 2014	$2.50
Boenning Scattergood	Financial Advisor	250,000	May 2011	May 2011	May 2016	$2.00
Investor Group	Investors	300,000	Feb 2012	Mar 2012	(1)	(1)
Wedbush Securities	Financial Advisor	200,000	June 2012	June 2012	June 2017	$1.20
(1) These warrants are priced at the same price per share as the expected equity offering and expire one year after the completion of the expected equity offering.

Conversion Rights:

As of June 30, 2012, through the Company’s various capital raising activities, we have issued the following rights to convert debt into the Company’s common stock as follows:

Grantee	Company Relationship	Shares	Date of Grant	Vesting Date	Expiration Date	Exercise Price
HCIC Debt holders	Creditors	2,336,731	2010	2010	(1)	(1)
Holders of Series A Debt	Investors	800,000	Feb 2011	Feb 2011	Mar 2014	$2.50
Holders of Series B Debt	Investors	2,132,800	Aug 2011	Aug 2011	Jun 2014	$2.50
Holders of Bridge Loan	Investors	(2)	Feb 2012	Feb 2012	(3)	(3)
(1) Expiration is when the note is due which is between January and October 2013. Exercise price is from $1.00 to $1.25/share.
(2) The holders have the right to convert notes at a price discussed in Note 3 so the number of shares issued will be $3,994,000 divided by price per share.
(3) These conversion rights are priced at the same price per share as the expected equity offering and expire one year after the completion of the expected equity offering.

NOTE 6 – SUBSEQUENT EVENTS

There have been no material subsequent events through the date the financial statements were available to be issued.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the registration, all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	SEC Registration Fee
SEC Registration Fee	616.15
Printing and General Expenses *		10,000.00
Accounting Fees and Expenses *		5,000.00
Legal and Consulting Fees*		16,000.00
Blue Sky Fees/Expenses *		5,000.00
Transfer Agent Fees *		5,000.00
TOTAL*		$41,616.15
*estimated

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant has his liability limited, is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Articles of Incorporation and Bylaws filed as Exhibits 3.1 to 3.3 to this registration statement.

2.	Title 7 Chapter 109 of the Colorado Business Corporation Act

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity. Our Articles of Incorporation and Bylaws provide that our officers, Directors, control persons, employees and agents are to be indemnified to the fullest extent available under the law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers, and controlling persons against liability under the Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.
In the three-year period commencing June 30, 2009 the Company issued the following unregistered securities:

On January 5, 2010 the Board of Directors authorized a private offering of our common stock at $1.00 per share. The offering closed on August 31, 2010 after raising $2,400,000 in cash and the issuance of 500,000 shares as partial payment for land and water shares (a total of 2,900,000 shares). The offering was sold to a total of 26 shareholders all of whom qualified as accredited investors in reliance on Regulation D, Rule 506.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

On December 9, 2010 we issued 75,000 shares of our common stock in exchange for consulting services to Pelletier Management and Consulting, LLC. This offering did not involve any public offering and was exempt from registration pursuant to section 4 (2) of the Securities Act of 1933 as amended.

In January, 2011 we issued 15,000 shares of our common stock in exchange for Board of Director services to the independent members of the Board. This offering did not involve any public offering and was exempt from registration pursuant to section 4 (2) of the Securities Act of 1933 as amended.

On February 7, 2011 the Company commenced a $2 million offering of its series a Convertible Participating Notes. The offering was closed on April 19, 2011 upon receipt of the full $2 million from 12 accredited investors. The company relied on regulation D, Rule 506 as the exemption from registration.  The offering was not a managed offering however the company agreed to pay 8% commission to brokers who participated.  A total of $180,000 in commissions was paid.

On April 14, 2011 we issued 100,000 shares of our common stock in exchange for consulting services to Wolfe Axelrod Weinberger Associates, LLC.  This offering did not involve any public offering and was exempt from registration pursuant to section 4 (2) of the Securities Act of 1933 as amended.

On April 15, 2011 we issued 133,000 shares of our common stock in exchange for consulting services to Waterton Financial, Inc. This offering did not involve any public offering and was exempt from registration pursuant to section 4 (2) of the Securities Act of 1933 as amended.

In March, 2011 a total of 722,000 shares were issued to Joan and Ken Roehrich, a creditor of the Company, as payment in full for the debt in the amount of $1,500,000 in reliance of section 4 (2) of the Securities Act.

On February 18, 2011 70,000 shares of our common stock were issued in exchange for consulting services to Rockey Joe Wells.  This offering did not involve any public offering and was exempt from registration pursuant to section 4 (2) of the Securities Act of 1933 as amended.

During April, 2011 we issued 100,000 shares of our common stock in exchange for consulting services.

On June 29, 2011 the company commenced a minimum $3 million, maximum $6 million offering of our Series B Convertible Participating Notes and Series B Warrants. The offering closed on September 15, 2011 raising gross proceeds of $5,250,000 from the sale of the Notes and issuing 2,122,800 Series B Warrants to the total of 56 accredited investors in reliance on Regulation D, Rule 506. The offering was managed by Boenning & Scattergood, a Finra registered broker-dealer who received total commissions of $278,000 and Series B Warrants to purchase up to an additional 112,000 shares at $2.50 per share.

Additionally, on May 3, 2011 the company issued 750,000 warrants to purchase one share of our common stock each for two dollars per share to Boenning & Scattergood as compensation for being engaged as our financial advisor..  Boenning & Scattergood is a registered broker-dealer. On April 12, 2011 we issued to 253,333 options to purchase shares of our common stock for $1.25 to Ed Wallick and issued an additional 84,000, $1.25 options to Mr. Wallick on August 24, 2011. These options were issued in exchange for his services for acting as our investor relations coordinator.  These two issuances of securities were exempt from registration pursuant to section 4 (2) of the Securities Act as they did not involve a public offering and the investors are both accredited, and had access to all information regarding the Company.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

During the six months ended June 30, 2012 the Company had the following common stock transactions:

•	In January, 2012 the Company issued 50,000 shares of our common stock to the independent members of the Board in exchange for Board of Director services rendered in 2011.
•
In January, 2012 the Company issued 125,000 shares to cover 125,000 Restricted Stock Units (“RSUs”) issued to an non-executive employee under the 2011 Plan in exchange for his surrender of 250,000 options (strike price of $2.00/share) under the 2005 Plan.

•	In January, 2012 100,000 RSU shares, as part of an overall grant of 700,000 shares, were issued to the Company’s CFO pursuant to the 2011 Plan.
•	In January, 2012 200,000 shares, as part of an overall grant of 400,000 shares, were issued to a former member of the Board of Directors.
•	In February, 2012 the Company issued 83,330 shares to our investor relations consultants as partial payment for their services.
•	In March, 2012 the Company issued 400,000 shares to participating lenders in consideration of the Bridge Loan.
•	In April 2012, the Company issued 25,000 RSU shares to the estate of a previous employee under our 2011 Plan.
•	In June 2012, the Company issued 166,666 RSU shares of the total grant of 700,000 shares pursuant to the CFO’s employment agreement and to the 2011 Plan.
•	In June 2012, the Company issued 200,000 RSU shares to complete a grant of 400,000 shares to a former member of the Board of Directors.
•	In June 2012, the Company issued 50,000 shares to a key vendor, as partial payment for services performed.
•	In June 2012, the Company issued 166,666 RSU shares to a board member for consulting services performed from April 1, 2012 through June 30, 2012.
•	In June 2012, the Company issued 100,000 shares through the exercise of warrants.

Each of the individuals or entities who purchased or were issued shares options or warrants had access to information about our business and financial condition and were deemed capable of protecting their own interests.  The securities were issued pursuant to the private placement exemption provided by Rule 506 of the Securities Act.  These are deemed to be “restricted securities” as defined in Rule 144 under the Securities Act and the stock certificates bear a legend limiting the resale thereof.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

ITEM 16.  EXHIBITS.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-K. All Exhibits have been previously filed unless otherwise noted.

Exhibit No.	Description
3.1***	Articles of Incorporation of Navidec Capital, Inc. filed with the Colorado Secretary of State on December 20, 2002.
3.2 **	Articles of Amendment to Articles of Incorporation filed with the Colorado Secretary of State.
3.3***	Bylaws of Navidec Capital, Inc.[now known as Two Rivers Water Company]
4.1***	Form of stock certificate of Navidec Capital, Inc. [now known as Two Rivers Water Company]
4.2**	Series A Convertible Participating Notes
4.3**	Series B Convertible Participation Notes
4.4**	Series B Common Stock Purchase Warrant issued by Two Rivers Water Company
5.1**	Opinion on Legality of Davidson & Shear, LLC
5.2*	Opinion on Legality of Conn Flanigan, the Company’s general counsel
10.1**	Employment Agreement dated April 15, 2010 between Two Rivers Water and John R. McKowen.; Exhibit 10.1 to form 10K for period ended December 31, 2010
10.2**	Employment Agreement dated April 15, 2010 between Two Rivers Water and Gary Barber.; Exhibit 10.2 to form 10K for period ended December 31, 2010
10.3**	Employment Agreement between Two Rivers Water and Wayne Harding; Exhibit 10.3 to form 10K for period ended December 31, 2010
10.4**	Agreement with Boenning & Scattergood to supply financial and capital advice
10.5**	Navidec Financial Services, Inc. 2005 Stock Option Plan
10.6**	Two Rivers Water Company 2011 Long Term Stock Plan
16.12**	Letter on Change in Certifying Accountant, dated April 11, 2011; filed as Exhibit 16 to 8K reported April 7, 2011
21.1**	List of Subsidiaries of Two Rivers Water Company - Exhibit 21.1 form 10K for period ended December 31, 2010
23.1**	Consent of Schumacher & Associates
23.2**	Consent of Davidson & Shear, LLC (see Exhibit 5.1)
99.1**	Board of Director Code of Conduct Exhibit 99.1to form 10K for period ended December 31, 2010
99.2**	Audit Committee Charter Exhibit 99.2 to form 10K for period ended December 31, 2010
99.3**	Governance, Compensation and Nominating Committee Charter Exhibit 99.3 to form 10K for period ended December 31, 2010

__________________
*  Filed herewith.
** Previously filed.
*** Filed with Form 10K.
+  To be filed by amendment.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

ITEM 17.  UNDERTAKINGS.

(A)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

(6)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1/A and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, Colorado on October 1, 2012.

Two Rivers Water Company

/s/ John R McKowen
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on October 1, 2012.  Each person whose signature to the Registration Statement appears below hereby appoints John R. McKowen as such person's attorney-in-fact with full power to act alone, with full power of substitution or re-substitution, for such person and in such person's  name, place and stead, in any and all capacities to sign on such person's behalf, individually and in the capacities stated below, and to file any and all amendments and post-effective  amendments to this Registration Statement, which amendment or amendments may make such changes and additions as such attorney-in-fact may deem necessary or appropriate.

/s/ John R. McKowen
John R. McKowen, Chief Executive Officer and Chairman of the Board of Directors

/s/ Wayne Harding
Wayne Harding, Chief Financial Officer and Principal Accounting Officer

/s/ John Stroh, II
John Stroh, II, Director
/s/ Dennis Channer
Dennis Channer, Director
/s/ Brad Walker
Brad Walker, Director
/s/ Gregg Campbell
Gregg Campbell, Director

Two Rivers Water Company -- Posteffective Amendment to S-1/A-4